UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.      )

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KILROY REALTY CORPORATION

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KILROY

PROXY STATEMENT

Kilroy Realty Corporation
April 2022

ON THE COVER

Located at a physical and intellectual crossroads, Kilroy Oyster Point will serve as an incubator of ideas — a destination inspired by discovery and activated by all who arrive here. This five-phased, three million square foot project across a 50-acre waterfront site offers an energizing environment with various amenities that support wellness, connection and productivity. Successfully leased, Phase 1 offers a walkable layout among three buildings, an amenities building, and an upscale dining experience. Comprising three buildings totaling approximately 875,000 square feet, Phase 2 will see unique amenities take shape, including a first-class fitness center, conference building, hospitality concepts and abundant outdoor waterfront space. Once complete, the state-of-the-art project will be the West Coast’s largest and most dynamic community of life science companies and research institutions, reflecting our commitment to serving tenants’ needs while adding value to the greater community.

ABOUT KILROY

Kilroy Realty is a place where innovation works. We have made it our mission to provide creative work environments that spark inspiration and productivity for the country’s very best thinkers and doers. Home to approximately 250 employees, we are planning, building and managing millions of square feet of innovative and sustainable properties across the Pacific Northwest, San Francisco Bay Area, Greater Los Angeles, Greater San Diego, and Austin; spaces that redefine life for the better.

KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

April 8, 2022

To Our Fellow Stockholders:

On behalf of the entire Board of Directors of Kilroy Realty Corporation (NYSE: KRC), we are pleased to present you with KRC’s 2022 Proxy Statement and invite you to attend KRC’s 2022 annual meeting of stockholders to be held on May 19, 2022 at 8:30 a.m. local (Central) time at the Company’s Indeed Tower in Austin, Texas.

Although 2021 continued to present challenges related to the COVID-19 virus, the Company had a strong year of performance, and we remain cautiously optimistic about the state of the pandemic and the continuing increase in companies bringing their employees back to the office. In 2021, we increased our same-store cash NOI by 7.4% and ended the year with our stabilized portfolio 93.9% leased. We completed construction on over $1.0 billion of office and residential space while maintaining a strong balance sheet ending with quarterly annualized adjusted net debt to EBITDA of 5.8x. And, as a sign of financial strength in a challenging environment, we increased our common dividend by 4.0%.

2021 was also a big year for us strategically as we expanded into the Austin, Texas market with the $580.2 million acquisition of Indeed Tower, arguably the best office building in Austin’s vibrant central business district. Just last month, we announced our second Austin opportunity with the purchase of a 2.9-acre fully entitled development site in the Domain submarket, where we will build a state-of-the-art 493,000 square foot office project.

Overall, we aim to own a resilient portfolio that minimizes environmental and social impacts related to the development and operations of our buildings while maximizing the health and productivity of our tenants, employees and communities, as well as our financial returns. Our commitment to and leadership position in sustainability continues to be recognized by various industry groups and government agencies across the world and is more important now than ever. Last year, KRC proudly achieved:

•	Continuation of carbon-neutral operations since year-end 2020; and

•

LEED-certification for 72.9% of our existing properties (with 100% of our new office and life science development/redevelopment projects completed in 2021 earning LEED Gold or higher) and Fitwel certifications for 37.2% of our existing properties, a key measure of how workplaces support human health.

GRESB, the most widely recognized standard for sustainability practices in our industry, named us the 1st Listed Leader in the Americas across all asset classes. KRC has also been awarded the EPA’s highest ENERGY STAR honor, Partner of the Year Sustained Excellence, for the past six years and NAREIT’s Leader in the Light award in the Office Sector for the past eight years. KRC has also been included in the Dow Jones Sustainability World Index for five years and on Newsweek’s list of America’s Most Responsible Companies for the past three years, and was named #1 for the past three years in Calvert Research & Management’s Top 10 Most Sustainable US REITs.

In 2021, as our workforce returned to the office, we also continued to focus our attention on human capital management, and diversity, equity and inclusion in our workplaces through expanded training and employee engagement programs. We continued our commitment to community engagement in our operations through our many philanthropic endeavors. We were recognized for our work through our inclusion in Bloomberg’s 2022 Gender Equality Index for the third year in a row and there is much more to come.

The accompanying proxy materials contain detailed information about the matters on which you are being asked to vote at the annual meeting. We encourage you to submit your vote as soon as possible, whether or not you expect to attend the annual meeting. We urge you to read the materials carefully and vote in accordance with the Board’s recommendations. Your vote is very important to us.

Sincerely,

John Kilroy
Chairman of the Board,
Chief Executive Officer

KILROY REALTY CORPORATION

12200 W. Olympic Boulevard, Suite 200

Los Angeles, California 90064

April 8, 2022

To Our Fellow Stockholders:

On behalf of the Board, I would like to thank you for your investment in KRC. The Board is steadfast in its commitment to building and protecting the long-term value of the company, particularly during this period of global uncertainty. We take seriously our oversight responsibilities, including overseeing KRC’s strategy as well as KRC’s operating, financial and liquidity risks. We are also committed to our oversight of KRC’s corporate social responsibility and sustainability initiatives, including human capital management, and diversity, equity and inclusion.

Our long-standing focus on maintaining a conservative balance sheet and focusing on long-term success, as well as best-in-class governance, and linking compensation for our executive leadership team to performance and ESG, continues, as we believe this is the best way to manage market uncertainty and drive long-term value for stockholders. We further believe that KRC’s strong long-term financial performance and solid performance in 2021 are testaments to our strategy and the commitment and focus of the KRC team during a time when the need for effective leadership within organizations has never been greater.

Since KRC’s 2021 annual meeting of stockholders, we reached out to stockholders who together own approximately 63% of KRC’s outstanding common stock and requested meetings to solicit their input on key items of stockholder interest, including our executive compensation program and sustainability initiatives. We met with each of those stockholders who accepted such request and I personally led nearly all of the meetings. Feedback from these meetings helped inform key Board discussions and decisions for 2022.

In 2021, in addition to the environmental, social and governance commitment and accomplishments that John listed, the Board focused on best practices around gender and ethnic diversity, equity and inclusion in its governance role. We currently have two female Board members, representing approximately 29% of our Board. Although the continuation of the global pandemic in 2021 impacted the timing of our efforts, we are currently searching for a new director who is racially/ethnically diverse. The Board believes that improving the diversity of our Board is critical to its success and we are committed to doing so.

We greatly value the feedback we receive from you, our stockholders. Our practice of regularly engaging with stockholders will continue, as we want to ensure that your voice is heard. We encourage you to reach out with any questions or concerns that you have whether or not you expect to attend the annual meeting.

Our commitment to our stockholders remains as strong as ever. Thank you for your trust and continued support. We look forward to your participation at the annual meeting.

Sincerely,

Edward F. Brennan, PhD
Lead Independent Director

This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on our current expectations, beliefs and assumptions, and are not guarantees of future performance. Forward-looking statements are generally identified through the inclusion of words such as “believe,” “expect,” “goals” and “target” or similar statements or variations of such terms and other similar expressions. Numerous factors could cause actual future performance, results and events to differ materially from those indicated in the forward-looking statements, including, among others: global market and general economic conditions and their effect on our liquidity and financial condition and those of our tenants; adverse economic or real estate conditions generally, and specifically, in the States of California, Texas and Washington; risks associated with our investment in real estate assets, which are illiquid, and with trends in the real estate industry; defaults on or non-renewal of leases by tenants; any significant downturn in tenants’ businesses; our ability to re-lease property at or above current market rates; costs to comply with government regulations, including environmental remediation; the availability of cash for distribution and debt service and exposure to risk of default under debt obligations; increases in interest rates and our ability to manage interest rate exposure; the availability of financing on attractive terms or at all, which may adversely impact our future interest expense and our ability to pursue development, redevelopment and acquisition opportunities and refinance existing debt; a decline in real estate asset valuations, which may limit our ability to dispose of assets at attractive prices or obtain or maintain debt financing, and which may result in write-offs or impairment charges; significant competition, which may decrease the occupancy and rental rates of properties; potential losses that may not be covered by insurance; the ability to successfully complete acquisitions and dispositions on announced terms; the ability to successfully operate acquired, developed and redeveloped properties; the ability to successfully complete development and redevelopment projects on schedule and within budgeted amounts; delays or refusals in obtaining all necessary zoning, land use and other required entitlements, governmental permits and authorizations for our development and redevelopment properties; increases in anticipated capital expenditures, tenant improvement and/or leasing costs; defaults on leases for land on which some of our properties are located; adverse changes to, or enactment or implementations of, tax laws or other applicable laws, regulations or legislation, as well as business and consumer reactions to such changes; risks associated with joint venture investments, including our lack of sole decision-making authority, our reliance on co-venturers’ financial condition and disputes between us and our co-venturers; environmental uncertainties and risks related to natural disasters; our ability to maintain our status as a REIT; and uncertainties regarding the impact of the COVID-19 pandemic, and restrictions intended to prevent its spread, on our business and the economy generally. These factors are not exhaustive and additional factors could adversely affect our business and financial performance. For a discussion of additional factors that could materially adversely affect our business and financial performance, see the factors included under the caption “Risk Factors” in our most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. All forward-looking statements are based on currently available information, and speak only as of the dates on which they are made. We assume no obligation to update any forward-looking statement that becomes untrue because of subsequent events, new information or otherwise, except to the extent we are required to do so in connection with our ongoing requirements under federal securities laws.

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

Date and Time:	Thursday, May 19, 2022 at 8:30 a.m. local (Central) time

Place:	Indeed Tower located at 200 West 6th Street, Level C, Austin, TX 78701

Items of Business:	1.	Elect as directors the seven nominees named in the attached Proxy Statement.

	2.	Approve, on an advisory basis, the compensation of our named executive officers.

	3.	Ratify the appointment of Deloitte & Touche LLP as our independent auditor for the year ending December 31, 2022.

Record Date:

The Board of Directors has fixed the close of business on March 7, 2022 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Proxy Voting:

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy or voting instructions as soon as possible to ensure your shares are represented at the Annual Meeting. If you vote at the Annual Meeting, your proxy or voting instructions will not be used.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF	By Order of the Board of Directors,
PROXY MATERIALS

The Notice of Annual Meeting, Proxy Statement and our 2021 Annual Report on Form 10-K are available at www.proxyvote.com. Copies of these proxy materials are also available in the Investors — Financial Reports section of our website at http://www.kilroyrealty.com. You are encouraged to access and review all of the important information contained in our proxy materials before voting.

Tyler Rose
President and Secretary
April 8, 2022 :: Los Angeles, California

KILROY REALTY	PROXY STATEMENT	1

PROXY SUMMARY

This section highlights information about Kilroy Realty Corporation (“we,” “our,” “us” or the “Company”) and our Board of Directors (the “Board”). This section does not contain all of the information that you should consider and you should read the entire Proxy Statement before voting.

BUSINESS HIGHLIGHTS

Despite the continued challenges presented by the global pandemic, we had another successful year in 2021, as demonstrated by strong development deliveries, increased leasing activity and prudent capital allocation. Our highly experienced leadership team, led by John Kilroy (who brings over 50 years of experience to the organization), continued to effectively manage a state-of-the-art portfolio by navigating the rapidly evolving business environment. Overall, the Company’s executive management team has an average tenure of over 30 years in the real estate industry.

SAME STORE CASH NOI GROWTH(1)	DIVIDEND GROWTH	4Q 2021 NET DEBT / EBITDA(2)	CAPITAL ALLOCATION

7.4%	4.0%	5.8x	$2.3B
Year-Over-Year	Increased for 6th Consecutive Year; 48.6% Cumulative	Continued Focus on Maintaining a Strong Balance Sheet	Strong Execution of Capital Recycling Program

Over the course of 2021, we executed over 1,280,000 square feet of leases with average rental rates that were up 20.8% on a GAAP basis and 7.0% on a cash basis as compared to prior leases.(3) We sold The Exchange on 16th for approximately $1.1 billion with a gain of over $450.0 million and reinvested $1.2 billion in five off-market transactions, including the acquisition of Indeed Tower, a newly constructed 734,000 square foot office tower located in the central business district of Austin, Texas, marking the company’s entry into the Southwest region. We added more than $1.0 billion of new developments to our stabilized portfolio, including Kilroy Oyster Point Phase 1, a $570.0 million, approximately 661,000 square foot three-building development project located in South San Francisco. Additionally, we maintained our goal of carbon-neutral operations and continued to be recognized as a leader within the industry for sustainability. More information on the Company’s 2021 performance is detailed on pages 44–46.

(1)

See Appendix A for the definition of “net operating income” (“NOI”) and a reconciliation of net income available to common stockholders computed in accordance with GAAP to net operating income, for the definition of “Same Store NOI (on a GAAP and cash basis)” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to Same Store NOI (on a GAAP and cash basis), and for the definition of “adjusted net income available to stockholders” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to adjusted net income available to common stockholders. Increases are reported as 2021 performance above 2020 levels.

(2)

The net debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s annualized EBITDA, for such period. See Appendix A for a definition of EBITDA and a reconciliation of net income available to common stockholders computed in accordance with GAAP to net income available to common stockholders computed in accordance with GAAP to EBITDA, in each case presented on an annualized basis for the applicable period. The Company’s annualized EBITDA reflects our pro rata share of joint ventures. Debt is net of cash. EBITDA is adjusted for $12.2 million in bond fees.

(3)

Change in GAAP/cash rents (leases executed) is calculated as the change between GAAP/cash rents for signed leases and the expiring GAAP/cash rents for the same space. This excludes leases for which the space was vacant longer than one year, or vacant when the property was acquired by the Company.

COMPENSATION HIGHLIGHTS

The Executive Compensation Committee of the Board (the “Compensation Committee”) approved the 2021 compensation arrangements for each of the named executive officers identified on page 42 (our “NEOs”). Below are highlights of our 2021 compensation arrangements for our NEOs from the Compensation Discussion and Analysis (the “CD&A”) section of this Proxy Statement:

Continued Emphasis on Long-Term Incentive Awards and Performance-Based Compensation

•	Long-term equity compensation, tied to three-year performance and time-based vesting, is the largest component of each NEO’s total compensation opportunity.

•

Three-fourths of the 2021 annual equity awards for our NEOs are subject to performance-based vesting requirements and include a performance measure based on our relative TSR(4) (other than with respect to Ms. Ngo, as discussed below).

(4)	For purposes of this Proxy Statement, TSR is calculated assuming dividend reinvestment.

2	PROXY STATEMENT	KILROY REALTY

•	Approximately 89% of our CEO’s target TDC(5) for 2021 was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk.”

•

Approximately 80% of our other NEOs’ target TDC for 2021 was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk” (Ms. Ngo’s compensation is excluded from this analysis for purposes of this illustration as she was not an Executive Vice President or more senior officer when we structured our 2021 executive compensation program).

2021 Target

Total Direct Compensation

2021 Target Total Direct Compensation 89% At-Risk 73% Performance-Based 80% At-Risk 61% Performance-Based CEO Others NEOs 11% Base Salary 27% Annual Cash Incentive 62% Annual Long-Term Incentive 20% Base Salary 20% Annual Cash Incentive 60% Annual Long-term Incentive

(5)

As used in this Proxy Statement, “target TDC” means target total direct compensation, which is the executive’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2021.

KILROY REALTY	PROXY STATEMENT	3

CORPORATE GOVERNANCE HIGHLIGHTS

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

Lead Independent Director	✓	Dedicated Board Committee Oversight of Corporate Social Responsibility and Sustainability	✓

Supermajority Board Independence	6 of 7	Dedicated Board Committee Oversight of Succession Planning	✓

Commitment to Diverse Director Candidate Pools	✓	Comprehensive Board Risk Oversight Practices	✓

Active Board Refreshment Plans	✓	Regular Strategic Updates from the CEO	✓

Average Independent Director Tenure Less than Ten Years	9.8 years	Executive Sessions of Independent Directors	✓

Robust Director Overboarding Policy	✓	Regular Board and Committee Self-Evaluations	✓

Standing Board Committees Composed Solely of Independent Directors	✓

Robust Stockholder Rights

Majority Voting for Directors in Uncontested Elections	✓	Stockholder Right to Call Special Meeting	✓

Annual Director Elections (Declassified Board)	✓	Stockholder Right to Amend Bylaws by Majority Vote	✓

Stockholder Proxy Access Right with Market Standard Terms	✓	No Stockholder Rights Plan	✓

Annual Say-on-Pay Voting	✓

Compensation Governance Best Practices

Independent Compensation Consultant	✓	Clawback Policy	✓

Robust Stock Ownership Guidelines for Executives and Non-Employee Directors	✓	Single Trigger Change in Control Provisions	✓

Minimum Stock Holding Requirements	✓	No Excise Tax Gross-Ups	✓

Anti-Hedging Policy	✓	No Repricing of Underwater Stock Options Without Stockholder Approval	✓

Anti-Pledging Policy	✓	Regular Engagement with Investors	✓

Related Party Transactions Policy	✓

4	PROXY STATEMENT	KILROY REALTY

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY

The Company and its Board maintain a focus on corporate social responsibility and sustainability. We continuously look for new and better ways to foster a diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities and minimize our environmental impact, all while creating value for our stockholders. These efforts are overseen by the Corporate Social Responsibility and Sustainability Committee (the “CSR&S Committee”) of our Board and were of particular importance to the Company during 2021, as our employees, tenants and communities in which we operate faced challenges resulting from the ongoing COVID-19 pandemic, climate change and social injustices. Below are some recent highlights of our human capital, diversity and sustainability initiatives. (References to our employees in this Proxy Statement include individuals employed through our operating partnership, Kilroy Realty, L.P., as well as through Kilroy Services, LLC and Kilroy Realty TRS, Inc.).

Human Capital Development

CULTURE OF INCLUSION Continued cultivation of diverse culture of inclusion at the Company and on the Board	TRAINING AND EDUCATION Offered various training and education opportunities for employees on a broad range of topics, including DE&I and environmental sustainability

EMPLOYEE SATISFACTION

Conducted an employee satisfaction survey again in 2021 and based on the feedback shared, we are focused on expanding training and education programming and improving communication across the organization

The Company is committed to enhancing employee growth, satisfaction and wellness while maintaining a diverse and thriving culture. Our human capital development initiatives include the following:

•

Training and Education. We support the development of our employees through various training and education programs throughout their tenure at the Company, from providing initial onboarding to offering specific skill building opportunities and leadership development through workshops, online training and Company-sponsored executive coaching services for certain members of management.

—	In early 2021, we launched a dedicated online onboarding site to share resources and tools for new hires, and to acclimate new employees to our Company culture.

—

Throughout 2021, we offered several training and education opportunities to our employees across all teams and regions, including in-person workshops, virtual workshops, lunch and learns and on-line webinars.

—

We conduct annual performance and career development reviews for all employees, and to illustrate our commitment to employee growth, in 2021, we promoted 42 employees, or just over 17% of our workforce.

•

Employee Health. The mental and physical health and wellness of our employees is of central importance to our culture. We evaluate our group health and ancillary benefits annually as we seek to provide a robust benefits package.

—

We offer our employees programs such as paid parental and medical leave, fertility services (including egg freezing), discounted gym passes, an enhanced employee assistance program to provide support and assistance with various life and family matters, commuter benefits, subsidized medical, dental, vision and life insurance, parental leave coaching and health and dependent care flexible spending accounts.

KILROY REALTY	PROXY STATEMENT	5

•

Diversity. We believe cultivating a diverse culture of inclusion that makes a positive difference in our employees’ lives is vital to the success of our Company, and we have developed targeted training to improve workplace diversity, equity and inclusion, as further discussed below.

More information regarding our human capital development goals and initiatives can be found in our annual Sustainability Report on our website located at http://kilroyrealty.com/sustainability.

Diversity at the Company

We strive to have a workforce that reflects the diversity of qualified talent that is available in the markets that we serve. We believe our racial and gender diversity within our employee base is the direct result of our proactive efforts over many years to create an inclusive culture.

•

Ethnic Diversity. Approximately 44% of our employees are diverse. We recently launched a Company-wide diversity initiative to bolster our diversity, equity and inclusion efforts and communicated regularly with our employees throughout 2021 by sending emails that included links to educational and other helpful materials, and hosting events such as themed lunches to acknowledge and highlight heritage months, holidays and other cultural events. More information regarding the diversity of our employees can be found in our 2021 Consolidated US Employer Information Report (EEO-1) that is included as an appendix to our annual Sustainability Report on our website located at http://kilroyrealty.com/sustainability.

ETHNICITY 44% DIVERSE EMPLOYEES 30% DIVERSE FEMALE EMPLOYEES RACIAL GROUPS 17% ASIAN 3% BLACK / AFRICAN AMERICAN 16% HISPANIC / LATINO 1% NATIVE HAWAIIAN / PACIFIC ISLANDER 7% TWO OR MORE 56% WHITE

•

Gender Diversity. We have numerous women in key leadership roles, including our EVP, Chief Administrative Officer, our SVP, Sustainability, our SVP, Chief Accounting Officer and Controller, our SVP, Corporate Counsel and multiple other Senior Vice Presidents. Several women in the Company have received awards for their leadership in the real estate industry and/or the local business regions in which we operate. In addition, women make up more than half of our workforce.

EMPLOYEES BY CATEGORY OVERALL WORKFACE SUPERVISORS VPS & ABOVE 2021 PROMOTIONS 2021 HIRES FEMALE 57% 51% 37% 61% 61% MALE 43% 49% 63% 39% 39%

•

Bloomberg Gender Equality Index. In 2022, we were listed on the Bloomberg Gender Equality Index for the third year. The Index aims to track the performance of public companies committed to transparency in gender-data reporting and measures gender equality across five dimensions: female leadership and talent pipeline, equal pay and gender pay parity, inclusive culture, anti-sexual harassment policies and pro-women brand.

6	PROXY STATEMENT	KILROY REALTY

Diversity on the Board

Our Nominating/Corporate Governance Committee (the “Governance Committee”) and the Board understand the importance of bringing diverse experience and perspectives to the Board and as such:

•   Female Directors. In 2020, we appointed a new female independent director, Louisa Ritter, to our Board as part of our ongoing board refreshment and diversity efforts. Currently, two of our seven directors (or 29%) are female, with one serving as the Chair of the Company’s CSR&S Committee.

•   Commitment to Appoint A New Diverse Director. In addition to our recent efforts to increase gender diversity on the Board and in response to stockholder feedback, our Board is committed to appointing a new director who is racially/ethnically diverse. In connection with our recent expansion into the Southwest after our June 2021 building purchase in Austin, Texas, our Governance Committee and Board determined it was appropriate to reset the desired skillset of new director candidates to include candidates with experience in this geography. This shift, together with delays in our Board’s ability to conduct in-person interviews of director candidates following the surge of the Omicron variant in late 2021 and early 2022, have delayed our Board refreshment plans. Our Governance Committee has initiated a search for director candidates, and our Board is committed to appointing a new director meeting these criteria in 2022.

•   Board Membership Criteria. Our Corporate Governance Guidelines and Board Membership Criteria (as defined in “Corporate Governance — Director Selection, Evaluation and Communications” below) include diversity as a criteria considered by the Governance Committee and the Board in considering Board nominations. The Governance Committee and the Board consider diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience.

•   Board Refreshment. Our Governance Committee and Board has committed to including women and individuals from minority groups in the qualified pool from which new director candidates are selected when the Board undergoes any future Board refreshment.

Sustainability

We remain a committed leader in the effort to build and operate healthy and sustainable properties, which has resulted in wide recognition amongst our peers and by industry organizations around the world. Building certifications like LEED, ENERGY STAR, Fitwel, and the WELL Health-Safety Rating are one visible sign at our properties of our commitment to sustainability.

LEED CERTIFICATIONS 72.9% PORTFOLIO CERTIFIED FITWEL CERTIFICATIONS 37.2% PORTFOLIO CERTIFIED ENERGY STAR CERTIFICATIONS 79.2% PORTFOLIO CERTIFIED WEL HEALTH-SAFETY RATINGS 100% FULL SERVICE GROSS (OR DIRECTLY MANAGED)

KILROY REALTY	PROXY STATEMENT	7

Commitment to Achieving our Sustainability Goals. We have aggressive goals to reduce the energy, greenhouse gas emissions, water consumption and waste to landfill impacts of our portfolio. We are proud to have been the first North American REIT to declare that we would achieve carbon-neutral operations, and we achieved this in 2020 and 2021 through a range of strategies including: energy efficiency, onsite and offsite renewable energy generation, renewable energy certificates, and carbon offsets. In 2015, we met our goal of reducing energy consumption 10.0% from 2010 levels, and in that same year we met our goal of reducing water consumption by 10.0% from 2012 levels by 2017, two years early. Since accomplishing these goals, we have set ambitious new targets and we continue to report on our progress to drive reductions in energy use, carbon emissions, water use, and waste across our portfolio (see graphics below). On a like-for-like basis from 2020 levels, we estimate that our energy consumption increased by 8.3% and our water consumption decreased 2.3%. We continue to pursue LEED Platinum or LEED Gold certification for all new development projects, and have also achieved LEED certification at many of our existing buildings, with 72.9% of our total portfolio LEED certified as of December 31, 2021.

ENERGY USE REDUCTION GOAL: Achieve an 20% onsite reduction from 2015 energy levels by year-end 2025. 20.3 KWh/SF 19.5 KWh/SF 17.3 KWh/SF 2015 beseline 2019 2020 GREENHOUSE GAS REDUCTION ACHIEVEMENT: Scope 1+ Scope 2 Achieved a 100% reduction in GHG emissions from a 2017 base year by year end 2020. 4.8 kgCO2E/SF 3.3 kg CO2E/SF 0 kgCO2E 2017 scope 1+ 2 baseline 2019 2020 WASTE DIVERSION GOAL: Achieve a recycling annual diversion rate of at least 50% in the existing portfolio by year-end 2025 40.4% 44.5% 40.3% 2018 baseline 2019 2020 WATER REDUCTION GOAL: Reduce onsite water use 20% from 2015 levels by year-end 2025 16.0 gal/SF 14.3 gal/SF 11.1 gal/SF 2015 baseline 2019 2020 carbon - Netutral

Climate Resilience. We identify climate change as a risk to our business, an opportunity for long-term value creation and a key driver of long-term strategic business decisions. Climate-related risks and opportunities are governed by the Board through the CSR&S Committee, and the management team charged with driving progress includes representatives from sustainability, risk management, security, asset management and engineering. We became a supporter of the Task Force for Climate-Related Financial Disclosures (TCFD) in 2018, and our discussion of our climate change risks and opportunities follows that framework. In 2020, we began using The Climate Service’s Climanomics® software platform, which assesses both physical and transition risk related to climate change to empower asset and portfolio level decision-making. In connection with these analyses, we have updated various Company policies and procedures, including those related to our operations and acquisitions to manage risks and opportunities. In addition, we have incorporated these analyses into our

8	PROXY STATEMENT	KILROY REALTY

development strategy. We intend to continue to be proactive in managing climate-related risks. More information about our climate resilience work, including our climate change scenario analysis, can be found in our annual Sustainability Report on our website located at http://kilroyrealty.com/sustainability.

Industry Leading Sustainability Practices. We continue to be recognized for our industry leading sustainability practices.

•   First North American REIT to make commitment to achieving carbon-neutral operations; we achieved this commitment in 2020 and again in 2021 through energy efficiency, onsite renewables, offsite renewables, renewable energy certificates and verified carbon offsets(7)

GRESB #1 Ranking in the Americas Listed 2020
• Ranked 1st in sustainability performance among 94 responding companies in the Americas by GRESB in 2021
• Earned the highly competitive GRESB “5 Star” designation in each of the last seven years for ranking in the top 20% of companies worldwide in sustainability performance
• Recipient of the US EPA’s ENERGY STAR Partner of the Year Sustained Excellence Award for each of the last six years

•   A winner of Nareit’s 2021 Office Leader in the Light Award for the eighth year in a row, and recipient of Nareit’s Most Innovative award for 2020

•   Named #1 Most Sustainable US REIT by Calvert Research & Management in 2020, 2021 and 2022

•   Included in the Dow Jones Sustainability World Index for the fifth year in a row, one of only nine American real estate companies listed

•   Increased our LEED certified square footage by almost 1.8 million additional square feet in 2020, resulting in 72.9% of the stabilized portfolio being LEED certified at year-end 2021

•  Earned ENERGY STAR certifications for 79.2% of the eligible stabilized portfolio in 2021

•  Achieved Fitwel certification, a measure of how well workplaces support the health and wellness of occupants, for 37.2% of our stabilized portfolio

•  Awarded the Best in Building Health Fitwel Excellence Award for having the Most Certifications of All Time for the fourth time

•  Issued a third green bond in 2021, with proceeds to be used to finance investments in LEED Gold or LEED Platinum development projects

Sustainability Reporting. We are committed to providing our stockholders with transparency around our ESG sustainability indicators. We publish an annual Sustainability Report that is aligned with the Global Reporting Initiative (GRI) reporting framework. Additionally, we have expanded our voluntary ESG disclosure efforts by including certain ESG data in our Annual Report on Form 10-K aligned with the Task Force on Climate-Related Financial Disclosures (TCFD) and the Sustainability Accounting Standards Board (SASB).

To learn more about our ESG efforts, please view our annual Sustainability Report on our website located at http://kilroyrealty.com/sustainability.

Commitment to Communities. We founded KRC to build communities to connect perspectives, cultures and individuals from around the world. We know that healthy, thriving communities are our most powerful asset. As a developer, we have a unique opportunity to engage with our cities, schools, neighborhoods and workplaces to help our communities flourish. With community connectivity being one of our core values, we believe that our built environment should support that.

(7)

Carbon-neutral operations is defined as our total Scope 1 and Scope 2 market-based greenhouse gas emissions being reduced or offset through a combination of energy efficiency strategies, onsite renewable energy, offsite renewable energy procurement, renewable energy credits, and carbon offsets. Scope 1 emissions represent those produced by consuming onsite natural gas procured by the Company. Scope 2 emissions represent those produced to generate electricity consumed onsite and procured by the Company.

KILROY REALTY	PROXY STATEMENT	9

Kilroy is committed to cultivating a Company culture that makes a positive difference in its employees’ lives by supporting the whole person, celebrating our differences and unique backgrounds, promoting employee health and wellness, and dedicating ourselves to being a responsible corporate citizen with our community service and philanthropic efforts.

Our employee volunteerism and philanthropy programs are a core element of our culture and have two fundamental areas of focus: Strong Communities and Healthy Planet. Those concepts inspire our volunteerism and philanthropy initiatives.

In 2021, we were grateful to be able to return to offering in person volunteer opportunities, specifically bringing back our Kilroy Week of Service. During this week employees were encouraged to participate in a variety of regionally coordinated volunteer efforts, including participating in a beach cleanup and volunteering at a local food bank. Employees volunteered over 250 hours supporting 14 organizations across our regions.

10	PROXY STATEMENT	KILROY REALTY

VOTING INFORMATION

VOTING MATTERS AND BOARD RECOMMENDATIONS

Our Board is soliciting your proxy to vote on the following matters at our Annual Meeting to be held at 8:30 a.m. local (Central) time on May 19, 2022 at Indeed Tower located at 200 West 6th Street, Level C, Austin, TX 78701, and any adjournments or postponements of the Annual Meeting:

	Vote Required	Vote Required	Board Recommendation	Page
Proposal No. 1	Election of Seven Director Nominees	Majority of Votes Cast	For	12
Proposal No. 2	Advisory Approval of Compensation of NEOs	Majority of Votes Cast	For	22
Proposal No. 3	Ratification of Appointment of Deloitte & Touche LLP as Independent Auditor for 2022	Majority of Votes Cast	For	24

HOW TO CAST YOUR VOTE

INTERNET	PHONE	MAIL	DURING THE MEETING

Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.	Follow the instructions provided in the separate proxy card or voting instruction form you received.	Send your completed and signed proxy card or voting instruction form to the address on your proxy card or voting instruction form.	Follow the instructions provided in the notice or separate proxy card or voting instruction form you received.

On April 8, 2022, the proxy materials for our Annual Meeting, including this Proxy Statement and our 2021 Annual Report on Form 10-K (the “2021 Annual Report”), were first sent or made available to our stockholders entitled to vote at the Annual Meeting.

KILROY REALTY	PROXY STATEMENT	11

PROPOSAL 1 –
ELECTION OF DIRECTORS

The Board presently consists of seven directors. Each director is serving a term that continues until the Annual Meeting and until his or her successor is duly elected and qualified. As further described below, our Board has selected all seven of our incumbent directors for election at the Annual Meeting.

NOMINEES FOR DIRECTOR

Upon the recommendation of the Governance Committee, the Board has nominated John Kilroy, Edward F. Brennan, PhD, Jolie Hunt, Scott S. Ingraham, Louisa G. Ritter, Gary R. Stevenson and Peter B. Stoneberg for election to the Board for a term continuing until the annual meeting of stockholders to be held in 2023 and until their respective successors are duly elected and qualified. All of our director nominees are currently directors of the Company and were previously elected to serve on the Board by our stockholders. In this Proxy Statement, references to “John Kilroy” or our CEO are to John B. Kilroy, Jr.

Except as otherwise instructed, proxies solicited by this Proxy Statement will be voted “FOR” the election of each of the nominees to the Board. The nominees have consented to be named in this Proxy Statement and to serve as directors if elected. If any nominee of the Board is unable to serve, or for good cause will not serve, as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for any other persons that may be designated by the Board. As of the date of this Proxy Statement, the Board has no reason to believe that any of the director nominees named above will be unable or unwilling to stand as a nominee or to serve as a director if elected.

BOARD COMPOSITION

Board Snapshot

The following provides a snapshot of our seven director nominees:

Avg. Independent Director Tenure of 9.8 Years Ritter 2 years Hunt 7 years Stevenson 8 years Stoneberg 8 years Ingraham 14 years Brennan 18 years Independence 6 of 7 director nominees are independent Age 2 2 3 <60 years 60-66 years >66 years Gender Diversity 28.6% 71.4% Men Women

12	PROXY STATEMENT	KILROY REALTY

Director Nominee Skills, Experience and Background

We believe each of the seven director nominees possesses the professional and personal qualifications necessary for effective service as a director. In addition to each nominee’s specific experience, qualifications and skills, we believe that each nominee has a reputation for integrity, honesty and adherence to high ethical standards and has demonstrated business acumen and an ability to exercise sound business judgment. We believe all nominees have a commitment to the Company and to building long-term stockholder value. The following chart provides a summary of the director nominees’ skills and core competencies:

Skill/Qualification	Kilroy	Brennan	Hunt	Ingraham	Ritter	Stevenson	Stoneberg

Target Tenant Industry Experience

Knowledge and experience with the top five industries that make up the majority of our tenant base (Technology; Life Science & Healthcare; Media; and F.I.R.E. — Finance, Insurance and Real Estate)

	●	●	●	●	●	●	●
Executive Leadership Leadership role as company CEO or President	●	●	●	●	●	●	●
Public Company Board Service Experience as a board member of another publicly traded company	●	●		●
Investment Experience Relevant investment, strategic and deal structuring experience	●	●		●	●	●	●
Financial Literacy/Accounting Experience Financial or accounting experience and an understanding of financial reporting, internal controls and compliance	●	●		●	●		●
Finance/Capital Markets Experience Experience navigating our capital-raising needs	●	●		●	●	●	●
Risk Management Experience Experience overseeing and managing company risk	●	●	●	●	●	●	●
Advanced Degree/Professional Accreditation Possesses an advanced degree or other professional accreditation that brings additional perspective to our business and strategy		●	●		●	●	●

KILROY REALTY	PROXY STATEMENT	13

DIRECTOR NOMINEE

JOHN KILROY Chief Executive Officer and Chairman of the Board
Age: 73 Director Since: 1996 Race/Ethnicity: Caucasian	Committees - CSR&S

John Kilroy was elected to serve as our Chairman of the Board (“Chairman”) in February 2013 and has been our CEO and a director since our incorporation in September 1996. Mr. Kilroy also served as our President from our incorporation in September 1996 until December 2020. Having led its private predecessor, Kilroy Industries, in a similar capacity, he became its President in 1981 and was elected CEO in 1991. Mr. Kilroy has actively led the Company to become one of the premier landlords on the West Coast and in Texas. He is involved in all aspects of the Company’s real estate acquisition, entitlement, development, construction, leasing, operations, financing, and dispositions. With his expertise and guidance, the Company successfully entered new markets at the right point in the cycle, including San Francisco, Seattle and more recently Austin, Texas. Through his leadership, the Company has become a world leader in sustainable real estate, having consistently won numerous awards. It achieved carbon-neutral operations in 2020.

Mr. Kilroy currently serves on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley and the Advisory Board of Governors of the National Association of Real Estate Investment Trusts. He also is a member of The Real Estate Roundtable. Mr. Kilroy previously served on the board of directors of MGM Resorts International (NYSE: MGM). He is a past trustee of the El Segundo Employers Association, Viewpoint School, Jefferson Center for Character Education and the National Fitness Foundation. He was also a member of the San Francisco America’s Cup Organizing Committee. Mr. Kilroy attended the University of Southern California.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Kilroy was nominated to serve on our Board because of his more than 50 years of experience with our Company and its predecessor, including 23 years as our President and CEO and approximately 17 and seven years as our predecessor’s President and CEO, respectively, as well as his experience in acquiring, owning, developing and managing real estate, and his service on the board of governors of a national real estate trade organization.

14	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

EDWARD F. BRENNAN, PhD Lead Independent Director since 2014
Age: 70 Director Since: 2003 Race/Ethnicity: Caucasian	Committees - Audit - Compensation (Chair) - Governance

Edward F. Brennan, PhD has been a member of our Board since July 2003 and our Lead Independent Director since March 2014. He is currently a special advisor to Abram Scientific, a privately held medical diagnostics company, where he previously served as the acting CEO and a director. Until March 2014, Dr. Brennan was CEO of Nexus Dx, Inc. (“Nexus”), a medical diagnostics company located in San Diego, California. In November 2011, Nexus was acquired by Samsung Electronics Co., Ltd. from ITC Nexus Holding Company, where Dr. Brennan had been Chief Integration Officer following the merger of Nexus and International Technidyne Corporation. Previously, he was President and Chief Operating Officer of CryoCor, Inc. from March 2005 to February 2006 and Chief Executive Officer from February 2006 until June 2008, when the company was sold to Boston Scientific Corporation. From January 2004, he served as chairman of HemoSense Inc. until its sale to Inverness Medical Innovations in November 2007. While a director of HemoSense since 2000, he was also a Managing Partner of Perennial Ventures, a Seattle-based venture capital firm beginning in 2001. Prior to that time, he served as Vice President at Tredegar Investments. Dr. Brennan has participated in the development, management and financing of new medical technology ventures for over 30 years, including scientific and executive positions with Syntex, Inc., UroSystems, Inc., Medtronic Inc., DepoMed Systems, Inc. and CardioGenesis Corp. Dr. Brennan also works as a House Manager for the Center for the Performing Arts in the City of Mountain View, serves on the board of directors of several private companies and previously served on the Board of Trustees of Goucher College, Baltimore, Maryland. Dr. Brennan holds Bachelor’s degrees in Chemistry and Biology and a PhD in Biology from the University of California, Santa Cruz.

Specific Qualifications, Attributes, Skills and Experience:

Dr. Brennan was nominated to serve on our Board because of his executive management and board of directors experience with both public and private companies and specifically, his over 30 years of experience with companies in the health sciences and medical industries, which are now and have historically been target tenants of the Company.

KILROY REALTY	PROXY STATEMENT	15

DIRECTOR NOMINEE

JOLIE HUNT Independent Director
Age: 43 Director Since: 2015 Race/Ethnicity: Caucasian	Committees - Compensation - Governance - CSR&S (Chair)

Jolie Hunt has been a member of our Board since May 2015. She is the CEO of Hunt & Gather, a marketing and communications agency that helps launch startup ventures, revive the strategic marketing and communications efforts of established brands and utilizes discreet influencer relations to pair like-minded people and places together where there is mutual benefit. Before founding Hunt & Gather in 2013, Ms. Hunt served as Chief Marketing & Communications Officer for AOL, Inc. from 2012 to 2013, and held the role of Senior Vice President, Global Head of Brand & Public Relations at Thomson Reuters from 2008 to 2012. Prior to that time, Ms. Hunt was the Global Director of Corporate & Business Affairs at IBM Corporation from 2006 to 2008 and served as Director of Public Relations for the Financial Times from 2002 to 2006. Ms. Hunt currently serves on the boards of The Lowline and the Civilian Public Affairs Council for West Point Military Academy. Ms. Hunt earned a Bachelor’s degree in Mass Communication from Boston University and completed the Global Executive Program at Dartmouth University Tuck School of Business and Spain’s IE Business School in 2010.

Specific Qualifications, Attributes, Skills and Experience:

Ms. Hunt was nominated to serve on our Board because of her significant marketing and communications experience, knowledge about trends in the media, entertainment and technology world and the use of technology to advance company brands, which she acquired through her experience working with multiple multinational corporations and as the founder and CEO of Hunt & Gather. The Board believes these positions and experience bring additional, unique skills, perspective and connections to our Board.

16	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

SCOTT S. INGRAHAM Independent Director
Age: 68 Director Since: 2007 Race/Ethnicity: Caucasian	Committees - Audit (Chair) - Governance

Scott S. Ingraham has been a member of our Board since June 2007. He is the co-owner of Zuma Capital, a firm engaged in private equity and angel investing. He was the co-founder (1999), Chairman and CEO of Rent.com, an Internet-based multi-family real estate site, before it was sold to eBay in 2005. Mr. Ingraham was also a co-founder and previously served as the President and CEO of Oasis Residential (“Oasis”), a public apartment REIT founded in 1992 that merged with Camden Property Trust (“Camden”) in 1998. In addition to serving on the Company’s Board, Mr. Ingraham serves on the board of trust managers of Camden (NYSE: CPT) (since 1998), the board of directors of RealPage, Inc. (Nasdaq: RP) (since 2012) and the audit committee of Real Page, Inc. (since 2012) and the boards of directors of Realized, an Austin-based private real estate company, and beLydia, a nonprofit organization. He also served on the audit committee of Camden (for six years previously and again from 2016 to 2019) and the board of directors of LoopNet (Nasdaq: LOOP) for six years before it was acquired by Co-Star in 2012. Prior to co-founding Oasis, Mr. Ingraham’s career was devoted to real estate finance, mortgage and investment banking. He holds a Bachelor’s degree in Business Administration from the University of Texas at Austin.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Ingraham was nominated to serve on our Board because he possesses extensive financial and real estate knowledge based on his experience as Chairman and CEO of Rent.com, President and CEO of Oasis, a member of the board of trustees and a member of the nominating and corporate governance committee, audit committee and compensation committee of Camden, a member of the board of directors and audit committee of LoopNet and a member of the board of directors and audit committee of RealPage, Inc. Mr. Ingraham also possesses knowledge and familiarity with the Austin and Southwest regions.

KILROY REALTY	PROXY STATEMENT	17

DIRECTOR NOMINEE

LOUISA G. RITTER Independent Director
Age: 58 Director Since: 2020 Race/Ethnicity: Caucasian	Committees - Audit

Louisa G. Ritter has been a member of our Board since October 2020. Ms. Ritter is currently the President of Pisces, Inc. (“Pisces”), a San Francisco-based asset management firm. Prior to joining Pisces in 2016, Ms. Ritter worked at Goldman Sachs for 14 years, most recently serving as Managing Director in its Executive Office and President of Goldman Sachs Gives. Prior to leading Goldman Sachs Gives, Ms. Ritter led various businesses including serving as COO of West Region Investment Banking and Chief of Staff of Global Technology, Media and Telecomm Investment Banking. Prior to Goldman Sachs, she spent ten years at Montgomery Securities, which ultimately became Banc of America Securities, where she served as Co-COO of Global Corporate & Investment Banking.

Ms. Ritter has served on various non-profit boards including The Hamlin School, Marin Academy, the Management Board of the Stanford School of Business, The Global CO2 Initiative and the Center for Reproductive Rights, where she serves on the finance and audit committee, the risk subcommittee and the diversity, equity and inclusion committee. She holds a Bachelor of Arts degree from Yale University and a Master’s degree in Business Administration from the Stanford University Graduate School of Business.

Specific Qualifications, Attributes, Skills and Experience:

Ms. Ritter was nominated to serve on our Board because she possesses extensive financial and investment knowledge based on her experiences handling a variety of matters as President at Pisces, and as a banker and corporate executive at a preeminent investment banking firm. She also has a broad range of experience through her non-profit service, having served on finance and governance committees, and having held an array of leadership roles including board chair, and chair of compensation, head search and personnel committees.

18	PROXY STATEMENT	KILROY REALTY

DIRECTOR NOMINEE

GARY R. STEVENSON Independent Director
Age: 65 Director Since: 2014 Race/Ethnicity: Caucasian	Committees - Compensation - Governance

Gary R. Stevenson has been a member of our Board since May 2014. Mr. Stevenson is currently the Deputy Commissioner of Major League Soccer and has been President and Managing Director of MLS Business Ventures of Major League Soccer since 2013. Prior to such time, Mr. Stevenson served as President of PAC-12 Enterprises (“Pac-12”) from 2011 to 2013, where he managed a diversified and integrated company, including the Pac-12 Networks and Pac-12 Properties. Before joining Pac-12, Mr. Stevenson was Chairman and CEO of OnSport Strategies, a sports and entertainment consulting company that he founded in 1997 and later sold to Wasserman Media Group in 2007. From 2007 to 2010, Mr. Stevenson served as Principal for Wasserman Media Group to help handle the integration of OnSport Strategies. Mr. Stevenson previously also served as President of NBA Properties, Marketing and Media for the National Basketball Association from 1995 to 1997, as Chief Operating Officer and Executive Vice President of the Golf Channel from 1994 to 1995 and as Executive Vice President, Business Affairs for PGA Tour from 1987 to 1994. Mr. Stevenson received his Bachelor’s degree from Duke University and his Master’s degree in Business Administration from George Washington University.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stevenson was nominated to serve on our Board because of his extensive business and operational experience, including his founding role at OnSport Strategies, and his roles as President of Pac-12 and currently as Deputy Commissioner of Major League Soccer and as President and Managing Director of MLS Business Ventures of Major League Soccer. The Board believes these positions and Mr. Stevenson’s entrepreneurship success bring a diverse set of skills, experiences and relationships to our Board.

KILROY REALTY	PROXY STATEMENT	19

DIRECTOR NOMINEE

PETER B. STONEBERG Independent Director
Age: 66 Director Since: 2014 Race/Ethnicity: Caucasian	Committees - Audit - Compensation - Governance (Chair) - CSR&S

Peter B. Stoneberg has been a member of our Board since May 2014. Mr. Stoneberg is currently a Managing Partner of Velocity Ventures, LLC, a merchant banking and M&A advisory firm that he founded in 2000. Mr. Stoneberg is also currently a Managing Partner of Architect Partners, LLC, an investment banking firm that he joined in 2020. Mr. Stoneberg was recently a Managing Partner of Dresner Partners, LLC an investment banking firm that he joined in 2018. From 2000 to 2006, Mr. Stoneberg was with Bank of America Capital Investors (“BACI”), a private equity firm where he was an investment partner specializing in growth and buyout capital for public and private technology companies. Mr. Stoneberg also served as Senior Managing Director of Montgomery Securities, where he founded and led the Technology M&A group, beginning in 1994 until its acquisition by Bank of America in 1999. Previously, Mr. Stoneberg served in various other investment banking and management roles, including as Managing Director of Broadview Associates, Co-Founder and President of Data/Voice Solutions Corp and Product Marketing Manager for IBM and ROLM Corp. He was also an investor and on the board of directors of Cupertino Electric, Osprey Ventures, Historic Motorsports Productions, Saleslogix Corp. and Netcom Systems. Additionally, Mr. Stoneberg has served as a founder of the San Francisco America’s Cup Organizing Committee and Chair of the Investment Committee of the St. Francis Sailing Foundation. Mr. Stoneberg received his Bachelor’s degree in Business from the University of Colorado and has completed the Stanford Law School Directors’ College.

Specific Qualifications, Attributes, Skills and Experience:

Mr. Stoneberg was nominated to serve on our Board because of his significant relationships, experience with and knowledge of large and small companies in the high-technology industry, particularly those within the San Francisco Bay Area, which have become target tenants of the Company. Mr. Stoneberg also possesses extensive knowledge in the areas of raising equity and debt capital, and mergers and acquisitions based on his experience at BACI, Montgomery Securities and Velocity Ventures. Mr. Stoneberg also has experience as an active board member at three companies, including as a member of the audit and compensation committees of Netcom Systems and Cupertino Electric.

20	PROXY STATEMENT	KILROY REALTY

VOTE REQUIRED

Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at an annual meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast in the election of directors at the annual meeting at which a quorum is present. The election of directors at the Annual Meeting is not contested.

Under Maryland law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, our Bylaws provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board. The Governance Committee will then make a recommendation to our Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will act on the Governance Committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days after the date of the certification of the election results.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

KILROY REALTY	PROXY STATEMENT	21

PROPOSAL 2 –

ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

We are asking our stockholders to approve the compensation of our NEOs (as identified in the CD&A) as disclosed pursuant to the US Securities and Exchange Commission (the “SEC”) executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables, the narratives accompanying those tables and the CD&A). This is commonly referred to as a ”Say-on-Pay” vote.

Our executive compensation philosophy is designed to achieve the following objectives:

•

To align executive compensation with the Company’s corporate strategies, business and ESG objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking short-term incentive award opportunities and a substantial portion of long-term incentive award opportunities to the achievement of corporate and operational performance objectives;

•

To set total compensation to be competitive with companies in our peer group identified on page 63, taking into account our active portfolio management strategy and the skill set required to implement that strategy;

•	To provide a majority of target TDC(8) for our NEOs in the form of long-term incentive equity awards; and

•	To help the Company attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast employment and commercial real estate markets.

Below are highlights of the 2021 compensation arrangements for our NEOs as approved by the Compensation Committee.

•

Annual Short-Term Incentives Based on Performance Measurement Framework. The Compensation Committee determines annual short-term incentives (annual cash bonuses) based on a rigorous performance measurement framework that measures the Company’s actual performance against pre-established financial and operational goals (including ESG goals) and each NEO’s contribution to that performance. The Compensation Committee determined that the final 2021 short-term incentive amounts for our NEOs who received payments under this program would be 130% of their target payout levels, and in all cases below the maximum payout opportunities. See “Short-Term Incentives — Decisions for 2021; 2021 Key Operating and Financial Goal Setting and Performance” on pages 51-54 for more information about how the goals are set and the Company’s performance.

•

Majority of Target TDC is “At Risk”. Approximately 89% of our CEO’s and approximately 80% of our other NEOs’ target TDC for 2020 was not guaranteed but rather was tied directly to the performance of the Company, the Company’s stock price and/or individual performance, as shown in the pay mix charts on page 3 (Ms. Ngo is excluded for purposes of this illustration, as discussed previously).

•

Majority of Target TDC is in the Form of Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of restricted stock units (“RSUs”) that vest over a three-year period. In 2021, approximately 62% of our CEO’s (and approximately 60% of our other NEOs’) target TDC was in the form of RSUs. We believe equity compensation helps to align the interests of our NEOs with those of our stockholders.

•

Majority of Long-Term Incentives are Performance-Based. Three-fourths of the 2021 annual equity awards for our NEOs are subject to performance-based vesting requirements (other than with respect to Ms. Ngo, as discussed previously). Vesting levels of the 2021 annual equity awards with performance-based vesting requirements were contingent on achievement of a threshold level of FFO per share for 2021. If that goal was achieved, vesting will be

(8)

As used in this Proxy Statement, “target TDC” and “target total direct compensation” mean the executive’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2021.

22	PROXY STATEMENT	KILROY REALTY

determined based on our TSR compared to other office-focused REITs over a three-year period (for 50% of the performance-based awards) and our average ratio of debt to EBITDA over that period (for the remaining 50% of the performance-based awards).

We also maintain a range of executive compensation and governance-related policies, which are listed beginning on page 4, that we believe reflect current best practices.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the related rules of the SEC, our Board requests your advisory Say-on-Pay vote to approve the following resolution at our Annual Meeting:

RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed in this Proxy Statement pursuant to the Securities and Exchange Commission’s executive compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis” section, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

This vote is an advisory vote only and will not be binding on the Company, the Board or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Company, the Board or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering our executive compensation program, values input from the Company’s stockholders and will consider the outcome of this vote when making future compensation decisions for our NEOs.

The Company’s current policy is to provide our stockholders with an advisory Say-on-Pay vote to approve the compensation of our NEOs each year at the annual meeting of stockholders. It is expected that the next advisory Say-on-Pay vote will be held at the 2023 annual meeting of stockholders.

VOTE REQUIRED

The compensation of our NEOs will be approved, on an advisory basis, if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE COMPANY’S NEOs.

KILROY REALTY	PROXY STATEMENT	23

PROPOSAL 3 –

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

We are seeking stockholder ratification of our appointment of Deloitte & Touche LLP (“Deloitte”), an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2022. Deloitte has served as our independent auditor since 1995 when the Company was privately held and has continued to serve as such since the Company’s initial public offering in January 1997 and, prior to the Annual Meeting, the Audit Committee is expected to re-appoint Deloitte as our independent auditor for the year ending December 31, 2022. The Audit Committee believes the appointment of Deloitte is in the best interests of the Company and our stockholders.

In considering whether to reappoint Deloitte, the Audit Committee has evaluated Deloitte’s performance and independence. In the course of its review, the Audit Committee considers various factors, including but not limited to: Deloitte’s independence from management, including whether there are any non-audit services provided by Deloitte that are not compatible with Deloitte’s independence; Deloitte’s qualifications and capabilities, including its experience in the REIT industry; the experience, qualifications and performance of the existing audit engagement team; the quality, timeliness and candor of Deloitte’s communications with the Audit Committee and management; the appropriateness of Deloitte’s fees; Deloitte’s tenure as our independent auditor; the controls and processes in place that help ensure Deloitte’s continued independence; any Public Company Accounting Oversight Board’s firm inspection reports; and the potential impact of appointing a new independent auditor.

The Audit Committee maintains oversight over Deloitte by holding regular executive sessions with Deloitte, performing annual evaluations, and being directly involved in the selection of new lead audit partners pursuant to SEC rules requiring that a new lead audit partner be designated in the normal course every five years to bring a fresh perspective to the audit engagement.

Additional information about Deloitte, including the fees we paid to Deloitte in fiscal years 2021 and 2020, can be found in this Proxy Statement under the caption “Audit and Non-Audit Fees.” The report of the Audit Committee included in this Proxy Statement under the caption “Audit Committee Report” also contains information about the role of Deloitte with respect to the audit of the Company’s annual financial statements.

A representative of Deloitte is expected to be present at our Annual Meeting, be available to respond to appropriate questions and will have the opportunity to make a statement, if desired.

Stockholder ratification of the appointment of Deloitte as our independent auditor is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate governance. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain Deloitte. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.

VOTE REQUIRED

Ratification of the appointment of Deloitte as our independent auditor will be approved if a majority of the votes cast at the Annual Meeting are cast in favor of the proposal.

RECOMMENDATION

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS OUR INDEPENDENT AUDITOR FOR FISCAL 2022.

24	PROXY STATEMENT	KILROY REALTY

CORPORATE GOVERNANCE

The Company is committed to good corporate governance, which promotes the long-term interests of stockholders, strengthens accountability of the Board and helps build public trust in the Company. Highlights include the following:

Independent Board Leadership and Practices

Lead Independent Director with a well-defined role and robust responsibilities

Supermajority of directors are independent (6 out of 7 current directors)

Commitment to include women and individuals from minority groups in the qualified pool from which new director candidates are selected

Continued commitment to Board refreshment with one new female independent director appointed in 2020 and a majority of the Board appointed since 2014, and plans to appoint a new director who is racially/ethnically diverse in 2022

Average independent director tenure of 9.8 years

Robust director overboarding policy, with limit of four public company boards for non-employee directors and only one other public company for CEO

Dedicated CSR&S Committee responsible for overseeing Company objectives related to sustainability, human capital matters, including diversity, equity and inclusion, health and wellness and employee engagement, philanthropy and community involvement, good corporate citizenship and other non-financial objectives that are of significance to the Company and its stockholders

Dedicated Succession Planning Committee oversees regular succession planning efforts

Comprehensive risk oversight practices, including cybersecurity and insurance

Regular strategic updates from the CEO

Regular executive sessions of independent directors

Regular Board and committee self-evaluations

All standing Board committees are composed solely of independent directors

Robust Stockholder Rights

Majority voting for directors in uncontested elections

Annual director elections (declassifield Board)

Stockholder proxy access aligns with best practices and reflects stockholder feedback

Annual Say-on-Pay voting

Stockholder right to call a special meeting

Stockholder right to amend Bylaws by a majority vote

No stockholder rights plan

BOARD COMPOSITION AND GOVERNANCE

Director Attendance

The Board held four meetings during 2021. All directors who served on the Board during 2021 attended at least 75% of the total number of meetings of the Board and meetings of the Board committees on which each director served that were held during the period of the director’s service during the year. Directors are encouraged to attend the annual meeting of stockholders of the Company. All directors attended the 2021 annual meeting of stockholders.

KILROY REALTY	PROXY STATEMENT	25

Independent Directors

Under the corporate governance rules of the New York Stock Exchange (the “NYSE”), a majority of the members of the Board must satisfy the NYSE criteria for “independence.” No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). The Board has determined that each of Dr. Brennan, Mses. Hunt and Ritter and Messrs. Ingraham, Stevenson and Stoneberg is independent under the current listing standards of the NYSE. In addition, pursuant to our Bylaws, each of Dr. Brennan, Mses. Hunt and Ritter and Messrs. Ingraham, Stevenson and Stoneberg, comprising at least a majority of the members of the Board, is not an employee, officer or affiliate of the Company or any of its subsidiaries or divisions, or a relative of a principal executive officer, and is not an individual member of an organization acting as an advisor, consultant or legal counsel receiving compensation from the Company in addition to director’s fees. In this Proxy Statement, we refer to each of Dr. Brennan, Mses. Hunt and Ritter and Messrs. Ingraham, Stevenson and Stoneberg as our “Independent Directors.”

Independent Director Meetings

The Independent Directors meet regularly in executive session without the presence of management. These meetings are generally held on the date of each regularly scheduled Board meeting and on an as-needed basis. Dr. Brennan, our Lead Independent Director, presides over these meetings.

Board Leadership Structure and Lead Independent Director

Our Corporate Governance Guidelines and our Bylaws permit the roles of Chairman and CEO to be filled by the same or different individuals. Our Board believes it is important to select our Chairman and our CEO in the manner it considers in the best interests of the Company and our stockholders at any given point in time. The Independent Directors on our Board assess the role of Chairman and CEO annually to ensure that the Company’s leadership structure best fits the Company’s specific circumstances and short and long-term challenges.

At this time, our Board believes that the Company and our stockholders are best served by having Mr. Kilroy serve as our Chairman and CEO. Mr. Kilroy’s combined role as Chairman and CEO demonstrates clearer accountability and provides a single leader who speaks with one voice to our stockholders, tenants, partners, employees, other stakeholders and the public. The combined Chairman and CEO role also enhances transparency between management and our Board by serving as an efficient and effective bridge for communication between the Board and management on significant business developments and time-sensitive matters, and provides unified leadership for carrying out our strategic initiatives and business plans. The combined Chairman and CEO role is balanced by the number of independent directors serving on our Board, our independent committee Chairs and our Lead Independent Director.

Our Corporate Governance Guidelines provide that if the Chairman is also our CEO, or if the Chairman is not otherwise an Independent Director, the Independent Directors will appoint annually from amongst themselves a Lead Independent Director. Dr. Brennan is currently our Lead Independent Director and brings to this role considerable skills and experience, as described above in “Proposal 1 — Election of Directors.” The role of our Lead Independent Director is designed to further promote the independence of our Board and appropriate oversight of management and to facilitate free and open discussion and communication among the Independent Directors.

The responsibilities of our Lead Independent Director are clearly delineated in our Corporate Governance Guidelines and include:

•	Presiding at all meetings of our Board at which the Chairman is not present, including executive sessions of the Independent Directors;

•	Serving as liaison between the Chairman and the Independent Directors;

•	Approving information sent to our Board;

•	Approving agendas for meetings of our Board;

•	Approving meeting schedules of our Board to ensure that there is sufficient time for discussion of all agenda items;

•	Developing agendas for and calling meetings of the Independent Directors when necessary or appropriate; and

•	Being available for consultation and direct communication if requested by major stockholders.

26	PROXY STATEMENT	KILROY REALTY

We believe this current leadership structure with the combined Chairman and CEO leadership role and a Lead Independent Director enhances our Board’s ability to provide insight and direction on important strategic initiatives and, at the same time, promotes effective and independent oversight of management and our business.

Board Oversight of Risk

Both our Board and management have key responsibilities in managing risk throughout the Company, as shown below. Oversight of risks inherent in their respective areas of oversight are delegated to the various Board committees, with each committee generally reporting to our Board at each regular Board meeting. Our Board believes that this structure is conducive to its risk oversight process.

BOARD RESPONSIBILITIES The Board is responsible for the overall oversight of the Companys risk management process and of strategic, operating, financial and liquidity risks. The Board actively engages with management regarding these risks and management presents to the Board regularly on the challenges associated with them. Oversight of risks inherent in their respective practice areas are delegated to the various Board committees (as listed below), with each committee generally reporting to our Board at each regular Board meeting. Our Audit Committee, Compensation Committee and Governance Committee are comprised solely of Independent Directors. Audit Committee Compensation Committee Governance Committee Corporate Social Responsibility and Sustainability Committee Succession Planning Committee "Critical accounting issues, including financial risks "Legal and compliance matters "Financial statements and accounting internal controls "Risk-related internal controls, including annual fraud risk assessment review "Cybersecurity, information security and insurance "Structure of executive compensation programs "Compensation plans, programs and policies "Board processes and corporate governance "Related Party Transactions and Principal Party Transactions* "Other significant business and Company risks "Corporate social responsibility initiatives including: climate-change resilience-building health and safety-philanthropy-community involvement-good corporate citizenship "Human capital management initiatives including: diversity, equity and inclusion-employee engagement-talent development-health and wellness "Leadership development "CEO and other key executive succession "Talent pipeline and development of Company leaders *As defined under Other Matters Certain Relationships and Related Transactions MANAGEMENT RESPONSIBILITIES "Ensure that information with respect to material risks is transmitted to senior executives and our Board, with reporting provided at least annually (or more often as needed) in the areas of enterprise risks, cybersecurity and information security, sustainability, human capital management, other ESG matters and succession planning "Identify material risks and implement appropriate risk management strategies "Integrate risk management into our decision-making process "Attend committee meetings and report on matters that may not be otherwise addressed at these meetings

KILROY REALTY	PROXY STATEMENT	27

Our Board believes that the process it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and, therefore, does not have a material effect on our choice of the Board’s leadership structure described above under “Board Leadership Structure and Lead Independent Director.”

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to our directors, officers (including our CEO, President, Chief Financial Officer, Chief Accounting Officer and Controller, and other members of senior financial management), employees, agents and consultants. This Code of Business Conduct and Ethics satisfies the requirements of a “code of business conduct and ethics” under the NYSE listing standards and a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. This Code of Business Conduct and Ethics is available in the Investors — Overview — Governance Documents section of the Company’s website at http://www.kilroyrealty.com. Amendments to, or waivers from, a provision of this Code of Business Conduct and Ethics that apply to the Company’s directors or executive officers, including our CEO, President, Chief Financial Officer, Chief Accounting Officer and Controller, and other members of senior financial management, may be made only by the Board or a Board committee and will be promptly posted on our website to the extent required by applicable SEC rules and NYSE listing standards.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Guidelines, which provide the framework for the governance of our Company and represent the Board’s current views with respect to selected corporate governance issues considered to be of significance to our stockholders. The Corporate Governance Guidelines direct our Board’s actions with respect to, among other things, Board composition and director qualifications, selection of the Chairman of the Board and the Lead Independent Director, establishment of the Board’s standing committees, director stock ownership guidelines, succession planning and the Board’s annual performance evaluation. A current copy of the Corporate Governance Guidelines is available in the Investors — Overview — Governance Documents section of our website at http://www.kilroyrealty.com.

Succession Planning

Pursuant to our Corporate Governance Guidelines, our Board and our CEO review succession planning, management performance and management development on a regular basis. To facilitate this succession planning oversight by the Board, the Board has established an ad hoc Succession Planning Committee of the Board that is responsible for reviewing the Company’s succession planning and management performance and development. The members of the Succession Planning Committee are Messrs. Kilroy and Stevenson and Dr. Brennan, with Mr. Stevenson serving as its Chair. The Succession Planning Committee reviews potential internal candidates with our CEO, including the qualifications, experience and development priorities for these individuals, and provides recommendations to our Board regarding potential CEO successors and reviews their development plans. Directors also engage with potential CEO and key management personnel successors at Board and committee meetings and in less formal settings to allow directors to personally assess potential successor candidates.

Our Board also maintains an emergency CEO succession plan. The plan will become effective in the event our CEO becomes unable to perform his or her duties in order to minimize potential disruption or loss of continuity to the Company’s business and operations. The Succession Planning Committee reviews the emergency succession plan periodically and makes recommendations to the Board regarding any changes or updates to the emergency succession plan.

Corporate Social Responsibility and Sustainability Oversight

We are committed to operating in a responsible and sustainable manner. Our Board and management take seriously their responsibility to oversee and advance the Company’s CSR&S initiatives and recognize that community engagement and sustainable operations benefit all of our constituencies and are key to preserving our Company’s value and credibility. Our CSR&S initiatives have yielded results that we believe stand out in our industry and create long-term value for our stockholders. For information regarding our programs and achievements, see “Corporate Social Responsibility and Sustainability” on page 5 and our website at https://kilroyrealty.com/sustainability/.

28	PROXY STATEMENT	KILROY REALTY

Board Commitment. Our dedicated CSR&S Committee provides oversight and guidance to the Board and management regarding our sustainability objectives, human capital matters (including diversity, equity and inclusion, health and wellness and employee engagement), philanthropy and community involvement, good corporate citizenship and other non-financial objectives that are of significance to the Company and its stockholders. The CSR&S Committee develops, oversees and periodically reviews our CSR&S objectives, initiatives, policies and procedures, monitors legal, regulatory and compliance matters and surveys public policy trends as part of its duties.

Management Commitment. Our management team is tasked with executing our CSR&S initiatives. Management coordinates with representatives from our sustainability, risk management, security, asset management, legal and engineering groups to ensure enterprise-level integration of our CSR&S initiatives. Our annual cash incentive plan performance measurement framework considers our achievement of certain sustainability disclosures and CSR&S initiatives in determining the annual short-term incentive amount for our executive management team. For more information on our cash incentive plan, see “Compensation Discussion and Analysis — 2021 Named Executive Officer Compensation — Short-Term Incentives” below.

Employee Involvement. An internal team that spans our sustainability, legal, human resources, administration, and marketing groups meets regularly to discuss initiatives and progress around social and environmental issues, and our Senior Vice President, Sustainability, Senior Vice President, Corporate Counsel and Executive Vice President, Chief Administrative Officer report to the CSR&S Committee multiple times a year. We have also implemented several employee-led initiatives to further our CSR&S goals, such as the Kilroy Culture Crew, which focuses on promoting the well-being of our employees, the Kilroy Innovation Lab, which focuses on implementing sustainability pilots, and employee volunteer programs ranging from food drives to charity walks. We also conduct periodic wellness surveys to assist in tailoring our employee health programs.

ESG ACROSS KILROY BOARD OF DIRECTORS CSR&S COMMITTEE, TCFD OVERSIGHT, ESG IN EXECUTIVE COMPENSATION SENIOR MGMT REPORT ASSURANCE, PROJECT APPROVAL FINANCE GREEN BONDS, OFFSITE PPA STRUCTURE LEGAL GREEN LEASES, OFFSITE PPA, PERFORMANCE CONTACTING, VENDOR CODE OF CONDUCT IMPLEMENTATION, SUSTAINABILITY DISCLOSURES IN THE PROXY STATEMENT ASSET MGMT TENANT ENGAGEMENT, PROJECT IMPLEMENTATION, CREATION OF SUSTAINABILITY REPORTING RISK MGMT CLIMATE CHANGE FACTORS IN STANDARD OPERATING PROCEDURE AND EMERGENCY MANUALS, PROJECT APPROVAL DEVELOPMENT EXECUTION OF SUSTAINABILITY STRATEGY FOR DEVELOPMENT PROJECTS, SUSTAINABILITY IN TENANT FIT OUT STANDARDS ACCOUNTING SUSTAINABILITY DISCLOSURES IN 10-K IT CONTROLS PROJECTS, IoT DEPLOYMENTS ENGINEERING IMPLEMENTATION OF EFFICIENCY PROJECTS STANDARDS SUSTAINABILITY INFORMATION ON TENANT PORTALS MARKETING SUSTAINABILITY INFORMATION IN MARKETING MATERIALS, EXTERNAL COMMUNICATION, ANNUAL SUSTAINABILITY REPORT SUSTAINABILITY COCORDINATION AND EXECUTION OF SUSTAINABILITY PROGRAMS HUMAN RESOURCES TRAINING, EMPLOYEE ENGAGEMENT GOV AFFAIRS LOCAL COMMUNITY ENGAGEMENT

Philanthropy. The Company provides financial support to charitable organizations focused on building strong communities and a healthier planet. Our philanthropic philosophy is to provide unrestricted grants to allow the organizations we believe in to execute their programs most efficiently. In 2021, the Company supported over 85 organizations through charitable donations. Additionally, in 2021 we extended our matching gifts program through which the Company matches employee donations made to qualified organizations with the opportunity for employees to earn up to a $1,500 match.

Tenant Engagement. We partner with our tenants on a wide variety of sustainability, health and engagement programs, including implementation of green lease standards, waste reduction and composting programs, webpages dedicated to building-specific sustainability information, programs focused on tenant health at every building and periodic tenant sustainability surveys and memos.

KILROY REALTY	PROXY STATEMENT	29

Internal Policies. We maintain an extensive number of CSR&S-related policies, which we have adopted over the last 25 years.

Transparent Reporting. We are committed to providing our stockholders with transparency around our CSR&S sustainability indicators. We publish an annual sustainability report that is aligned with the Global Reporting Initiative (GRI) reporting framework, and is validated by a third-party audit of our CSR&S disclosures. Additionally, we have expanded our voluntary CSR&S disclosure efforts by including certain CSR&S data in our Annual Report on Form 10-K aligned with the Task Force on Climate-Related Financial Disclosures (TCFD) and the Sustainability Accounting Standards Board (SASB).

To learn more about our efforts, please view our annual Sustainability Report on our website located at http://kilroyrealty.com/sustainability.

BOARD COMMITTEES

Our Board has four (4) standing committees: (i) the Audit Committee, (ii) the Compensation Committee, (iii) the Governance Committee and (iv) the CSR&S Committee. All members of the Audit Committee, Compensation Committee and Governance Committee are Independent Directors. Our Audit Committee, Compensation Committee, Governance Committee and CSR&S Committee each operate under a written charter adopted by our Board, which is available in the Investors — Overview — Governance Documents section of the Company’s website at http://www.kilroyrealty.com.

Director Name	Independent	Audit	Compensation	Governance	CSR&S

Edward F. Brennan, PhD LID	X	F ✓	C	✓

Jolie Hunt	X		✓	✓	C

Scott S. Ingraham	X	F C		✓

John Kilroy					✓

Louisa G. Ritter	X	F ✓

Gary R. Stevenson	X		✓	✓

Peter B. Stoneberg	X	F ✓	✓	C	✓

LID Lead Independent Director                ✓ Committee Member                 F Financial Expert                 C Committee Chair

30	PROXY STATEMENT	KILROY REALTY

AUDIT COMMITTEE

MEMBERS Edward F. Brennan, PhD Scott S. Ingraham (Chair) Louisa G. Ritter Peter B. Stoneberg All Independent* All NYSE / SEC Qualified Financial Experts*†	MEETINGS • Held six meetings during 2021 KEY MEMBER SKILLS • High level of financial experience • Senior leadership experience • Risk oversight/ management experience

RESPONSIBILITIES

The responsibilities of the Audit Committee include, among other things, overseeing:

•   the appointment, compensation and oversight of the independent auditor, including the independent auditor’s qualifications and independence;

•   the quality and integrity of the Company’s financial statements, including the annual audit and review of the Company’s financial statements, critical accounting policies, critical audit matters and issues encountered during the annual audit;

•   the Company’s compliance with legal and regulatory requirements;

•   the Company’s accounting and system of internal controls;

•   cybersecurity and information security risks, including risk mitigation, ongoing employee training and insurance coverage to defray security breach costs;

•   the performance of the Company’s internal audit function and independent auditor; and

•   the Company’s significant financial risk exposures and policies and procedures to safeguard the Company’s assets.

*	Each member of the Audit Committee is independent under applicable SEC and NYSE listing standards for audit committee membership.

†

The Board based its determination on the qualifications and business experience of each of Messrs. Ingraham and Stoneberg, Dr. Brennan and Ms. Ritter described above under “Proposal 1 — Election of Directors.”

KILROY REALTY	PROXY STATEMENT	31

EXECUTIVE COMPENSATION COMMITTEE

MEMBERS Edward F. Brennan, PhD (Chair) Jolie Hunt Gary R. Stevenson Peter B. Stoneberg All Independent*	MEETINGS • Held four meetings during 2021 KEY MEMBER SKILLS • Senior leadership experience • Risk oversight/ management experience • Advanced degree/ professional accreditation

RESPONSIBILITIES

The responsibilities of the Compensation Committee include, among other things:

•   Review and make changes to our compensation philosophy;

•   Review and approve corporate goals and objectives relevant to the compensation of our CEO, evaluate the performance of our CEO in light of those goals and objectives, and determine and approve our CEO’s compensation level based on such evaluation;

•   Review and approve the compensation for our other executive officers and all executive officers’ employment agreements, severance arrangements or any other compensation-related agreements;

•   Review and make recommendations to the Board regarding compensation for non-employee members of our Board;

•   Review and make recommendations to the Board regarding the adoption, amendment or any discontinuation of any compensation plans under which Company securities may be issued or which otherwise requires stockholder approval, and approve award grants under any such plan and the terms of any such awards; and

•   Prepare the Compensation Committee Report included in this Proxy Statement.

*

In making this determination, the Board considered whether the director has a relationship with the Company that is material to the director’s ability to be independent from management in connection with the duties of a member of the Compensation Committee.

In fulfilling its responsibilities, the Compensation Committee may delegate any or all of its responsibilities to a separate committee of the Board or a subcommittee of the Compensation Committee. The Compensation Committee has not delegated any of its authority to set compensation levels of our executive officers or to grant equity awards, but has delegated certain limited administrative authority to management (i) with respect to the 2007 Deferred Compensation Plan, as amended; (ii) to address the settlement of fractional share interests arising under certain equity awards under our Amended and Restated 2006 Incentive Award Plan (“2006 Plan”); and (iii) to determine whether certain equity awards would be settled in cash or stock under such plan. In accordance with the Compensation Committee’s charter, the Compensation Committee may retain independent compensation advisors and other management consultants. In 2021, the Compensation Committee retained Mercer (US) Inc. (“Mercer”) to assist it in reviewing our compensation programs and the evaluation of specific compensation-related matters. As discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of Independent Compensation Consultant” below, the Compensation Committee has assessed the independence of Mercer and has concluded that its engagement of Mercer does not raise any conflict of interest with the Company. The services provided by Mercer in 2021 are also discussed in that section.

At the request of the Compensation Committee, certain of our executive officers aid the Compensation Committee in reviewing and analyzing our executive compensation program. These services are discussed under “Compensation Discussion and Analysis — How We Make Compensation Decisions — Role of Management in Executive Compensation Planning” below.

32	PROXY STATEMENT	KILROY REALTY

NOMINATING/CORPORATE GOVERNANCE COMMITTEE

MEMBERS Edward F. Brennan, PhD Scott S. Ingraham Jolie Hunt Peter B. Stoneberg (Chair) Gary R. Stevenson All Independent	MEETINGS • Held two meetings during 2021 KEY MEMBER SKILLS • Legal/regulatory experience • Public company executive/Board experience • Risk oversight/ management experience

RESPONSIBILITIES

The responsibilities of the Governance Committee include, among other things:

•   Identify individuals qualified to become Board members consistent with criteria approved by the Board;

•   Recommend director nominees for the next annual meeting of stockholders for approval by the Board;

•   Develop and annually review the Corporate Governance Guidelines and recommend any proposed changes to the Board;

•   Oversee the evaluation of the Board;

•   Oversee the Related Party Transactions Policy and responsible for reviewing all Related Party Transactions and Principal Party Transactions (as defined under “Other Matters — Certain Relationships and Related Party Transactions”); and

•   Generally advise the Board on corporate governance and related matters.

Additionally, the Governance Committee has the authority to engage any independent counsel or other outside expert or advisors it deems desirable or appropriate.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY COMMITTEE

MEMBERS Jolie Hunt (Chair) Peter B. Stoneberg John Kilroy	MEETINGS • Held one meeting during 2021 KEY MEMBER SKILLS • Human capital management • Strong leadership experience • Diversity of gender

RESPONSIBILITIES

The responsibilities of the CSR&S Committee include, among
other things:

•  Generally advise the Board and management of the Company on matters related to the Company’s corporate social responsibility objectives, including but not limited to:

○  Sustainability;

○  Human capital matters, including diversity, equity and inclusion, health and wellness, and employee engagement;

○  Philanthropy and community involvement, and good corporate citizenship; and

○  Other non-financial issues that are of significance to the Company and its stockholders.

•  Develop and oversee Company goals, policies and procedures, and initiatives to ensure alignment with, and promote the achievement of, such objectives.

KILROY REALTY	PROXY STATEMENT	33

DIRECTOR SELECTION, EVALUATION AND COMMUNICATIONS

Qualifications of Director Nominees

The Board is committed to having a membership comprised of individuals who by occupation, background and experience are in a position to make a strong, positive contribution to the Company and its stockholders, and will include women and individuals from minority groups in the qualified pool from which director candidates are selected. In considering candidates for nomination or appointment to the Board, the Governance Committee and the Board seek director candidates who, both individually and collectively, have such knowledge, experience and education based on criteria determined by the Governance Committee to be appropriate in the context of the perceived objectives of the Company at a given point in time and to provide balance to the Board’s knowledge, perspective, experience and expertise. The Governance Committee has established board membership criteria (the “Board Membership Criteria”), which it uses as a guideline in considering nominations to the Company’s Board. The criteria include, but are not limited to:

•	Commitment to promoting the long-term interests of the Company’s stockholders;

•	Reputation and character;

•	Knowledge, experience and education;

•	Mature business judgment;

•	Sufficient time, energy and attention to dedicate to the Company’s affairs;

•	Diversity, in its broadest sense, reflecting, but not limited to, profession, geography, gender, ethnicity, skills and experience;

•	Compliance with the Company’s stock ownership guidelines as set forth in the Corporate Governance Guidelines;

•	Independence; and

•	Board balance.

In addition, the Company’s Bylaws and listing standards of the NYSE require the Board to be composed of a majority of directors who qualify as “independent directors” as defined therein. In considering director candidates, the Governance Committee and Board do not discriminate based on race, ethnicity, national origin, gender, religion or disability.

The Board Membership Criteria established by the Governance Committee are not exhaustive and the Governance Committee and the Board may consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The Governance Committee reviews and assesses the Board Membership Criteria annually.

Process for Identifying Nominees for Director

At any appropriate time prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board, the Governance Committee will assess the qualifications and effectiveness of the current Board members and, to the extent there is a need, will seek other individuals qualified and available to serve as potential Board members. The Governance Committee will review each potential candidate’s qualifications in light of the Board Membership Criteria described above. In reviewing each potential candidate, the Governance Committee also considers the results of the annual Board and individual director evaluations for purposes of assessing the suitability of each Board member for continued service on the Board. See “Annual Board Evaluations” below for additional information regarding the annual Board evaluation process. The Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee.

Stockholder-Recommended Director Candidates

The Governance Committee will consider director candidates recommended by stockholders of the Company. Candidates recommended by a stockholder are evaluated in the same manner as candidates identified by the Governance Committee. All recommendations must be directed to the Governance Committee c/o Secretary at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. Recommendations for director nominees to be considered at the 2023 annual meeting of stockholders must be received in writing not later than December 9, 2022, which is 120 days prior to the one-year anniversary of the date this Proxy Statement is first available to stockholders.

34	PROXY STATEMENT	KILROY REALTY

Each stockholder recommending a person as a director candidate must provide the Company with the following information for the Governance Committee to determine whether the recommended director candidate is independent from the stockholder, or each member of the stockholder group, that has recommended the director candidate:

•

If the recommending stockholder or any member of the recommending stockholder group is a natural person, whether the recommended director candidate is the recommending stockholder, a member of the recommending stockholder group, or a member of the immediate family of the recommending stockholder or any member of the recommending stockholder group;

•

If the recommending stockholder or any member of the recommending stockholder group is an entity, whether the recommended director candidate or any immediate family member of the recommended director candidate is an employee of the recommending stockholder or any member of the recommending stockholder group or has been at any time during the current or preceding calendar year;

•

Whether the recommended director candidate or any immediate family member of the recommended director candidate has accepted directly or indirectly any consulting, advisory or other compensatory fees from the recommending stockholder or any member of the group of recommending stockholders, or any of their respective affiliates during the current or preceding calendar year;

•

Whether the recommended director candidate is an executive officer or director (or person fulfilling similar functions) of the recommending stockholder or any member of the recommending stockholder group, or any of their respective affiliates; and

•	Whether the recommended director candidate controls the recommending stockholder or any member of the recommending stockholder group.

The recommending stockholder must also provide supplemental information that the Governance Committee may request to determine whether the recommended director candidate (i) meets the standards of independence established by the NYSE; (ii) satisfies the Board Membership Criteria described above; and (iii) is qualified to serve on the Audit Committee. In addition, the recommending stockholder must include the consent of the recommended director candidate and the recommended director candidate must make himself or herself reasonably available to be interviewed by the Governance Committee. The Governance Committee will consider all recommended director candidates submitted to it in accordance with these established procedures, although it will only recommend to the Board as potential nominees those candidates it believes are most qualified. However, the Governance Committee will not consider any director candidate if his or her candidacy or, if elected, Board membership, would violate controlling state or federal law.

Annual Board Evaluations

Pursuant to our Corporate Governance Guidelines and the charter of the Governance Committee, the Governance Committee oversees an annual evaluation of the performance of the Board. Each standing committee also conducts a separate evaluation of its own performance and of the adequacy of its charter and reports to the Board on the results of this evaluation. The evaluation process is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving Board and Board committee operations and procedures. The Governance Committee also reviews the qualifications and effectiveness of individual directors each year when the directors stand for re-nomination. The review of individual directors includes an assessment of each director’s skills and experience in relationship to the Board Membership Criteria and that director’s commitment to the Board as evidenced by preparation for, understanding of, and attendance at Board meetings. The results of the individual director evaluations and the Governance Committee’s recommendations regarding director nominations are reported to the Board. The annual evaluations are generally conducted in the fourth quarter of each year or in the first quarter of the following year.

KILROY REALTY	PROXY STATEMENT	35

Communications with the Board

Stockholders or other interested parties who wish to contact the Board, the Lead Independent Director, any Board committee, or our Independent Directors as a group may send written correspondence c/o Board of Directors at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064. The name of any specific intended Board recipients should be clearly noted in the communication. All communications will be received, processed and then forwarded to the appropriate member(s) of our Board, except that, certain items unrelated to the Board’s duties and responsibilities, such as spam, junk mail, mass mailings, solicitations, resumes and employment inquiries and similar items will not be forwarded. Board members receiving communications will respond as such directors deem appropriate, including the possibility of referring the matter to management of our Company, to the full Board or to an appropriate committee of the Board. In addition, if requested by stockholders, when appropriate, the Lead Independent Director will also be available for consultation and direct communication with stockholders.

36	PROXY STATEMENT	KILROY REALTY

AUDIT AND NON-AUDIT FEES

Deloitte has served as the Company’s independent auditor since 1995 when the Company was privately held and has continued to serve as such since the Company’s initial public offering in January 1997. Deloitte is expected to be reappointed by the Audit Committee for the current fiscal year at its meeting to be held during the second quarter, which will precede the Annual Meeting.

The Audit Committee of the Board has determined that Deloitte is independent with regard to the Company within the meaning of the Exchange Act and the applicable published rules and regulations thereunder and by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee annually reviews and pre-approves certain audit and non-audit services that may be provided by Deloitte and establishes a pre-approved aggregate fee level for these services. Any proposed services not included within the list of pre-approved services or any proposed services that will cause the Company to exceed the pre-approved aggregate amount requires specific pre-approval by the Audit Committee. Additionally, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such pre-approvals are presented to the Audit Committee at a subsequent meeting. The Audit Committee has delegated this pre-approval authority to Mr. Ingraham, the Chair of the Audit Committee, although such delegation does not limit the authority of the Audit Committee to pre-approve in its discretion any specific services to be provided by Deloitte.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The aggregate fees billed to the Company by Deloitte for professional services rendered in fiscal years 2021 and 2020 are as follows:

Fees(1)	2021	2020

Audit Fees(2)	$1,769,090	$1,633,672

Audit-Related Fees	—	—

Tax Fees	—	—

All Other Fees	12,100	—

Total Fees	$1,781,190	$1,633,672

(1)

All services rendered for these fees were pre-approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policies and procedures described above. The Audit Committee has concluded that the provision of non-audit services to the Company is compatible with maintaining Deloitte’s independence.

(2)

Includes the aggregate fees billed for the audits of the Company’s and the Operating Partnership’s annual financial statements and internal control over financial reporting, review of financial statements included in their quarterly reports on Form 10-Q, consultations with management on technical accounting and regulatory issues, consultation and review of filings associated with the Company’s and the Operating Partnership’s 2021 and 2020 equity and bond offerings and services provided for assistance with and review of other regulatory filings.

KILROY REALTY	PROXY STATEMENT	37

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board is composed of Independent Directors who satisfy the requirements of Section 10A(m)(3) of the Exchange Act and Rule 10A-3(b)(1)(i) thereunder and the current listing standards of the NYSE. The Audit Committee operates pursuant to a written charter.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. In fulfilling its oversight responsibilities, the Audit Committee appoints the Company’s independent auditor and reviews and discusses the audited financial statements included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K with management, including the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has primary responsibility for the financial statements and the reporting process, including the Company’s internal control over financial reporting.

Deloitte, the Company’s independent auditor, is responsible for performing an audit of the Company’s consolidated financial statements and expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2021 with management and Deloitte. The Audit Committee discussed with Deloitte its judgments as to the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee received the written disclosures and the letter from Deloitte required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and has discussed with Deloitte its independence from the Company. The Audit Committee also considered the compatibility of Deloitte’s provision of audit and any tax and non-audit services with Deloitte’s independence.

The Audit Committee discussed with Deloitte the overall scope of its respective audits. The Audit Committee meets with Deloitte, with and without management present, to discuss the results of its examinations, evaluations of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. In the performance of their oversight function, the members of the Audit Committee relied upon the information, opinions, reports and statements presented to them by the Company’s management and by Deloitte. The Audit Committee held six meetings during 2021.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements as of and for the year ended December 31, 2021 be included in the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 10, 2022.

Audit Committee

Scott S. Ingraham, Chair

Edward F. Brennan, PhD

Louisa G. Ritter

Peter B. Stoneberg

The foregoing report of the Audit Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

38	PROXY STATEMENT	KILROY REALTY

OUR EXECUTIVE OFFICERS

JOHN KILROY Chief Executive Officer and Chairman of the Board
Age: 73 Officer Since: 1996 Race/Ethnicity: Caucasian
Biographical information regarding Mr. Kilroy is set forth above under the caption “Proposal 1 — Election of Directors.”

TYLER ROSE President and Secretary
Age: 61 Officer Since: 1997 Race/Ethnicity: Caucasian

-   Mr. Rose was appointed President in December 2020 after serving as Executive Vice President and Chief Financial Officer since December 2009.

-   Prior to that, Mr. Rose served as Senior Vice President and Treasurer since 1997.

-   Prior to his tenure at the Company, Mr. Rose was Senior Vice President, Corporate Finance of Irvine Apartment Communities, Inc. from 1995 to 1997 and was appointed Treasurer in 1996.

-   Prior to that, Mr. Rose was Vice President, Corporate Finance of The Irvine Company from 1994 to 1995.

-   From 1986 to 1994, Mr. Rose was employed at J.P. Morgan & Co., serving in its Real Estate Corporate Finance Group until 1992 and as Vice President of its Australia Mergers and Acquisitions Group from 1992 to 1994. Mr. Rose also served for two years as a financial analyst for General Electric Company.

-   Mr. Rose currently serves as Lead Independent Director of Rexford Industrial Realty, Inc. and on the Policy Advisory Board for the Fisher Center for Real Estate and Urban Economics at the University of California, Berkeley.

-   Mr. Rose received a Master of Business Administration degree from The University of Chicago Booth School of Business and a Bachelor of Arts degree in Economics from the University of California, Berkeley.

KILROY REALTY	PROXY STATEMENT	39

ELIOTT TRENCHER Executive Vice President, Chief Investment Officer, Interim Chief Financial Officer and Treasurer
Age: 39 Officer Since: 2017 Race/Ethnicity: Caucasian

-   Mr. Trencher was appointed Interim Chief Financial Officer and Treasurer in February 2022, and continues to also serve as Chief Investment Officer, a position he has held since December 2020 with responsibility for acquisitions, dispositions, joint ventures, new markets, and the Company’s residential portfolio.

-   Upon joining the Company in 2017, Mr. Trencher served as Senior Vice President, Corporate Strategy.

-   Prior to joining the Company, Mr. Trencher worked at Cohen & Steers (NYSE: CNS) from 2008 to 2017 where he held various roles, the most recent of which was Vice President, Associate Portfolio Manager. In this role, he was an integral member of the team responsible for investing a multi-billion-dollar portfolio in US REITs. Mr. Trencher specialized in office, life science, healthcare, and industrial REITs.

-   From 2005 to 2008, Mr. Trencher was employed at Goldman Sachs (NYSE: GS) where he was an Analyst in the Corporate Real Estate Group.

-   Mr. Trencher received his Bachelor of Arts degree in Economics from New York University.

A. ROBERT PARATTE Executive Vice President, Leasing and Business Development
Age: 66 Officer Since: 2014 Race/Ethnicity: Caucasian

-   Mr. Paratte was appointed Executive Vice President, Leasing and Business Development in January 2014 and is responsible for the Company’s leasing and business development activities across all regions in which the Company operates. Across a two-decade plus career in commercial real estate, Mr. Paratte has held leadership roles in a variety of disciplines, including leasing, property acquisitions, development and property management.

-   Mr. Paratte joined the Company after seven years at Tishman Speyer where he was managing director for global leasing and business development from April 2007 to December 2013.

-   Prior to Tishman Speyer, Mr. Paratte was a partner at San Francisco-based William Wilson and Associates.

-   Mr. Paratte was named the San Francisco Business Times Deal Maker of the Year in 2002.

-   Mr. Paratte is a licensed California Real Estate Broker and a member of the Urban Land Institute.

-   Mr. Paratte holds a Bachelor of Science degree in Environmental Planning from the University of California, Davis and an MBA from the University of San Francisco.

40	PROXY STATEMENT	KILROY REALTY

HEIDI ROTH Executive Vice President, Chief Administrative Officer and Assistant Secretary
Age: 50 Officer Since: 2001 Race/Ethnicity: Caucasian

-   Ms. Roth was appointed Executive Vice President, Chief Administrative Officer in February 2019.

-   Ms. Roth has been with the Company since 1997 and most recently held the role of Executive Vice President and Chief Accounting Officer following her appointment as Senior Vice President and Controller in July 2005. Prior to such time, Ms. Roth held various other positions with the Company, including serving as the Company’s Vice President, Internal Reporting and Strategic Planning.

-   Prior to joining the Company, Ms. Roth was a CPA with Ernst & Young in Los Angeles. She is a Certified Public Accountant (inactive) and a member of the AICPA.

-   Ms. Roth currently serves as Chair of the Board of Directors and Chair of the Audit Committee of the Board of Directors of Crystal Stairs, Inc., a nonprofit child development organization and is an emeritus member of the National Association of Real Estate Investment Trust’s Best Financial Practices Council.

-   Ms. Roth received her Bachelor of Science degree in Accounting from the University of Southern California.

JUSTIN SMART Executive Vice President, Development and Construction Services
Age: 62 Officer Since: 2000 Race/Ethnicity: Caucasian

-   Mr. Smart was appointed Executive Vice President, Development and Construction Services in January 2013.

-   Mr. Smart served as Senior Vice President of Development and Construction Services from August 2000 through December 2012.

-   Mr. Smart has more than 30 years of real estate development experience covering a wide range of product types, including office, industrial, residential and resort properties throughout the United States.

-   From June 1996 to August 2000, Mr. Smart was Vice President of Development with Intrawest Corporation, a leading developer of resorts and resort real estate.

-   Prior to 1996, Mr. Smart served as Vice President of Construction with Kilroy Industries.

KILROY REALTY	PROXY STATEMENT	41

COMPENSATION DISCUSSION

AND ANALYSIS

INTRODUCTION

This CD&A describes the material elements of our executive compensation program, the compensation decisions made under the program and the factors considered in making those decisions for the NEOs listed below for 2021.

Name	Title
John Kilroy	Chief Executive Officer and Chairman of the Board
Tyler Rose	President and Secretary
Michelle Ngo	Senior Vice President, Chief Financial Officer and Treasurer*
Justin Smart	Executive Vice President, Development and Construction Services
A. Robert Paratte	Executive Vice President, Head of Leasing and Business Development

*   Ms. Ngo served as Senior Vice President, Chief Financial Officer and Treasurer throughout 2021. On February 15, 2022, Ms. Ngo notified us that she had accepted a new employment opportunity and her last day as an officer and employee of the Company was February 25, 2022.

Our Business

We are a self-administered REIT that is active in the current premier markets along the West Coast of the United States and in Austin, Texas. With more than a 70 year history, we have built deep experience in the region through multiple business cycles and operating environments. In 1997, we became a publicly traded REIT and in 2013, we were added to the S&P MidCap 400 Index. We believe the following aspects of our business make us one of the leading office REITs in the United States:

•

A fully integrated real estate enterprise. Our core management capabilities encompass all aspects of real estate, including the acquisition, financing, development, redevelopment, construction management, leasing, asset management and disposition of office and mixed-use projects.

•

Strong development experience. We maintain an active, multi-year development program that focuses on economically dynamic locations where anticipated long-term demand is strong, supply is limited and barriers to entry are high.

•

A leader in sustainability. We are an advocate of sustainability practices and are an industry leader in LEED-certified design, development and property operations. We were the first North American REIT to make a commitment to achieving carbon-neutral operations by year-end 2020, and we achieved this commitment in December 2020.

•

An innovator in work spaces. We strive to be a leader in rethinking and reshaping the physical work environment, which we believe is necessary to meet the needs of the fast-paced and knowledge-driven businesses that choose to locate in the coastal economies of the western United States.

42	PROXY STATEMENT	KILROY REALTY

EXTENSIVE STOCKHOLDER ENGAGEMENT AND RESPONSE TO 2021 VOTE

63% Reached out to Stockholders Holding Approximately 63% of our Common Stock

The Compensation Committee values input from the Company’s stockholders. Since our 2021 annual meeting of stockholders, we reached out to stockholders who together own approximately 63% of our outstanding common stock and requested meetings to solicit their input on a variety of topics, including market conditions, executive compensation, corporate strategy and corporate governance practices. We met with each of those stockholders who accepted such request. Our Lead Independent Director and Chair of the Compensation Committee personally led nearly all of these meetings.

Feedback. At each annual meeting, we hold a non-binding advisory vote to approve the compensation of our NEOs, which is commonly referred to as the “Say-on-Pay” vote. The Compensation Committee recognizes that the results of the 2021 Say-On-Pay vote demonstrated that some stockholders had certain specific concerns about the compensation provided to our NEOs. The feedback we received was generally that stockholders supported our performance-based executive compensation program, but that most who had voted against our 2021 Say-On-Pay vote, and most who had voted against our 2020 Say-On-Pay vote, had done so because of the severance arrangements that had been in place with our former Executive Vice President and Chief Operating Officer, Jeffrey Hawken.

Response to Feedback. As we indicated in our 2021 Proxy Statement, the severance benefits that were provided to Mr. Hawken in connection with his July 2020 separation from the Company were legacy provisions in Mr. Hawken’s prior employment agreement with the Company. These provisions would have been triggered under Mr. Hawken’s prior employment agreement had we failed to extend the term of the agreement upon substantially the same (or better) compensation and other terms for Mr. Hawken. Ultimately, these provisions were triggered when the Company terminated Mr. Hawken’s employment without cause in July 2020 in connection with a restructuring of the Company’s management team. As indicated in our 2021 Proxy Statement, the relevant legacy provision at issue in Mr. Hawken’s prior employment agreement has not been included in any of the Company’s other employment agreements that are currently in effect. Certain stockholders had other questions regarding the level of potential severance benefits under our CEO’s employment agreement.

Based on the feedback received from stockholders, the Compensation Committee took the following actions:

(1)

re-affirmed that the legacy provision at issue in Mr. Hawken’s prior employment agreement (requiring the Company to extend or renew the agreement on the same (or better) terms for the executive or else severance would be triggered under the agreement) is not included in any other current employment agreement with the Company and will not be included in any new Company employment agreements in the future;

(2)

will again consider, as it has in the past, the severance arrangements provided to our CEO when his contract is up for renewal (for clarity, our CEO’s employment agreement does not include the legacy provision at issue under Mr. Hawken’s prior employment agreement); and

(3)

adopted a substantially similar performance-based executive compensation program from 2020 in 2021, given the supportive investor feedback for the program’s structure since our last annual meeting of stockholders. This year, we also decided to hold base salaries at the same level set in 2020 for both our CEO and other NEOs.

When making future compensation decisions for our NEOs, the Compensation Committee will continue to consider the views that stockholders express through the annual Say-on-Pay votes and through direct communication between shareholders and our Lead Independent Director, our Board and management.

KILROY REALTY	PROXY STATEMENT	43

2021 COMPANY PERFORMANCE

During 2021, the Company achieved strong financial and operational results and further positioned itself for continued long-term growth. Below is a summary of our key achievements:

SAME STORE CASH NOI GROWTH(9)	DIVIDEND GROWTH	4Q 2021 NET DEBT / EBITDA(10)	CAPITAL ALLOCATION

7.4%	4.0%	5.8X	$2.3B

Year-Over-Year	Increased for 6th Consecutive Year; 48.6% Cumulative	Continued Focus on Maintaining a Strong Balance Sheet	Strong Execution of Capital Recycling Program

Solid 2021 Financial and Operational Performance. Despite the global pandemic, we generated solid year-over-year financial and operational results in 2021, which included the following:

•	Increased Same Store Cash NOI(9) by 7.4% and Same Store GAAP NOI by 4.4%

•	Increased dividend by 4.0%

•	Executed more than 1,280,000 square feet of leases, including development properties, an increase of 75.0% over 2020

Improved Leasing Activity. Despite the global pandemic, we had strong leasing activity in 2021 and generated solid year-over-year financial and operational results in 2021, which included the following:

•

Signed approximately 1.3 million square feet of leases, including approximately 1.2 million square feet of new or renewing leases in the stabilized portfolio and approximately 108,000 square feet of leases in the Company’s current development program. Highlights include:

—	A 182,000 square foot lease with Tandem Diabetics Care, Inc. for an average term of approximately 12 years at our 12400 High Bluff Drive property in San Diego

—	A 80,000 square foot lease with a major media company, for an average term of approximately 8 years in Los Angeles

—	A 71,000 square foot lease with a global technology company at our development project, 9514 Towne Centre Drive, located in the University Towne Center submarket of San Diego

•	Stabilized office portfolio was 93.9% leased and 91.9% occupied at year-end

•	Increased average rents on leases executed during 2021 by 7.0% on a cash basis and 20.8% on a GAAP basis(11)

Strong Execution of Capital Recycling Program. Capital recycling continues to play an important role in funding our activities and growth. Our general strategy has been to sell non-core assets and redeploy some or all of the capital into acquisitions, development and/or redevelopment where we can leverage our experience and add value to generate higher returns. In 2021, we generated gross proceeds of approximately $1.1 billion from the Company’s capital recycling program, including the disposition of The Exchange on 16th for approximately $1,440 per square foot and a gain on sale of $457.8 million. We subsequently redeployed the capital generated from dispositions into five off-market acquisitions of operating and development properties totaling $1.2 billion. Among these transactions were the acquisitions of 2001 West 8th Avenue, an approximately 539,000 square foot

(9)

See Appendix A for the definition of “net operating income” (“NOI”) and a reconciliation of net income available to common stockholders computed in accordance with GAAP to net operating income and for the definition of “Same Store NOI (on a GAAP and cash basis)” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to Same Store NOI (on a GAAP and cash basis). Increases are reported as 2021 performance above 2020 levels.

(10)

The net debt to EBITDA ratio is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s annualized EBITDA, for such period. See Appendix A for a definition of EBITDA and a reconciliation of net income available to common stockholders computed in accordance with GAAP to net income available to common stockholders computed in accordance with GAAP to EBITDA, in each case presented on an annualized basis for the applicable period. The Company’s annualized EBITDA reflects our pro rata share of joint ventures. Debt is net of cash. EBITDA is adjusted for $12.2 million in bond fees.

(11)

Change in GAAP/cash rents (leases executed) is calculated as the change between GAAP/cash rents for signed leases and the expiring GAAP/cash rents for the same space. This excludes leases for which the space was vacant longer than one year, or vacant when the property was acquired by the Company.

44	PROXY STATEMENT	KILROY REALTY

office project in the Denny Regrade submarket of Seattle for $490.0 million, and Indeed Tower, a newly constructed approximately 734,000 square foot office tower located in the central business district of Austin, Texas for $580.2 million. Our Indeed Tower acquisition marks the Company’s entry into the Southwest region.

Another Strong Year of Development Deliveries. We continued to create significant value for our stockholders through our development program. Over the past eight years, at a cost of $4.3 billion, we have delivered projects encompassing approximately 5.0 million square feet of office space, 198,000 square feet of retail and production, distribution and repair space and 1,001 residential units. These office projects were 99.0% leased upon stabilization and generated a stabilized cash return on cost that averaged between 7.0% to 8.0%.

In 2021, we completed construction on over $1.0 billion of office space and residential units. These projects included:

•

9455 Towne Centre Drive – a $95.0 million, approximately 160,000 square foot office project located in the University Towne Center submarket of San Diego, which is 100% leased to a global technology company

•	One Paseo Office – a $210.0 million, approximately 288,000 square foot component of our One Paseo mixed-use project in the Del Mar submarket of San Diego, which is 100% leased

•

Oyster Point Phase I – a $570.0 million, approximately 661,000 square foot three-building office development project located in South San Francisco. The first building was delivered to Cytokinetics at the end of September. The remaining two buildings were delivered to fintech giant, Stripe, in November

•	Jardine – a $185.0 million, 193-unit luxury residential tower in Hollywood

The Company now has 1,001 residential units that are approximately 96.0% leased.

During 2021, we commenced construction on $1.0 billion of the following new development projects:

•	Kilroy Oyster Point – Phase 2 – a $940.0 million, approximately 875,000 square foot life science project located in South San Francisco

•	9514 Towne Centre Drive – a $60.0 million, approximately 71,000 square foot office project located in the University Towne Center submarket of San Diego, which is 100% leased

In 2021, we also commenced construction on a $40.0 million redevelopment project in the Del Mar submarket of San Diego at 12340 El Camino Real, which is 100% leased to Dermtech.(12)

We also continued to make significant progress entitling our future development projects, which total more than five million square feet and span some of the most vibrant and attractive submarkets along the West Coast, including Seattle, San Francisco, South San Francisco, San Diego and in Austin, Texas.

Prudent Balance Sheet Management. During 2021, we took proactive measures to maintain our liquidity and strengthen our balance sheet. Below is a list of these actions and key achievements:

•

Ended 2021 with liquidity of over $1.5 billion, which was comprised of approximately $427.1 million of cash, cash equivalents and restricted cash on hand and full availability under our $1.1 billion revolving credit facility

•	Fully funded all development under construction and projects in the tenant improvement phase with cash on hand

•	Maintained Net Debt to EBITDA at 5.8x at year-end(10)

•	Completed several opportunistic financing transactions that lowered our overall cost of capital, enhanced our liquidity and extended upcoming debt maturities, including:

—

Amended and restated our unsecured revolving credit facility. The new sustainability-linked credit facility includes an increase in size from $750.0 million to $1.1 billion, a reduction in borrowing costs to LIBOR plus 0.900% and an extension of the maturity date to July 31, 2025 with two six-month extension options. The credit facility also features a sustainability-linked pricing component whereby the pricing can improve if we meet certain sustainability performance targets.

(12)	Total estimated redevelopment costs includes the existing depreciated basis of the building.

KILROY REALTY	PROXY STATEMENT	45

—	Raised $450.0 million through public offering of twelve-year, 2.650% senior unsecured green bonds.

—

Completed the early redemption of all $300.0 million of 3.800% unsecured senior notes due January 2023 for a price of approximately $313.4 million, including make whole redemption fees and other related costs.

Business Values Take into Account Non-Financial Objectives. We are committed to pursuing corporate social responsibility objectives, including sustainability, diversity, equity and inclusion, philanthropy and community involvement, good corporate citizenship, health and wellness, and other non-financial issues that are of significance to the Company and its stockholders, as further described under “Corporate Social Responsibility and Sustainability” beginning on page 5.

Maintained Leadership Position in Sustainability. We continue to be recognized for our industry-leading sustainability practices. For a list of accomplishments, see “Corporate Social Responsibility and Sustainability — Industry Leading Sustainability Practices” on page 9.

Strong Company Leadership. The Company’s leadership team is comprised of individuals that have extensive real estate experience, and is led by the award-winning Chairman and CEO, John Kilroy. Overall, the Company’s executive management team has an average tenure of over 30 years in the real estate industry.

COMPENSATION PHILOSOPHY AND OBJECTIVES

Our executive compensation philosophy is designed to achieve the following objectives:

•

To align executive compensation with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders without encouraging unnecessary or excessive risk-taking;

•

To provide an incentive to achieve key strategic and financial performance measures by linking annual cash incentive award opportunities and a substantial portion of long-term incentive award opportunities to the achievement of corporate and operational performance objectives;

•	To set total compensation to be competitive with companies in our peer group, taking into account our active portfolio management strategy and the skill set required to implement that strategy;

•	To provide a majority of target total direct compensation for the NEOs in the form of long-term incentive equity awards; and

•	To help the Company attract, retain and incentivize talented and experienced individuals in the highly competitive West Coast and Austin, Texas employment and commercial real estate markets.

46	PROXY STATEMENT	KILROY REALTY

WHAT WE PAY AND WHY: EXECUTIVE COMPENSATION ELEMENTS

The following table sets forth the key elements of our executive compensation program, along with the primary objective and key features associated with each element of compensation.

Compensation Element	Primary Objective		Key Features	Page Reference

Base Salary	•	To provide a regular source of income so employees can focus on day-to-day responsibilities.	•

Competitive pay, taking into account job scope, position, knowledge, tenure, skills and experience. Base salary is intended as the smallest key element of our executive compensation program, as we believe that a majority of each executive’s compensation opportunity should be directly tied to performance and/or the Company’s stock price.

Page 49
	•	To recognize ongoing performance of job responsibilities.

Short-Term Incentives (Annual Cash Bonuses)	•	To motivate and reward achievement of annual financial and operational goals and other strategic objectives measured over the year.	•

Final payouts are awarded to our NEOs based on specific performance metrics and qualitative goals, with a weighting assigned to each measurement category, that are established at the beginning of each year based on the Company’s annual business plan. Each NEO can earn between 0% and 150% of their target cash incentive based on the Company’s performance against the pre-established goals.

Page 50

Long-Term Incentives (Annual Equity Awards)	•	To emphasize long-term performance objectives.	•

For 2021, three-fourths of our NEOs’ annual long-term incentive award (other than with respect to Ms. Ngo, as discussed previously) was subject to performance-based vesting requirements over a three-year period. The award would be forfeited if a minimum FFO per share threshold for 2021 is not achieved (without the opportunity to vest in any future year) and, if the FFO goal is achieved, 50% of the award is subject to vesting based on relative TSR performance over the entire three-year vesting period and 50% of the award is subject to vesting based on average ratio of debt to EBITDA performance over the entire three-year vesting period.

Page 55
	•	To encourage creation of stock value and further align the interests of our NEOs with stockholder interests.
	•	To retain key executives through the performance and vesting periods.

KILROY REALTY	PROXY STATEMENT	47

DESIGN FEATURES OF THE 2021 EXECUTIVE COMPENSATION PROGRAM

We believe that our executive compensation program strikes an appropriate balance between attracting and retaining executives with the expertise and talent required to execute on our active portfolio management strategy, and linking compensation with the performance of the Company. Below is a summary of some of the key design features of our 2021 executive compensation program.

•

Majority of NEO Target TDC is “At Risk.” Approximately 89% of our CEO’s and approximately 80% of our other NEOs’ target TDC(13) for 2021 was not guaranteed but rather was tied directly to the performance of the Company, the Company’s stock price and/or individual performance, as shown below (Ms. Ngo is excluded for purposes of this illustration, as discussed previously).

Short-term incentives are “at risk” because the amount awarded could range from 0% to 150% of the NEO’s target short-term incentive depending on Company and individual performance.

Annual long-term equity awards are “at risk” because the final award value depends on our stock price and continued service over a three-year vesting period. In addition, three-fourths of our NEOs’ 2021 annual equity awards are subject to performance-based vesting (other than with respect to Ms. Ngo, as discussed previously).

•

Annual Short-Term Incentives Based on Performance Measurement Framework. The Compensation Committee determined the 2021 annual short-term incentives (annual cash bonuses) for our NEOs based on a rigorous performance measurement framework, assessing the Company’s actual performance against pre-established financial and operational goals (including ESG goals) and each NEO’s contribution to that performance. We also applied a specific weighting for each Company performance category in the short-term incentive plan to reduce the degree of qualitative judgment applied in determining final payouts. Based on the Company’s performance (as reflected on pages 52-54), the Compensation Committee determined that the final 2021 short-term incentives for our NEOs who received payments under this program would be 130% of target payout levels, and in all cases less than the maximum payout opportunities. See “Short-Term Incentives — Decisions for 2021; 2021 Key Operating and Financial Goal Setting and Performance” on page 51 for more information about how the goals are set and the Company’s performance.

•

Majority of Target TDC is in the Form of Long-Term Incentives. The most significant component of each NEO’s total compensation opportunity is in the form of equity-based long-term incentives that vest over a three-year period. In 2021, approximately 62% of our CEO’s (and approximately 60% of our other NEOs’) target TDC was in the form of equity-based long-term incentives. We believe equity compensation helps to align the interests of our NEOs with those of our stockholders.

•

Majority of Long-Term Incentives are Performance-Based. Three-fourths of our NEOs’ annual long-term incentive awards for 2021 (other than with respect to Ms. Ngo, as discussed previously) was subject to performance-based vesting requirements. Award levels were contingent on achievement of a threshold level of FFO per share for 2021. If that goal was achieved, vesting levels will be determined based on (i) our TSR compared to other office-focused REITs over a three-year period (for 50% of the performance-based awards) and (ii) our average annual ratio of debt to EBITDA over that period (for the remaining 50% of the performance-based awards). The balance of each NEO’s total annual long-term incentive award vests in annual installments over a three-year period, subject to continued service through the applicable vesting date.

(13)

As used in this Proxy Statement, “target TDC” means the executive’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the number of shares subject to the award) of annual long-term incentive awards granted to the executive in 2021.

48	PROXY STATEMENT	KILROY REALTY

•

Target TDC Set Taking into Account Market Pay Levels and that Payouts are Linked to Performance. The Compensation Committee did not set 2021 target TDC levels at any specific percentile against our peer group. Rather, the Compensation Committee considered peer group compensation data for 2020 to inform its decision-making process for 2021. In setting the 2021 compensation levels, the Compensation Committee also considered the following factors:

—

Active Portfolio Management Strategy in Highly Competitive Markets. Our business model requires an active portfolio management strategy (see “2021 Company Performance” beginning on page 44 for a summary of our 2021 activities). We believe implementing this strategy requires a broader skill set than those of executives who focus primarily on managing cash flows of a more static investment portfolio.

—

Target TDC Realized Only if Goals Achieved. In 2021, approximately 73% of our CEO’s (and approximately 61% of our other NEOs’) target TDC was performance-based. As a result, our NEOs would only receive their target TDC if the Company performs.

—

Majority of NEO Target TDC is Subject to Forfeiture and Linked to Performance. As noted above, the payout of our short-term incentives and vesting of performance-based equity awards depends on our actual performance and may be forfeited if threshold goals are not achieved.

2021 NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Committee reviews and authorizes each NEO’s compensation on an annual basis. Executive compensation is not established at any particular level against peer group data. Rather, the Compensation Committee generally considers the following factors:

•	The performance of the Company (e.g., TSR, operations, financial performance, acquisitions, dispositions, development and balance sheet management);

•	The performance of each NEO;

•	The contribution of each NEO to our overall results;

•	Input from our CEO (with respect to our other NEOs);

•	Additional roles or responsibilities assumed;

•	Experience, skill set and tenure;

•	Base salary, target short-term incentive and long-term incentive grant levels for comparable positions at companies in our peer group;

•	The NEO’s employment agreement (if any); and

•	The relative need to retain the NEO.

Base Salary

General Description

As noted above, we provide base salaries as a regular source of income so employees can focus on day-to-day responsibilities and to recognize ongoing performance of job responsibilities.

Decisions for 2021

In January 2021, the Compensation Committee determined that the NEOs’ respective 2021 annual base salary levels would remain at the same level as in effect at the end of 2020. The 2021 annual base salary for each of our NEOs was as follows: $1,225,000 for Mr. Kilroy, $600,000 for Mr. Rose, $550,000 for Mr. Smart, $500,000 for Mr. Paratte and $400,000 for Ms. Ngo.

(14)	See page 63 for a list of our peers.

KILROY REALTY	PROXY STATEMENT	49

Short-Term Incentives

General Description

Our short-term incentives (annual cash bonuses) are based on the annual performance of our Company and each individual’s contribution to the annual performance of our Company.

During the first quarter of the year, the Compensation Committee approves a performance measurement framework for that year and establishes a target short-term incentive amount for each NEO. This process typically takes place over several months, at multiple meetings of the Compensation Committee and typically involves an on-going dialogue between the Chair of the Compensation Committee and our CEO regarding the plan and outlook for the year. In establishing the performance measurement framework, the Compensation Committee considers the Company’s business plan for the year, the Company’s bonus goals and actual performance for the completed year, feedback received from stockholders and the discussions between the Chair of the Compensation Committee and our CEO regarding the plan and outlook for the year. The Compensation Committee also receives direct input from management regarding the Company’s business plan and the business environment generally and from its independent compensation consultant, Mercer. Mercer is involved throughout the process in advising the Compensation Committee on the general structure of the program, as well as the specific metrics and goals under consideration.

The Compensation Committee selects the performance categories, metrics and goals that it believes will accurately assess the annual performance of the Company and strategic goals. The Compensation Committee assigns a weight to each of the performance categories. That weighting further reduces the degree of qualitative judgment applied in determining final payouts. An ESG category was once again included to take into account and incentivize the Company’s achievement of carbon-neutrality and LEED certifications on new developments and the Company’s continued focus on diversity within the Company, and an additional ESG performance measure has been added to the ESG category for 2022.

Following the performance year, the Compensation Committee compares the Company’s actual performance results to the pre-established goals. The Compensation Committee then rates the Company’s performance in each category based on actual operating results against the goals in that category as follows:

•	Extraordinary – 150% of target

•	Superior – 125% of target

•	On Target – 100% of target

•	In-Line – 75% of target

•	Below Target – 50% of target

•	Well Below Target – 0% of target

The Compensation Committee then applies the weighting for each performance category to determine the Company’s overall achievement and potential bonus payout percentages. Like the process in establishing the performance measurement framework each year, the process to rate actual performance against the performance goals and determine the final short-term incentive award amounts typically takes place over several months at multiple meetings of the Compensation Committee. The Compensation Committee’s determination on the actual short-term incentive amount paid for each of the NEOs is based on a holistic assessment of results achieved and the business environment for the year, including consideration of the Company’s TSR, and individual awards may vary based on the Compensation Committee’s assessment of each NEO’s contributions and achievements. The Compensation Committee engages in discussions with management regarding the Company’s business plan for the year, the goals that had been established for the performance measurement framework, actual performance results for the year and the general business environment for the year. The Compensation Committee also receives input from Mercer regarding these matters and our CEO provides the Compensation Committee with input regarding the performance of the NEOs (other than himself). The maximum amount that may be awarded to an NEO is 150% of the NEO’s target short-term incentive amount.

50	PROXY STATEMENT	KILROY REALTY

Since our business strategy requires us to actively manage our property portfolio, the Compensation Committee believes that a rigid short-term incentive formula could undermine opportunistic decisions that have a negative impact on short-term gains but create long-term stockholder value (e.g., midyear changes in our strategy or portfolio due to a shift in market conditions or unanticipated opportunities can significantly alter specific objective goals that are set early in the year). The Compensation Committee believes its approach in determining each NEO’s short-term incentive payout reflects an appropriate balance between applying objective criteria and preserving flexibility to keep each NEO focused on strategic decisions that are in the long-term best interests of our stockholders.

Decisions for 2021; 2021 Key Operating and Financial Goal Setting and Performance

The Compensation Committee determined that the NEOs’ 2021 target short-term incentive amounts (as a percentage of base salary) would remain at the same level as in effect for 2020 (other than for Ms. Ngo for whom the Company established her first target short-term incentive amount in January 2021). The 2021 target short-term incentive amount for each of our NEOs was as follows: $3,000,000 for Mr. Kilroy, $600,000 for Mr. Rose, $550,000 for Mr. Smart, $500,000 for Mr. Paratte and $400,000 for Ms. Ngo. The 2021 target short-term incentive levels for Messrs. Kilroy, Rose and Smart were the minimum amounts required pursuant to their respective employment agreements.

In developing the performance measurement framework and goals for 2021, the Compensation Committee selected performance measures that it considers to be common measures of REIT performance and the Company prepared a bottoms up, property-by-property budget that incorporated property specific assumptions for the Company’s stabilized portfolio. The Company then integrated those assumptions with the Company’s development and funding strategies against a backdrop of existing real estate conditions. As a result, the Company created financial and operational goals that were directly tied to the Company’s existing portfolio and the broader business objectives for 2021.

The Compensation Committee then reviewed and approved the Company’s proposed 2021 financial and operational goals for inclusion in the performance measurement framework, each as described below. Historically, goals have generally been set at levels that were higher than the performance levels achieved in the prior year. However, since the composition of the Company’s portfolio changes from year to year (for example, the Company sold approximately $1.1 billion of assets in 2021 as compared to $76.0 million in 2020), the performance level in the prior year may not accurately reflect the difficulty of achieving the specified level of performance in the current year (for example, because of occupancy levels, scheduled lease expirations, capital expenditure budgets, development activity, product mix or disposition timing). In these cases, the Compensation Committee may set performance goals at levels that are the same or lower than the performance results achieved in the prior year but at levels that, after taking into account the composition of the Company’s portfolio at the start of each year, the Compensation Committee believes are comparatively as, or more, rigorous. Furthermore, significant uncertainties regarding the impact of the COVID-19 pandemic existed at the time the Compensation Committee set the 2021 performance goals. The Compensation Committee established goals that it believes were challenging. Select goals were set at lower performance levels than 2020 achievements in light of our portfolio and the Compensation Committee’s expectations on the COVID-19 pandemic’s impact on our business at the time they were set in early 2021.

The design of the 2021 performance measurement framework is mainly consistent with the design of the 2020 performance measurement framework, except that the same performance category weightings were used for the entire executive team (rather than different weightings being assigned to certain members of the team) for consistency and uniformity within the team. The following table shows the 2021 performance measurement framework and 2021 goals approved by the Compensation Committee in early 2021, as well as the Company’s actual 2021 performance.

KILROY REALTY	PROXY STATEMENT	51

2021 Performance Measurement Framework

Category	Metric	2021 Goals	2021 Performance	Why It Is Important
Operations (25% weight)	Adjusted FFO Per Share(1):	$4.06	$4.23(2)

Our operations performance demonstrates our ability to manage our Class A portfolio profitably and includes key metrics utilized by the REIT industry. We depend primarily on cash flows generated by leasing activity in both the stabilized portfolio and development program. Effective expense management further enhances our financial performance and drives our bottom line results. The amount of leasing, revenue and Same Store Cash NOI and occupancy demonstrate our effectiveness in lease execution and expense management. FFO and FAD per share indicate our ability to generate strong net cash flows after funding capital expenditures, corporate overhead and other corporate expenses, including dividends

	Adjusted FAD Per Share(3):	$2.70	$3.29(4)
	Same Store Cash NOI Growth(3):	2.5% to 3.5%	7.4%
	Leasing SF:	700,000	1,284,427
	Year-End Occupancy:	92.0% to 93.0%	92.3%(5)
	G&A Expense ($MM):	$83.0(6)	$93.0(7)

Balance Sheet Management(8) (20% weight)	Debt/EBITDA(9):	6.3x	6.1x(10)

Prudently managing our balance sheet allows us to fund our in-place operations and future growth opportunities. Balancing various forms of capital and keeping a keen eye on leverage is critical to our business so that we are positioned well throughout market cycles. Our success in doing so is measured by our Debt/EBITDA ratio, a key metric used by our investors and rating agencies to evaluate financial risks in our business.

	Equity Financing ($MM):	$0	$0
	Debt Financing ($MM):	$750.0	$1,550.0

Dispositions (15% weight)	Total Dispositions ($MM):	$0	$1,118.5

Effectively allocating capital is a major driver of growth and value in our business that can significantly impact the quality of our portfolio, as well as generate meaningful cash flow and value over the long term — it allows us to acquire, sell and develop assets to fund development and other opportunities.

•  Acquisitions help generate current income and may play a strategic role in future development or redevelopment opportunities.

•  Dispositions, including joint ventures, not only help fund development and other strategic initiatives but can also enhance the quality of our portfolio depending on what we sell. Dispositions may, however, impact FFO and FAD.

•   At certain points in the market cycle, development provides us with significant growth and future value creation opportunities.

52	PROXY STATEMENT	KILROY REALTY

Category	Metric	2021 Goals	2021 Performance	Why It Is Important
Development (20% weight)

In 2021, we completed construction on over $1.0 billion of office space and residential units. These projects included 9455 Towne Centre Drive, One Paseo office, Kilroy Oyster Point Phase 1 and 193 residential units at Jardine. These development projects had substantial leases executed, with the office portion 100% leased as of year-end, and the residential portion at Jardine 84.0% leased.

Additionally, in 2021, we continued to improve the status and scope of our in-process development and redevelopment projects under construction, which have a total estimated investment of $2.3 billion upon completion, approximately 45% of which is comprised of life science. In 2021, we commenced construction on over $1.0 billion in new development and redevelopment projects, including Kilroy Oyster Point Phase 2, 9514 Towne Center Drive and the redevelopment of 12340 El Camino Real.

See the description for “Why It Is Important” above under Dispositions.
ESG (20% weight)

We set a goal to maintain and enhance diversity, equity and inclusion (“DE&I”) in our workforce. We accomplished this in 2021 by launching a Company-wide diversity initiative, communicating regularly with our employees by sending emails that included links to educational and other helpful materials, hosting events such as themed lunches to acknowledge and highlight heritage months, holidays and other cultural events, and implementing targeted training on DE&I-related topics. We maintained transparency around our diversity metrics through disclosing diversity data to the Bloomberg Gender Equality Index (“Bloomberg GEI”), and we were included as a member of the Index for the third year in a row.

We also set a goal of maintaining carbon-neutral operations in 2021, which we achieved through onsite energy efficiency measures, onsite renewable energy generation, offsite renewable energy procurement and verified carbon offsets.

Another key goal was that all new office and life science development projects completed in 2021 would be certified LEED Gold or higher. We achieved this goal: 100% of our new office and life science development/redevelopment projects completed in 2021 earned LEED Gold or higher.

Additionally, we continue to be recognized by various industry groups across the world for our commitment to and leadership position in sustainability. In 2021, the Company was the 1st Listed Leader in the Americas by GRESB and received NAREIT’s Leader in the Light award in the Officer Sector for the eighth time. In 2021, for the sixth year in a row, the Company was awarded the EPA’s highest ENERGY STAR honor, Partner of the Year Sustained Excellence, and for the fifth year in a row, the Company was included in the Dow Jones Sustainability World Index.

Given the importance of these topics to our business and our investors, as well as for our recruitment and retention efforts, we maintain a focus on corporate social responsibility and sustainability. We continuously look for new and better ways to foster a diverse and inclusive work environment, improve employee health and safety, engage our surrounding communities and minimize our environmental impact, all while creating value for our stockholders.

KILROY REALTY	PROXY STATEMENT	53

(1)

See Appendix A for the definition of “Adjusted FFO Per Share” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to FFO Per Share and Adjusted FFO Per Share. FFO Per Share is also used as a performance metric under the performance-based component of our NEO equity awards as defined in those award agreements. The Compensation Committee believes it is nevertheless appropriate to take FFO Per Share into account in our short-term incentive award performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance and is only one of many measures (disclosed above) used to assess performance under the framework.

(2)

Added back to FFO per share for these purposes was $0.39 for the sale of The Exchange on 16th and $0.11 per share of unbudgeted bond fees. In addition, $0.01 per share of unbudgeted tenant-driven revenue recognition delay at 333 Dexter was added back to FFO per share. All such amounts were offset by $0.17 per share of adjustments related to acquisitions.

(3)

See Appendix A for the definition of “FAD (or Funds Available for Distribution) Per Share”, “Same Store NOI (on a GAAP and cash basis)” and reconciliations of net income available to common stockholders computed in accordance with GAAP to Same Store NOI (on a GAAP and cash basis) and net income available to common stockholders computed in accordance with GAAP to FAD Per Share.

(4)

Added back to FAD per share for these purposes was $0.34 for the sale of The Exchange on 16th, $0.11 per share of unbudgeted bond fees. All such amounts were offset by $0.17 per share of adjustments related to acquisitions.

(5)	Adjusted for the impact of The Exchange on 16th sale (+34 bps) and the 333 Dexter tenant delay (+31 bps), but also offset by the West 8th acquisition (-30 bps).

(6)	Excludes all legal leasing and development leasing costs.

(7)

Excludes approximately $110,000 of acquisition-related expenses. Adjusting for the mark to market impact of the Company’s deferred compensation program, and higher stock compensation amortization resulting from the Company’s overall performance, G&A Expense for 2021 was $85.2 million.

(8)	As of December 31, 2021.

(9)

Pro-rata for the Company’s share in the Company’s strategic ventures. The debt to EBITDA ratio is also used as a performance metric under the performance-based component of our NEO equity awards. The Compensation Committee believes it is nevertheless appropriate to take the debt to EBITDA ratio into account in our short-term incentive performance measurement framework because it is a key metric for the Company, frequently used by investors to assess REIT performance and is only one of many measures (disclosed above) used to assess performance under the framework. The debt to EBITDA ratio is calculated as the Company’s consolidated debt balance for the applicable period, divided by the Company’s EBITDA, as adjusted, for such period. See Appendix A for a definition of “EBITDA, as adjusted,” and a reconciliation of net income available to common stockholders computed in accordance with GAAP to EBITDA, as adjusted.

(10)	Net of cash balance and pro forma for strategic ventures. Adjusted for EBITDA impact for the sale of The Exchange on 16th and unbudgeted bond fees, but offset by acquisitions.

At the end of the year, the Compensation Committee determined the Company’s actual 2021 performance disclosed in the chart above and applied the goal weighting set forth above to determine the aggregate total annual bonuses that were earned based on the Company’s 2021 performance. As a result, the Compensation Committee determined that the Company’s overall performance for 2021 was slightly above the “Superior” level. The chart below describes the Compensation Committee’s assessment of the Company’s 2021 achievement of each performance goal category.

Category	2021 Assessment
Operations	130% of Target
Balance Sheet Management	125% of Target
Disposition	150% of Target
Development	125% of Target
ESG	125% of Target

The Compensation Committee considered each NEO’s individual performance, contributions toward achieving the performance goals and the Company’s overall TSR performance to determine the actual amount of the 2021 short-term incentive amount paid to each NEO. As a result, the 2021 short-term incentive amounts paid to the NEOs for 2021 were 130% of target payout levels. The Compensation Committee determined that each of the NEOs made significant contributions to the Company in 2021, and did not make any adjustments to the NEOs’ 2021 annual incentives based on individual performance relative to the team as a whole.

The 2021 actual short-term incentive amount for each of our NEOs (each, 130% of the NEO’s target annual incentive amount) was as follows: $3,900,000 for Mr. Kilroy, $780,000 for Mr. Rose, $715,000 for Mr. Smart, $650,000 for Mr. Paratte, and $520,000 for Ms. Ngo.

54	PROXY STATEMENT	KILROY REALTY

Long-Term Incentives

General Description

We grant annual long-term incentives to our NEOs in the form of RSUs that vest over a three-year period. A portion of the RSUs awarded to certain members of our senior management team, including our Executive Vice Presidents and more senior officers, include performance-based vesting requirements. Each RSU represents and is paid in one share of our common stock, subject to the satisfaction of applicable vesting conditions, which further aligns our NEOs’ interests with those of our stockholders. The NEOs do not have the right to vote or (with limited exceptions such as in connection with death or by court order in connection with a divorce) dispose of any RSUs prior to the time the shares are actually issued. Each RSU is granted in tandem with a corresponding dividend equivalent right that entitles the NEO to be credited with additional RSUs upon the Company’s payment of dividends to stockholders if the dividend equivalent right is or was outstanding on the record date. Any such additional RSUs credited in respect of dividend equivalent rights are subject to the same vesting terms as the underlying RSUs and vest (if at all) together with the underlying RSU to which they relate. In addition to annual equity awards, we occasionally make grants of equity awards at other times at the discretion of the Compensation Committee, such as in recognition of service to the Company, in connection with the negotiation of an employment agreement or the hiring or promoting of employees.

Decisions for 2021

The 2021 annual equity awards to our NEOs consist of the following:

•

Three-fourths of our NEOs’ total annual equity award are RSUs subject to performance-based vesting requirements (“performance-based RSUs”) (other than with respect to Ms. Ngo, who received 100% time-based RSUs because she was not an Executive Vice President or more senior officer at the time of her grant). The performance-based RSUs cliff vest, if and to the extent the performance goals are achieved, in one lump sum after the end of the three-year vesting period. The Compensation Committee set the 2021 operational goal (i.e., the FFO Per Share metric) for the performance-based RSUs above the goal used for the prior year.

•

One-quarter of each NEO’s annual equity award are RSUs subject to a time-based vesting schedule (“time-based RSUs”) (other than with respect to Ms. Ngo’s equity award, as discussed previously). The time-based RSUs vest ratably in annual installments over a three-year vesting period and payouts are subject to continued service through the applicable vesting date.

(Consistent with the equity awards for our NEOs generally, Ms. Ngo’s annual equity award for 2022 consisted of a mix of both performance-based RSUs and time-based RSUs.)

The Compensation Committee also believed that a majority of each NEO’s total 2021 annual equity award should be subject to performance-based vesting requirements to accomplish the following objectives:

•	Align overall reward opportunity with actual performance delivered;

•

Require achievement of pre-defined operating goals using a performance measure that is reflective of management’s efforts (i.e., the FFO Per Share metric for the first year, which applies to all of the performance-based awards, and the debt to EBITDA ratio metric over the three-year performance period, which applies to 50% of the performance-based awards);

•

Require sustained longer-term performance of the Company’s share price by including a relative TSR modifier that measures the Company’s performance against other office REIT competitors in the SNL US REIT Office Index over the entire three-year vesting period (i.e., the TSR Percentile Ranking metric, which applies to the other 50% of the performance-based awards); and

•	Create an additional retention incentive, as vesting is contingent on each NEO’s continued service through the end of the three-year vesting period.

KILROY REALTY	PROXY STATEMENT	55

2021 Annual Equity Award Values

In February 2021, the Compensation Committee granted each NEO a number of time-based RSUs and a “target” number of performance-based RSUs (other than Ms. Ngo who received only time-based RSUs in 2021), each expressed as a dollar value that was then converted into a number of RSUs based on our stock price on the date of grant. These dollar values are set forth in the chart below. The Compensation Committee determined that the aggregate dollar value for each NEO’s 2021 annual equity award was appropriate based on its consideration of the factors listed on page 49.

Named Executive	Time-Based RSUs(1)	Target Performance- Based RSUs(1)	Total Equity Award
John Kilroy	$1,750,000	$5,250,000	$7,000,000
Tyler Rose	$475,000	$1,425,000	$1,900,000
Michelle Ngo	$450,000	—	$450,000
Justin Smart	$475,000	$1,425,000	$1,900,000
A. Robert Paratte	$425,000	$1,275,000	$1,700,000

(1)   These amounts are the values approved by the Compensation Committee in February 2021 (and in January 2021 as to the award for Ms. Ngo) and converted into the corresponding number of RSUs (the number of RSUs at the “target” level of performance in the case of the performance-based RSUs) based on the closing price of the Company’s common stock on the date of grant of the awards and rounded up to the nearest whole share. For the accounting fair value of these awards as reflected in the Summary Compensation Table, please refer to footnote (1) to the Summary Compensation Table.

2021 Performance-Based RSUs

The 2021 performance-based RSUs vest when the Compensation Committee determines if, and to the extent, the performance vesting conditions have been achieved by the Company. Such determination will be made by the Compensation Committee during January or February 2024. The total number of 2021 performance-based RSUs that ultimately vest will be determined as follows:

1.

The target number of performance-based RSUs granted to each NEO is first multiplied by an FFO Per Share modifier that ranges from 0% to 150% (and 0% to 175% in the case of our CEO). This modifier is determined by the Company’s FFO Per Share for 2021 as shown in the table below (the number of RSUs resulting from this calculation is referred to as the “Banked Shares” subject to the award).

FFO Per Share (for 2021)*	FFO Per Share Modifier* (for NEOs except CEO)	FFO Per Share Modifier* (for CEO)
$4.16 or greater	150%	175%
$4.06	100%	100%
$3.96	50%	25%
Less than $3.96	0% (complete forfeiture)	0% (complete forfeiture)

* Determined on a pro-rata basis between points

56	PROXY STATEMENT	KILROY REALTY

The Banked Shares subject to the award are then eligible to vest as follows:

2.

50% of the Banked Shares are multiplied by a TSR Percentile Ranking modifier that ranges from 50% to 150% (and from 25% to 175% for our CEO). This modifier is determined as shown in the table below based on the percentile ranking of the Company’s TSR for the three-year performance period (2021-2023) among the TSRs for the companies in the SNL US REIT Office Index calculated in the manner described on page 74.

TSR Percentile Ranking* (2021-2023) — 50% Weight	TSR Modifier* (for NEOs except CEO)	TSR Modifier* (for CEO)
80th percentile or greater	150.0%	175%
50th percentile	100.0%	100%
20th percentile or lower	50.0%	25%

* Determined on a pro-rata basis between points

For example, if the TSR Percentile Ranking is at the 50th percentile, then there is no modification up or down to the Banked Shares allocated to this metric. If the TSR Percentile Ranking is below the 50th percentile, then the Banked Shares allocated to this metric may be reduced by up to 75% for our CEO’s award and by up to 50.0% for our other NEOs’ awards. If the TSR Percentile Ranking is greater than the 50th percentile, then the Banked Shares allocated to this metric may be increased by up to 75% for our CEO’s award and by up to 50% for our other NEOs’ awards.

3.

50% of the Banked Shares are multiplied by an Average Debt to EBITDA Ratio modifier that ranges from 50% to 150% (and from 25% to 175% for our CEO). This modifier is determined as shown in the table below based on the Company’s Average Debt to EBITDA Ratio for the three-year performance period (2021-2023) calculated in the manner described on page 74.

Average Debt to EBITDA Ratio* (2021-2023) — 50% Weight	Average Debt to EBITDA Ratio Modifier* (for NEOs except CEO)	Average Debt to EBITDA Ratio Modifier* (for CEO)
6.30x or less	150%	175%
6.80x	100%	100%
7.30x or higher	50%	25%

* Determined on a pro-rata basis between points

The FFO Per Share measure applies to the year 2021 only. This measure was selected as a performance metric because it is a financial measure commonly used by analysts and investors to evaluate a REIT’s operating performance and overall management of its property portfolio. If the threshold level of FFO Per Share shown above is not achieved, the entire award is forfeited with no opportunity to vest in a future year.

The TSR Percentile Ranking over the three-year performance period modifier was included to further align executives’ interests and potential rewards with stock price performance on a relative basis over a longer-term performance period.

The Average Debt to EBITDA Ratio modifier, again, over the three-year performance period, was included to align the Company’s substantial growth plans with maintaining a conservative balance sheet. By including a key leverage metric, the Company is limited in its ability to incur significant additional debt to fund growth and grow earnings without negatively impacting this compensation metric.

The increased up-side and down-side leverage applied to the TSR modifier and the Average Debt to EBITDA Ratio modifier for the award to our CEO reflects his responsibility for the overall performance of the Company.

Please see the discussion under “Named Executive Officer Compensation Tables — Description of Plan-Based Awards — Performance-Based RSUs” beginning on page 73 below for more information on determining FFO Per Share, TSR Percentile Ranking, Average Debt to EBITDA Ratio and related modifiers for purposes of these awards.

KILROY REALTY	PROXY STATEMENT	57

The following chart illustrates the operation of the performance-based RSUs awarded in 2021 and discussed above:

Illustration of 2021 Performance-Based RSUs Up to 1.5x target (1.75x for the CEO) 1 2021 FFO Per Share Measure 1-year performance against pre-set FFO Per Share goals to determine number of Banked Shares Earn up to 50% (75% for the CEO) more than Banked Shares Set 1-Year operating goals grant target number of shares As little as 0.0x target 2 TSR Percentile Rank vs. SNL US REIT Office Index Companies Relative 3-Year TSR Percentile = TSR Percentile Ranking 50% Weighting 3 Modify Banked Shares based on TSR Percentile Ranking Forfeit up to 50% (75% for the CEO) of Banked Shares Earn up to 50% (75% for the CEO) more than Banked Shares 4 2021 Debt to EBITDA Ratio 2022 Debt to EBITDA Ratio 2023 Debt to EBITDA Ratio 5 Modify Banked Shares based on Average Debt to EBITDA Ratio Forfeit up to 50% (75% for the CEO) of Banked Shares Average of Three 1-Year Debt to EBITDA Ratios = Average Debt to EBITDA Ratio 50% Weighting

2021 FFO Performance Under 2021 Annual Equity Awards

In January 2022, the Compensation Committee determined that the Company’s 2021 FFO Per Share, when adjusted in accordance with the 2021 RSU award agreement, was $4.23. Added back to FFO per share for purposes of this determination and in accordance with the terms of the award agreements was $0.34 per share of unbudgeted costs incurred in 2021, including $0.01 per share of unbudgeted compensation costs, $0.39 per share of unbudgeted financing costs related to the disposition of The Exchange on 16th, and $0.11 per share of other unbudgeted costs, which were all offset by $0.17 per share related to the unbudgeted impact of acquisitions in 2021. As a result, 150% (175% for the CEO) of the target number of performance-based RSUs awarded in 2021 to each NEO were Banked Shares and became eligible to vest, subject to (1) further adjustment (up or down) as follows: (a) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s relative TSR performance against other office REIT competitors included in the SNL US REIT Office Index at the time of grant of the award over the entire three-year vesting period and (b) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s Average Debt to EBITDA Ratio over the three-year performance period, and (2) continued service through the remainder of the three-year performance period.

58	PROXY STATEMENT	KILROY REALTY

2021 FFO Performance Under 2020 Annual Equity Awards

In January 2020, the Compensation Committee awarded the NEOs (other than Ms. Ngo) RSUs that had a structure similar to the RSUs awarded in January 2021. The 2020 RSUs are described more fully in the Company’s 2021 Proxy Statement. In January 2021, the Compensation Committee determined that the Company’s 2020 FFO Per Share, when adjusted in accordance with the 2020 RSU award agreement, was $4.15. Added back to FFO per share for purposes of this determination and in accordance with the terms of the award agreements was $0.40 per share of unbudgeted costs incurred in 2020, including $0.18 per share of unbudgeted severance costs, $0.19 per share of unbudgeted financing costs that resulted from our decision, with unanimous support of our Board, to enhance our cash position during the year, and $0.03 per share of other unbudgeted costs. As a result, 100% of the target number of performance-based RSUs awarded in 2020 to each NEO (other than Ms. Ngo) were Banked Shares and became eligible to vest, subject to (1) further adjustment (up or down) as follows: (a) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s relative TSR performance against other office REIT competitors included in the SNL US REIT Office Index at the time of grant of the award over the entire three-year vesting period and (b) 50% of the Banked Shares will be adjusted (up or down) based on the Company’s Average Debt to EBITDA Ratio over the three-year performance period, and (2) continued service through the remainder of the three-year performance period. Based on the Company’s 2020 FFO Per Share performance, between approximately 50% and 150% of the target number of performance-based RSUs awarded in 2020 to each NEO other than Ms. Ngo (and between approximately 25% and 175% of the target number of performance-based RSUs awarded in 2020 to our CEO) will vest at the end of the three-year performance period, assuming continued service through the remainder of that period.

2021 Performance Year Under 2019 Annual Equity Awards

In February 2019, the Compensation Committee awarded the NEOs (other than Ms. Ngo) RSUs that had a structure similar to the RSUs awarded to the NEOs in January 2021. The 2019 RSUs are described more fully in the Company’s 2020 Proxy Statement. In January 2021, the Compensation Committee made a final determination that 175% (and 218.8% in the case of our CEO) of the target number of 2019 performance-based RSUs awarded to each NEO vested. The Compensation Committee’s final determination was based on (a) 150% (and 175% in the case of our CEO) of the target number of 2019 performance-based RSUs awarded to each NEO being Banked Shares as a result of the Company’s 2019 FFO Per Share performance, (b) no adjustment being made or required with respect to 50% of the Banked Shares as a result of the Company’s relative TSR performance against other office REIT competitors included in the SNL US REIT Office Index at the time of grant of the award over the entire three-year performance period being at the 60th percentile, and (c) a 133.33% adjustment (and 150% adjustment in the case of our CEO) with respect to 50% of the Banked Shares as a result of the Company’s Average Debt to EBITDA Ratio over the three-year performance period being 5.26x.

December 2018 Performance-Based RSU Awards

As discussed in the CD&A included in the Company’s 2019 Proxy Statement, the Company awarded RSUs to the NEOs in December 2018, the vesting of which is subject, in part, to the Company’s TSR performance relative to the TSR performance of the SNL US REIT Office Index for the four-year period 2019-2022 with a component eligible to vest at the end of 2021. In February 2022, the Compensation Committee determined that no portion of these awards were eligible to vest at the end of 2021 based on the Company’s relative TSR performance (as determined for purposes of these awards) for the three-year period 2019-2021. As the SNL US REIT Office Index was discontinued during 2021, for purposes of these awards, the TSR performance of the SNL US REIT Office Index was based on the actual TSR of that index through the point that it was discontinued and, after the point it was discontinued, based on the weighted TSRs of the constituent companies that were included in that index at the time it was discontinued.

KILROY REALTY	PROXY STATEMENT	59

Additional Compensation Elements

Indirect Elements of Compensation

To assist us in attracting and retaining key executives, our NEOs are eligible to participate in the same health, welfare and insurance benefit plans in which our other salaried employees are generally able to participate. In addition, to help attract and retain our executives, we provide our NEOs with certain other benefits such as an automobile allowance, a medical allowance, supplemental life insurance, and certain reimbursements for club dues, financial planning services and home office expenses. We also provide all of our employees, including our NEOs, the opportunity to rent an available residential unit at a Company property at a discount.

Stock Award Deferral Program

We maintain a Stock Award Deferral Program under which our directors and certain of our management employees, including our NEOs, may elect to receive RSUs in lieu of restricted shares granted under the 2006 Plan in order to defer receipt of these shares (or may elect to defer payment of RSUs that would otherwise be made when the RSUs vest). Each RSU issued under the deferral program represents the right to receive one share of our common stock in the future, subject in each case to the vesting conditions provided in the restricted stock or RSU award. In addition, deferred RSUs carry with them the right to receive dividend equivalents that credit participants, upon our payment of dividends in respect of the shares underlying the participant’s RSUs, with additional RSUs equal to the value of the dividend paid in respect of such shares. Shares of stock underlying RSUs will be paid to the participant on the earliest to occur of a change in control, the participant’s “separation from service” with us, the participant’s death or disability, or a pre-determined date, if specified by the participant. By electing to receive deferred RSUs, participants are generally able to defer income taxes on these awards, which we believe helps us to attract, retain and incentivize top talent without significant additional cost to the Company.

Since RSUs are paid in our common stock and the deferral of payment of RSUs under the program may result in participants holding RSUs for a longer period, we believe the Stock Award Deferral Program enhances the alignment between management and stockholder interests.

Defined Contribution Plans

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) that covers our eligible employees, including our NEOs, and those of certain designated affiliates. The 401(k) Plan permits our eligible employees to defer receipt of (and taxation on) a portion of their annual compensation, subject to certain limitations imposed by the 401(k) Plan and under the Internal Revenue Code. The employees’ elective deferrals are immediately vested and nonforfeitable upon contribution to the 401(k) Plan. We currently make matching contributions to the 401(k) Plan in an amount equal to fifty cents for each dollar of participant contributions, up to a maximum of 10% of the participant’s base salary (thus, the maximum match is 5% of the participant’s base salary) and subject to certain other limits under the tax laws. Participants vest immediately in the amounts contributed by us to their plan accounts. Our employees are eligible to participate in the 401(k) Plan after three months of credited service with us. The 401(k) Plan is intended to qualify under Section 401 of the Internal Revenue Code so that contributions by employees to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan. This tax-preferential savings option helps us to attract, retain and incentivize top talent.

Deferred Compensation Plan

We maintain a cash deferred compensation plan, the 2007 Deferred Compensation Plan, as amended (the “Deferred Compensation Plan”), under which our directors, partners and certain of our management employees, including our NEOs, may defer receipt of their compensation, including up to 100% of their director fees and cash bonuses and up to 70% of their salaries or other types of eligible compensation, each as applicable. In addition, partners and eligible management employees, including our NEOs, will generally receive semi-monthly contributions from us to their Deferred Compensation Plan accounts equal to 10% of their respective gross semi-monthly base salaries (or certain guaranteed payments, in the case of partners). The Deferred Compensation Plan provides that we may also make additional discretionary contributions to participant accounts. We did not make any discretionary contributions to the Deferred Compensation Plan for 2021 for the benefit of any of our NEOs. The

60	PROXY STATEMENT	KILROY REALTY

Deferred Compensation Plan fits into our compensation philosophy by providing our NEOs with the ability to accrue compensation and generate savings in a tax-efficient manner in excess of limits imposed on our 401(k) Plan, thereby providing additional financial security that enables our executives to focus on their work-related obligations. For additional information, refer to the Nonqualified Deferred Compensation table below.

Severance and Change in Control Arrangements

We have entered into employment agreements with each of our NEOs (other than Ms. Ngo and Mr. Paratte) that include certain severance benefits. Our equity awards also provide for continued or accelerated vesting in connection with certain terminations of the award holder’s employment or a change in control. We believe that these provisions help to ensure the day-to-day stability and focus of our management team. The Compensation Committee evaluates the level of severance benefits to provide our NEOs on a case-by-case basis, and in general, we consider these severance protections an important part of an executive’s compensation and consistent with competitive practices as of the date they were entered into.

We do not provide our NEOs with any “single trigger” severance or equity award acceleration arrangements, meaning that severance benefits and accelerated vesting of equity awards are not triggered simply because a change in control transaction occurs. Instead, time-based RSU awards granted to our NEOs generally vest in connection with a change in control transaction only if the award is to be terminated (and will not be continued, substituted for or assumed) in connection with the transaction. In the case of the performance-based RSUs granted to our NEOs, the RSUs will vest based on the Company’s performance through the transaction. The time-based RSUs granted to our NEOs also generally vest, and any severance benefits for our NEOs are generally triggered, upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or, in certain cases, due to the retirement, death or disability of the NEO.

For a description of the material terms of these arrangements, see “Named Executive Officer Compensation Tables — Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts,” “Named Executive Officer Compensation Tables — Grants of Plan-Based Awards — 2021,” “Named Executive Officer Compensation Tables — Description of Plan-Based Awards” and “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” below.

Decisions for 2022

None of our NEOs received an increase in base salary for 2022 from the level in effect at the end of 2021, except that Mr. Paratte’s and Ms. Ngo’s base salaries were increased to $550,000 and $420,000, respectively. None of our NEOs received an increase in target annual cash incentive (expressed as a percentage of the NEO’s annual base salary) for 2022, except that Mr. Paratte’s target annual cash incentive for 2021 was increased to $550,000 and Ms. Ngo did not have a target annual cash incentive for 2021. The structure of the Company’s annual cash incentive program for 2022, and the terms of its annual equity awards for 2022, remain substantially the same as the program and awards for 2021.

On February 24, 2022, we entered into a transition agreement with Ms. Ngo pursuant to which we will pay Ms. Ngo $150,000 per month for two months in conjunction with Ms. Ngo providing transition support to us for sixty days following her February 25, 2022 separation from employment with the Company. Ms. Ngo’s long-term incentive awards that were unvested on her February 24, 2022 separation from employment terminated without payment.

HOW WE MAKE COMPENSATION DECISIONS

Executive Compensation Committee

Our executive compensation program is established by, and executive compensation decisions are made by, the Compensation Committee. When making decisions on our executive compensation program, the Compensation Committee takes the views that stockholders have expressed through our Say-on-Pay votes and through our stockholder engagement efforts into account.

Role of Independent Compensation Consultant

The Compensation Committee has sole authority to hire, retain and terminate the services of independent compensation consultants to assist in its decision-making process. The Compensation Committee retained Mercer as its independent compensation consultant in 2021.

KILROY REALTY	PROXY STATEMENT	61

Mercer performed a comprehensive review of our 2021 executive compensation program before it was established, including the composition of our peer group, amounts and nature of compensation paid to executive officers, structure of our various compensation programs, design of our short-term incentive performance measurement framework, performance vesting requirements for our annual long-term incentive awards and appropriate target total direct compensation levels and potential payment and vesting ranges for our executive officers. During 2021, Mercer also provided data to the Compensation Committee on the compensation and relative performance of our peer group, reviewed certain peer group data provided by management and others, reviewed drafts of the CD&A and related compensation tables for inclusion in the Company’s Proxy Statement filed in 2021, provided advice as the Compensation Committee began its considerations of our executive compensation framework for 2022, and reviewed data in connection with the Compensation Committee’s determination of short-term incentive and performance-based incentive vesting levels for completed performance periods. A representative of Mercer regularly attends meetings of the Compensation Committee and regularly meets privately in executive session with the Compensation Committee to discuss its recommendations.

Mercer is a subsidiary of Marsh & McLennan Companies, Inc. (collectively, “MMC”), a diversified conglomerate of companies that provide insurance, strategy and human resources consulting services. During 2021, affiliates of MMC other than Mercer received $693,000 in fees for providing services to the Company, and Mercer received $187,500 for its services with respect to executive and director compensation described above. The decision to engage other MMC affiliates to provide services other than assisting the Compensation Committee with executive compensation matters was made by members of management. Although the Compensation Committee did not specifically approve these engagements, the Compensation Committee has reviewed the other services provided by other MMC affiliates and, after consideration of such services and other factors prescribed by the SEC for purposes of assessing the independence of compensation advisors, has determined that no conflicts of interest exist between the Company and Mercer (or any individuals working on the Company’s account on Mercer’s behalf). In reaching this determination, the Compensation Committee considered the following factors, all of which were confirmed by Mercer:

•	Other than the services identified above, MMC provided no services to the Company during 2021;

•	The aggregate amount of fees paid or payable by the Company to MMC for 2021 represented less than 0.01% of MMC’s total revenue for 2021;

•	Mercer has established Global Business Standards to manage potential conflicts of interest for executive rewards consulting services, which policies and procedures were provided to the Company;

•

There are no business or personal relationships between our Mercer executive remuneration advisors and any member of the Compensation Committee other than in respect of (1) the services provided to the Company by Mercer as described above, or (2) work performed by Mercer for any other company, board of directors or compensation committee for which such Compensation Committee member also serves as an independent director;

•	Our Mercer executive remuneration advisors do not own stock in the Company; and

•

There are no business or personal relationships between our Mercer executive remuneration advisors, Mercer or other MMC affiliates and any executive officer of the Company other than in respect of the services provided to the Company as described above.

Role of Management in Executive Compensation Planning

Our CEO provides recommendations to the Compensation Committee regarding the compensation of our executive officers (other than for himself). Our CEO and President further participate in the executive compensation decision-making process as follows:

•	Present overall results of the Company’s performance and achievement of historical and go-forward business objectives and goals from management’s perspective;

•	Provide evaluations for all other executive officers and the CEO provides an evaluation for the President; and

•	Review peer group information and compensation recommendations and provides feedback regarding the potential impact of proposed compensation decisions.

62	PROXY STATEMENT	KILROY REALTY

Our President and Chief Financial Officer each evaluate the financial implications and affordability of the Company’s compensation program. Each of our executive officers (including our NEOs) may periodically participate in the compensation process and in Compensation Committee meetings at the invitation of the Compensation Committee to advise on performance and/or activity in areas with respect to which the executive has particular knowledge or expertise, and legal counsel may advise on matters with respect to which the individual has particular knowledge or expertise. None of our NEOs are members of the Compensation Committee or otherwise had any role in determining the compensation of our NEOs.

Market Review and Compensation Peer Group

The Compensation Committee reviews peer group data to assess the competitiveness of our executive compensation program and to help inform its decision-making process. The 2021 peer group consisted of the 15 publicly-traded REITs shown in the table below (referred to as our “peer group” in this Proxy Statement) and was the same as our 2020 peer group,. The companies included in the 2021 peer group had equity market capitalization ranging from approximately $2.0 billion to approximately $38.7 billion as of December 31, 2021, and, as a group, had a median equity market capitalization of approximately $5.0 billion as of December 31, 2021. As of December 31, 2021, our total revenues, equity market capitalization, and total assets were above the median of the 2021 peer group.

Peer Group: KRC Alignment Characteristics

						Comparable Categories
Company	Total Revenues(1)	Equity Market Cap(2)		Total Assets(3)		Office REITS(4)	Equity Market Cap(5)	Total Revenues(6)	Total Assets(7)	W. Coast Concen- tration(8)
	(MM)	(MM	)	(MM	)
Digital Realty Trust, Inc.	$4,416	$38,677		$35,848		—	—	—	—	—
Boston Properties, Inc.	$2,863	$18,381		$22,356		✓	—	—	—	✓
Alexandria Real Estate Equities	$2,126	$29,693		$30,219		✓	—	—	—	✓
Healthpeak Properties, Inc.	$1,896	$17,500		$15,258		—	—	✓	✓	✓
Realty Income Corporation	$1,817	$38,187		$23,711		—	—	✓	—	—
Douglas Emmett, Inc.	$919	$5,482		$9,354		✓	✓	✓	✓	✓
The Macerich Company	$863	$3,467		$8,346		—	—	✓	✓	✓
Hudson Pacific Properties, Inc.	$863	$3,667		$8,804		✓	—	✓	✓	✓
SL Green Realty Corp.	$789	$4,962		$11,067		✓	✓	✓	✓	—
Highwoods Properties, Inc.	$770	$4,422		$5,695		✓	✓	✓	✓	—
Cousins Properties, Inc.	$762	$5,689		$7,312		✓	✓	✓	✓	—
Paramount Group, Inc.	$701	$1,964		$8,546		✓	—	✓	✓	✓
Corporate Office Prop Trust	$666	$2,879		$4,262		✓	—	✓	—	—
Piedmont Office Realty Trust	$529	$2,089		$3,931		✓	—	✓	—	—
Brandywine Realty Trust	$460	$2,273		$3,846		✓	—	—	—	—
75th Percentile	$1,857	$17,941		$18,807		—	—	—	—	—
50th Percentile	$863	$4,962		$8,804		—	—	—	—	—
25th Percentile	$731	$3,173		$6,504		—	—	—	—	—
Kilroy Realty Corporation	$955	$7,904		$10,583		✓	✓	✓	✓	✓

(1)	Per S&P Capital IQ database’s definition of Total Revenue, based on the trailing 12 months of publicly reported data as of February 14, 2022.

(2)	As of December 31, 2021, based on publicly-available information from the S&P Capital IQ database’s definition of Market Capitalization as of February 14, 2022.

(3)	Per S&P Capital IQ database’s definition of Total Assets, based on the most recently reported fiscal quarter as of February 14, 2022.

(4)	Office REITS as defined by the GICS Office REIT Sub-Industry.

(5)	Comparable firms based on equity market capitalization defined as those that fall within 0.5x — 2.0x of the Company’s market capitalization as of December 31, 2021.

KILROY REALTY	PROXY STATEMENT	63

(6)	Comparable firms based on total revenue defined as those that fall within 0.5x — 2.0x of the Company’s revenue level based on the information summarized in the chart.

(7)	Comparable firms based on asset size defined as those that fall within 0.5x — 2.0x of the Company’s asset level based on the information summarized in the chart.

(8)	Defined as possessing a significant portfolio of properties on the West Coast and/or being a significant West Coast talent competitor.

COMPENSATION GOVERNANCE PRACTICES

We maintain a number of compensation and governance-related policies described below that we believe represent current best practices.

Compensation and Governance Practices
Clawback policy
Anti-hedging policy
Anti-pledging policy
Robust stock ownership guidelines for executives and non-employee directors
Stock holding requirements
No single trigger change in control provisions
No excise tax gross-ups
Related party transactions policy
No repricing of underwater stock options without stockholder approval
Independent compensation consultant

Regular engagement with investors; since our 2021 annual meeting of stockholders, we reached out to stockholders who together own approximately 63% of our outstanding common stock and requested meetings to solicit their input. Our Lead Independent Director and Chair of the Compensation Committee personally led meetings with all stockholders who accepted such request

Compensation Clawback Policy

Under our clawback policy, subject to the discretion and approval of our Board, we may require reimbursement and/or cancellation of any bonus or other incentive compensation, including equity-based compensation, awarded to an executive officer, in any case where all of the following factors are present: (i) the award was predicated upon the achievement of certain financial results during the three fiscal years preceding the date of the Company’s most recent audited balance sheet (or any interim or other portion of such period of three fiscal years, or any more recent period) that were subsequently the subject of an accounting restatement due to material noncompliance by us with any financial reporting requirements under securities laws; (ii) the Board determines that the executive officer engaged in misconduct that was a substantial contributing cause to the need for the restatement; and (iii) a lower award would have been made to the executive officer based upon the restated financial results. In each instance, we may recover the individual executive officer’s entire annual bonus or any gain received from the award within the relevant period, plus a reasonable rate of interest. These clawback provisions are in addition to the provisions of the Non-Competition, Non-Solicitation and Non-Disclosure Agreements we have entered into with our NEOs, described below under “Named Executive Officer Compensation Tables — Potential Payments Upon Termination or Change in Control” that provide for the executive to forfeit certain equity awards if he or she fails to comply with certain restrictive covenants in our favor.

Anti-Hedging Policy

We maintain a policy that restricts our directors, officers, certain other employees and their family members from engaging in any transaction that might allow them to gain from declines in the price of Company securities. Employees subject to our anti-hedging policy include employees that participate in our equity compensation plans, employees who, because of their job responsibilities, are considered more likely to have access to material non-public information (including employees in accounting, legal and administration) and other employees who are in possession of material non-public information from time to time. Specifically, we

64	PROXY STATEMENT	KILROY REALTY

prohibit transactions by these individuals using derivative securities, or otherwise participating in hedging, “stop loss” or other speculative transactions involving Company securities, including short-selling Company securities, trading in any puts, calls, covered calls or other derivative products involving Company securities, or writing purchase or call options, short sales and other similar transactions.

Anti-Pledging Policy

We have a policy prohibiting our NEOs and other Section 16 officers from pledging, or using as collateral, Company securities in order to secure personal loans, lines of credit or other obligations, which includes holding Company securities in an account that has been margined. Exceptions to this policy are granted where the securities pledged (i) are not needed to satisfy the minimum ownership level required by the Company’s stock ownership guidelines, as discussed below, (ii) do not total more than 10% of the individual’s total beneficial ownership of Company securities and (iii) are not utilized as part of any hedging strategy that would potentially immunize the individual against economic exposure to such securities. In addition, our Board may grant other exceptions to this policy in such circumstances as it may consider appropriate; however, no such other exceptions have been made.

Minimum Stock Ownership Guidelines

As part of our compensation philosophy, we believe that our NEOs should hold a significant amount of the Company’s stock to help align their long-term interests with those of our stockholders. Accordingly, we maintain minimum stock ownership guidelines applicable to all of our NEOs as reflected in the table below. Under the guidelines, each NEO has six years from the point of first being subject to the guidelines to satisfy the minimum guideline level of ownership. An NEO’s ownership that counts for purposes of the guidelines includes Company stock owned outright by the NEO, shares issuable in exchange for common limited partnership units of Kilroy Realty, L.P., shares held by the spouse or dependent children of the NEO, shares held in trust for the benefit of the NEO, the NEO’s spouse or dependent children, shares held by the NEO in a 401(k) plan account, and shares subject to the NEO’s outstanding RSU awards (with shares subject to performance-based RSU awards taken into account at the “target” level of performance). As of December 31, 2021, all of our NEOs who continue to serve as one of our executive officers had met the minimum required level of ownership (600% of base salary for Mr. Kilroy and 300% of base salary for all of our other NEOs).

Stock Holding Requirements

Our stock ownership guidelines also provide that, if an executive falls short of the applicable level of stock ownership, the executive is expected to hold (and not sell) at least 50% of the net shares acquired upon exercise, vesting or payment, as the case may be, of any equity award granted by us to the executive. “Net shares” for this purpose means the total number of shares acquired by the executive pursuant to the award, after reduction for shares having a fair market value equal to the exercise price of the award (in the case of a stock option) and shares having a fair market value equal to the executive’s expected tax liability resulting from the award.

No Single Trigger Change in Control Severance Provisions

None of our executives have the benefit of any “single trigger” severance or equity award acceleration arrangements, meaning that severance benefits and accelerated vesting of equity awards are not triggered simply because a change in control transaction occurs.

No Excise Tax Gross-Ups

None of our executives’ agreements with the Company provide for tax “gross-up” payments.

KILROY REALTY	PROXY STATEMENT	65

Tax Considerations

Section 162(m) of the Internal Revenue Code generally prohibits a publicly-held company from deducting compensation paid to a current or former named executive officer that exceeds $1 million during the tax year. The Compensation Committee notes this deductibility limitation as one of the factors in its consideration of compensation matters. However, the Compensation Committee generally has the flexibility to take any compensation-related actions that it determines are in the Company’s and its stockholders’ best interest, including designing and awarding compensation for our executive officers that is not fully deductible for tax purposes. In addition, we believe that we qualify as a REIT under the Internal Revenue Code and are not subject to federal income taxes, meaning that the payment of compensation that is not deductible under Section 162(m) should not have a material adverse consequence to us, provided we continue to remain qualified as a REIT under the Internal Revenue Code.

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COMPENSATION COMMITTEE MATTERS

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed our Compensation Discussion and Analysis section with management and, based on the review and discussions, recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement on Schedule 14A.

Executive Compensation Committee

Edward F. Brennan, PhD, Chair

Jolie Hunt

Gary R. Stevenson

Peter B. Stoneberg

The foregoing report of the Compensation Committee is not soliciting material, is not deemed filed with the SEC and is not incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Dr. Brennan, Mr. Stevenson and Ms. Hunt were members of the Compensation Committee during all of 2021 and Mr. Stoneberg joined the Compensation Committee in June 2021. No one who served on the Compensation Committee at any time during 2021 is or has been an executive officer of the Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers who served as a director of the Company or as a member of the Compensation Committee during the year ended December 31, 2021 served as a director or a member of a compensation committee (or other committee serving an equivalent function) for any other entity.

KILROY REALTY	PROXY STATEMENT	67

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

The Summary Compensation Table quantifies the value of the different forms of compensation earned by or awarded to our NEOs for 2019, 2020 and 2021. The primary elements of each NEO’s total compensation reported in the table are base salary, a short-term incentive (annual cash bonus) and long-term incentive equity awards. Our NEOs also received the other benefits listed in column (i) of the Summary Compensation Table, as further described in the footnotes to the table.

The Summary Compensation Table should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each NEO’s employment agreement (other than Ms. Ngo and Mr. Paratte) regarding base salary and short-term incentive amounts is provided immediately following the Summary Compensation Table. The Grants of Plan-Based Awards table, and the accompanying disclosure following that table, provide information regarding the cash and equity awards granted to our NEOs in 2021. The Outstanding Equity Awards at Fiscal Year End and Option Exercises and Stock Vested tables provide further information on the NEOs’ potential realizable value and actual value realized with respect to their equity awards.

SUMMARY COMPENSATION TABLE — 2019, 2020 AND 2021

The following table sets forth summary information regarding compensation of our NEOs for all services rendered to us in all capacities in 2019, 2020 and 2021.

Name & Principal Position(s)	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation (2) ($)	Change in Pension Value & Non-qualified De- ferred Compensa- tion Earnings ($)	All Other Compen- sation (3) ($)	Total (4) ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

John Kilroy	2021	1,225,000	—	7,412,945	—	3,900,000	—	594,191	13,132,136

Chief Executive Officer	2020	1,225,000	—	7,125,084	—	2,962,500	—	591,912	11,904,496

	2019	1,225,000	—	6,105,975	—	4,150,000	—	605,011	12,085,986
Tyler Rose	2021	600,000	—	1,974,912	—	780,000	—	133,116	3,488,028

President	2020	550,000	—	1,917,102	—	563,750	—	129,106	3,159,958

	2019	550,000	—	1,667,339	—	745,000	—	132,832	3,095,171
Michelle Ngo(5)	2021	400,000		450,039	—	520,000	—	60,625	1,430,664

Former Senior Vice President, Chief Financial Officer and Treasurer	2020	310,000	215,000	290,068	—	—	—	50,547	865,615

Justin Smart	2021	550,000	—	1,974,912	—	715,000	—	112,673	3,352,585

Executive Vice President, Development and Construction Services	2020	550,000	—	1,917,102	—	570,625	—	129,538	3,167,265
	2019	550,000	—	1,515,788	—	745,000	—	115,674	2,926,462

A. Robert Paratte(5)	2021	500,000		1,767,040		650,000		111,991	3,029,031

Executive Vice President, Head of Leasing and Business Development	2020	500,000	—	1,715,326	—	487,500	—	88,601	2,791,427

(1)

The amounts reported in column (e) of the table above for each year reflect the aggregate accounting fair value of stock awards granted in the applicable year as computed in accordance with FASB Accounting Standards Codification (“ASC”) Topic 718, Compensation — Stock Compensation (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes). For information on the assumptions used in the accounting fair value computations, refer to Note 15 “— Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2021 Form 10-K filed with the SEC. The amounts included in the Summary Compensation Table above, and in the tables below in this footnote, may not be indicative of the realized value of the awards if they vest.

68	PROXY STATEMENT	KILROY REALTY

As discussed in the CD&A, in 2019, 2020 and 2021 the Company granted annual long-term incentive award RSUs to the NEOs, the vesting of which is subject, in part, to the Company’s performance. As required by applicable SEC rules, the accounting fair value of the performance-based RSUs awarded in these years was determined based on the probable outcome (determined as of the grant date of the awards, as the grant date of the awards is determined for accounting purposes) of the performance-based conditions applicable to the awards. For these purposes, as of the grant date of the awards (as determined for accounting purposes) we determined that, other than as to the Company TSR Percentile Ranking performance condition applicable to the awards, the “target” level of performance was the probable outcome of the applicable performance-based conditions. Accordingly, for such portion of these awards, the accounting fair value is included for the NEOs as Stock Award compensation for the year in which the grant was made based on the “target” number of shares subject to the awards. For the portion of the performance-based awards that vest based on the Company’s TSR Percentile Ranking, the accounting fair value was included for the NEOs as Stock Award compensation for the year in which the grant was made based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of such grant date of the awards. For more information on the assumptions made in the Monte Carlo simulation pricing model, refer to Note 15 “— Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s Form 10-K for the year in which the awards were granted. Under the terms of the performance-based awards at grant, for awards granted in 2020 and 2021, between 0% and 225% (between 0% and 306.25% in the case of the awards granted to our CEO) of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards, and for awards granted in 2019, between 0% and 200% (between 0% and 262.5% in the case of the awards granted to our CEO) of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following tables present the accounting fair value (determined as described above as of the grant date of the awards) of the annual long-term incentive performance-based RSUs awarded to the NEOs in 2019, 2020 and 2021 (to the extent compensation is shown in the Summary Compensation Table for the NEO for the year of grant of the award) under two sets of assumptions: (a) assuming that the target level of performance would be achieved as to the performance-based conditions other than the Company’s TSR Percentile Ranking, which we originally judged to be the probable outcome, and using the Monte Carlo simulation pricing model to value the portion of the awards that vest based on the Company’s TSR Percentile Ranking, and (b) assuming that the highest level of performance would be achieved (for awards granted in 2020 and 2021, 225% of the target level for awards other than the CEO’s and 306.25% in the case of the awards granted to our CEO and for awards granted in 2019, 200% of the target level for awards other than the CEO’s and 262.5% in the case of the awards granted to our CEO).

2019 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$4,605,926	$11,812,458
Tyler Rose	$1,117,304	$2,200,137
Justin Smart	$1,015,725	$2,000,112
2020 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$7,125,084	$21,437,613
Tyler Rose	$1,442,077	$3,206,420
Justin Smart	$1,442,077	$3,206,420

2021 Annual Performance-Based RSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$5,662,925	$16,078,135
Tyler Rose	$1,499,906	$3,206,293
Michelle Ngo	—	—
Justin Smart	$1,499,906	$3,206,293
A. Robert Paratte	$1,342,016	$2,868,782

As discussed in the CD&A included in the Company’s 2019 Proxy Statement, the Company awarded additional RSUs to the NEOs in December 2018, the vesting of which is subject, in part, to the Company’s performance. For these purposes, the accounting fair value of the RSUs awarded in December 2018 that are subject to performance-based vesting conditions was included for the NEOs as Stock Award compensation for 2018

KILROY REALTY	PROXY STATEMENT	69

based on a Monte Carlo simulation pricing model (which probability weights multiple potential outcomes) as of the grant date of the awards. For more information on the assumptions made in this Monte Carlo simulation pricing model, refer to Note 15 “— Share-Based and Other Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2018 Form 10-K filed with the SEC. Under the terms of these awards at grant, between 0% and 200% of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following table presents the accounting fair value (determined as described above as of the grant date of the awards) of the December 2018 PRSUs awarded to the NEOs under two sets of assumptions: (a) using the Monte Carlo simulation pricing model, and (b) assuming that the highest level of performance would be achieved (200% of the target level).

December 2018 PRSUs
Named Officer	Grant Date Fair Value (Based on Probable Outcome)	Grant Date Fair Value (Based on Maximum Performance)
John Kilroy	$18,272,486	$33,000,120
Tyler Rose	$1,107,417	$1,999,996
Justin Smart	$830,580	$1,500,028
A. Robert Paratte	$553,743	$1,000,060

(2)	As described in the CD&A, each of the NEOs received a short-term incentive under the Company’s 2021 annual incentive program in the amount reported in column (g) of the table.

(3)	The following table identifies the items reported in the “All Other Compensation” column of the table for each NEO in 2021:

Executive Officers	Employee Health- care Pre- miums	Medical Allow- ance	Life & Disability Insurance Premiums	Company Contribu- tions to Deferred Compen- sation Plan	Company Contribu- tions to 401(k)	Travel and Automo- bile-Re- lated Expens- es	Home Office / Other Expens- es	Finan- cial Planning Services	Club Dues	Housing	Total Benefits
John Kilroy	$5,552	$25,000	$327,202	$122,500	$13,000	$72,693	$1,854	—	$10,940	$15,450	$594,191
Tyler Rose	$3,402	$25,000	—	$60,000	$13,000	$24,023	$4,191	$3,500	—	—	$133,116
Michelle Ngo	—	—	—	$40,000	$9,750	$10,860	$15	—	—	—	$60,625
Justin Smart	$5,552	$25,000	—	$55,000	$13,000	$14,121	—	—	—	—	$112,673
A. Robert Paratte	$5,552	$25,000	—	$50,000	$13,000	$16,437	$2,002	—	—	—	$111,991

As discussed under “Other Matters — Certain Relationships and Related Party Transactions,” during 2021 the Company was a party to a time-sharing agreement with each of the Company’s Executive Vice Presidents and more senior officers for the lease of an aircraft that is owned by the Company. Our senior executives are actively involved in managing and overseeing the Company’s activities over a broad geographic area. The Company owns the aircraft to help maximize the business time and effectiveness of our executive team and avoid the time and scheduling constraints associated with commercial air travel. Such NEOs may, pursuant to the time-sharing agreement, use the aircraft for personal travel when the aircraft is not being used for business purposes. In addition, if there is open space available on a flight that has been arranged for business purposes, a non-business guest of an NEO may on occasion travel on that flight. Except for $21,051 of costs included in the travel column above for Mr. Kilroy, the aggregate incremental costs, as discussed under “Other Matters — Certain Relationships and Related Party Transactions,” of any personal use of the aircraft by an NEO during 2021 were paid for by the NEO pursuant to the NEO’s time-sharing agreement.

(4)

The amounts reported in column (j) of the table above include amounts that have been deferred under our Deferred Compensation Plan. For further information regarding our Deferred Compensation Plan, see above under “Compensation Discussion and Analysis — Deferred Compensation Plan.” For an additional description of the amounts deferred, see the Nonqualified Deferred Compensation table on page 79.

(5)

In accordance with applicable SEC rules, only compensation information for the year in which Mr. Paratte or Ms. Ngo was a named executive officer is included in the table above. Ms. Ngo served as Senior Vice President, Chief Financial Officer and Treasurer throughout 2021. On February 15, 2022, Ms. Ngo notified us that she had accepted a new employment opportunity and her last day as an officer and employee of the Company was February 25, 2022.

Employment Agreements — Salary and Short-Term Incentive (Annual Cash Bonus) Amounts

We have entered into employment agreements with each of Messrs. Kilroy, Rose and Smart. The provisions of these agreements regarding severance are discussed under “Potential Payments Upon Termination or Change in Control” below. During 2021, we did not have an employment agreement with Ms. Ngo or Mr. Paratte.

70	PROXY STATEMENT	KILROY REALTY

John Kilroy

Mr. Kilroy entered into a new amended and restated employment agreement with the Company effective December 27, 2018. The term of Mr. Kilroy’s amended and restated employment agreement is scheduled to end on December 31, 2023, subject to earlier termination in connection with a termination of Mr. Kilroy’s employment, and is not subject to automatic extensions of the term. The agreement provides for an initial annual base salary of $1,225,000 and that the Compensation Committee will review Mr. Kilroy’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Kilroy’s target short-term incentive award (annual cash bonus) to be set at not less than $3,000,000 and his annual equity incentive award to be set at not less than $6,000,000, with the Compensation Committee to determine Mr. Kilroy’s actual cash and equity incentive award amounts each year. The agreement also provides for Mr. Kilroy to participate in the Company’s long-term incentive plan applicable to senior executives, pursuant to which the Compensation Committee has the discretion to grant certain equity awards, as well as participation in the Company’s executive and employee compensation and benefit plans and programs, reimbursement of business expenses, an auto allowance, an annual physical examination, an annual payment equal to $130,768 for Mr. Kilroy’s supplemental life insurance premiums and an annual payment up to $250,000 for Mr. Kilroy’s disability insurance premiums. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Kilroy’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Tyler Rose

Mr. Rose entered into an employment agreement with the Company effective January 28, 2016. The term of the employment agreement was originally scheduled to end on March 1, 2020 but has been extended to March 1, 2023 pursuant to the agreement’s provision for an automatic one-year extension each year unless either party provides notice that the agreement will not be extended, subject to earlier termination in connection with a termination of Mr. Rose’s employment. The employment agreement provides for an initial annual base salary of $500,000 and provides that the Compensation Committee will review Mr. Rose’s base salary each year during the term of the agreement and has discretion to increase (but not decrease) his base salary level. The agreement also provides for Mr. Rose’s target short-term incentive award to be set at not less than 100% of his annual base salary and his annual equity incentive award to have a target grant date value of not less than 100% of his annual base salary. The agreement also provides for Mr. Rose to participate in any outperformance incentive award plan applicable to senior executives that may be adopted by the Board, as well as participation in the Company’s executive and employee compensation and benefit plans and programs and reimbursement of business expenses. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Rose’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

Justin Smart

Mr. Smart entered into an employment letter agreement with the Company dated January 28, 2016. The term of the employment letter agreement was originally scheduled to end on March 1, 2020 but has been extended to March 1, 2023 pursuant to the agreement’s provision for an automatic one-year extension each year unless either party provides notice that the letter agreement will not be extended, subject to earlier termination in connection with a termination of Mr. Smart’s employment. The agreement provides for an initial base salary of $500,000 and provides that the Compensation Committee will review Mr. Smart’s base salary each year during the term of the agreement and has discretion to increase (not decrease) his base salary level. The agreement also provides for Mr. Smart’s target short-term incentive award to be set at not less than 100% of his annual base salary and his annual equity incentive award to have a target grant date value of not less than 100% of his annual base salary. The agreement also provides for Mr. Smart to participate in the Company’s executive and employee benefit plans and programs. The agreement does not provide for tax gross-up payments from us for any elements of compensation, including for excise taxes imposed pursuant to Sections 280G and 4999 of the Internal Revenue Code. Provisions of Mr. Smart’s agreement relating to outstanding equity incentive awards and post-termination of employment benefits are discussed under the applicable sections of this Proxy Statement.

KILROY REALTY	PROXY STATEMENT	71

GRANTS OF PLAN-BASED AWARDS — 2021

The following table sets forth summary information regarding the incentive awards granted to our NEOs during 2021.(1)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)(2)	Target (#)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Options Awards; Number of Securities Under- lying Options (#)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
John Kilroy	2/18/2021	—	—	—	—	—	—	30,251	—	—	1,750,020
	2/18/2021	—	—	—	5,672	90,752	277,928	—	—	—	5,662,925
	2/18/2021	—	3,000,000	4,500,000	—	—	—	—	—	—	—
Tyler Rose	2/18/2021	—	—	—	—	—	—	8,211	—	—	475,006
	2/18/2021	—	—	—	6,158	24,633	55,424	—	—	—	1,499,906
	2/18/2021	—	600,000	900,000	—	—	—	—	—	—	—
Michelle Ngo	1/29/2021	—	—	—	—	—	—	7,947	—	—	450,039
	1/29/2021	—	400,000	600,000	—	—	—	—	—	—	—
Justin Smart	2/18/2021	—	—	—	—	—	—	8,211	—	—	475,006
	2/18/2021	—	—	—	6,158	24,633	55,424	—	—	—	1,499,906
	2/18/2021	—	550,000	825,000	—	—	—	—	—	—	—
A. Robert Paratte	2/18/2021	—	—	—	—	—	—	7,347	—	—	425,024
	2/18/2021	—	—	—	5,510	22,040	49,590	—	—	—	1,342,016
	2/18/2021	—	500,000	750,000	—	—	—	—	—	—	—

(1)	The table includes the target and maximum 2021 short-term incentives for the NEOs, as well as the time-based RSUs and performance-based RSUs that were granted to each of the NEOs in 2021.

(2)

The threshold level of the performance-based RSUs granted in January 2021 is presented based on achieving the threshold level of FFO Per Share for 2021 and without giving effect to any adjustment for the Company’s TSR Percentile Ranking or Average Debt to EBITDA Ratio over the three-year performance period.

(3)

These amounts present the aggregate accounting fair value of the equity awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation determined as of the grant date of the awards. For information on the assumptions used in the accounting fair value computations, refer to Note 15 “— Share-Based Compensation” in the Notes to Consolidated Financial Statements in the Company’s 2021 Form 10-K filed with the SEC. Also see footnote (1) to the Summary Compensation Table above.

72	PROXY STATEMENT	KILROY REALTY

DESCRIPTION OF PLAN-BASED AWARDS

Columns (d) and (e) of the Grants of Plan-Based Awards table above report the target and maximum, respectively, short-term incentive award levels for our NEOs for 2021. The 2021 short-term incentive awards actually paid to our NEOs are presented in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation.” See the “Short-Term Incentives” section of the CD&A for a discussion of our performance measurement framework and the 2021 short-term incentive awards for our NEOs.

Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the 2006 Plan. The Compensation Committee administers the 2006 Plan. The Compensation Committee has authority to interpret the plan provisions and to make all required determinations under the plan. Awards granted under the plan are generally only transferable by the NEO by will or the laws of descent and distribution.

Each NEO may be entitled to accelerated vesting of his or her outstanding equity incentive awards upon certain terminations of employment with the Company or if the awards are to be terminated in connection with a change in control of the Company. The terms of this accelerated vesting are described in this section and below under “— Potential Payments Upon Termination or Change in Control.”

Each RSU subject to the awards described below represents a contractual right to receive one share of our common stock. Payment will generally be made as the RSUs become vested, although the NEO may generally elect to have the RSUs paid on a deferred basis. Subject to the NEO’s employment agreement or the award agreement evidencing the RSUs, if an NEO’s employment terminates for any reason during the vesting period, any RSUs that have not previously vested will terminate.

The NEOs do not have the right to vote or (with limited exceptions such as in connection with death or by court order in connection with a divorce) dispose of the RSUs subject to these awards, but do have the right to receive dividend equivalents (in cash or stock) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. Any such dividend equivalents are credited in the form of additional RSUs that are subject to the same vesting requirements as the RSUs to which they relate.

Time-Based RSUs

Column (i) of the Grants of Plan-Based Awards table above reports awards of RSUs granted to our NEOs in February 2021 (January 2021 for Ms. Ngo) that vest based solely on the executive’s continued employment or service with the Company. Each of the time-based RSUs granted to our NEOs in 2021 is subject to a three-year vesting schedule, with one-third of the award vesting on January 5th in each of the three years following the year of the grant date.

Performance-Based RSUs

Columns (f) through (h) of the Grants of Plan-Based Awards table above report awards of performance-based RSUs granted to our NEOs in February 2021.

As described more fully above under “Compensation Discussion and Analysis — 2021 Named Executive Officer Compensation,” the percentage of performance-based RSUs granted in February 2021 that become eligible to vest range from 0% to 225% of the RSUs subject to the award (0% to 306.25% in the case of the award granted to our CEO) depending on the Company’s FFO Per Share for 2021 and its TSR Percentile Ranking relative to the Company’s peer group and Average Debt to EBITDA Ratio for the 2021-2023 performance period.

For 2021, the FFO Per Share performance condition was determined to have been satisfied at 100% of the target level. Accordingly, between approximately 50% and 150% of the target number of RSUs subject to each award (25% to 175% in the case of the award granted to our CEO) is eligible to vest based on the Company’s TSR Percentile Ranking and Average Debt to EBITDA Ratio for 2021-2023 and on the NEO’s continued employment through the date the Compensation Committee determines the level of achievement of the performance goals.

KILROY REALTY	PROXY STATEMENT	73

In general, for purposes of these performance awards, “FFO Per Share” means the Company’s funds from operations during 2021, determined in accordance with the 2018 Restated White Paper on Funds From Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts, adjusted to exclude the impact of acquisition-related expenses, non-cash charges, non-budgeted compensation costs, any expense associated with variable accounting for certain equity-based awards, the impact of mergers, dispositions of property (to the extent that such dispositions exceed the midpoint of the range estimated in the Company’s business plan for the applicable year) and similar corporate transactions, the impact of any changes in accounting principles or practices, and the impact of other extraordinary items not contemplated by the Compensation Committee on the grant date, and including revenue that would have been included in earnings but is not recognized due to tenant delays and any lost revenue from restructuring of certain leases, divided by the weighted average common shares of the Company outstanding for 2021, calculated on a diluted basis, including participating share-based awards (i.e., unvested stock and time-based RSUs), the dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

If the Company’s FFO Per Share for 2021 was less than $3.96, the award would be forfeited in full. If the Company’s FFO Per Share for 2021 was $3.96, the percentage of the target number of shares subject to the award that will become “Banked Shares” would be 50% (25% in the case of the award granted to our CEO). If the Company’s FFO Per Share for 2021 was $4.06 (target), the percentage of the target number of shares subject to the award that will become Banked Shares would be 100%. If the Company’s FFO Per Share for 2021 was $4.16 or greater, the percentage of the target number of shares subject to the award that will become Banked Shares would be 150% (175% in the case of the award granted to our CEO). For an FFO Per Share amount between these levels, the number of Banked Shares would be determined on a pro-rata basis.

In general, for purposes of these awards, the “TSR Percentile Ranking” for the performance period (2021-2023) will be determined as follows: the percentile ranking of the Company’s TSR for the performance period will be determined against the TSRs for the performance period for the companies included in the SNL US REIT Office Index on the first date of the performance period that remain included in such Index through the end of the performance period. These calculations will be based on average closing stock prices during the twenty-trading day period immediately prior to the start of the performance period and the twenty-trading day period at the end of the performance period, assuming dividend reinvestment and adjusted to mitigate the impact of stock splits, stock dividends and reverse stock splits. If the TSR Percentile Ranking is the 80th percentile or greater, the TSR modifier as to 50% of the Banked Shares will be 150% (175% in the case of the award granted to our CEO). If the TSR Percentile Ranking is the 50th percentile, the TSR modifier as to 50% of the Banked Shares will be 100%. If the TSR Percentile Ranking is the 20th percentile or lower, the TSR modifier as to 50% of the Banked Shares will be 50% (25% in the case of the award granted to our CEO). For a TSR Percentile Ranking between these levels, the TSR modifier will be determined on a pro-rata basis.

In general, for purposes of these awards, the “Average Debt to EBITDA Ratio” for the performance period (2021-2023) will be determined as the average of the Company’s Annual Debt to EBITDA Ratio (as defined below) for each of 2021, 2022 and 2023. The Company’s “Annual Debt to EBITDA Ratio” will be determined as the average of the Company’s consolidated net debt balances (that is debt less cash on hand) at the end of each quarter of the applicable year, divided by the Company’s EBITDA for the applicable year. The Company’s EBITDA will be determined as the Company’s consolidated earnings before interest expense, depreciation and amortization, gain/loss on early extinguishment of debt, gains and losses on depreciable real estate, net income attributable to noncontrolling interests, preferred dividends and distributions, original issuance costs of redeemed preferred stock and preferred units and impairment losses. EBITDA and net debt, as applicable, will be adjusted to exclude the impact of acquisition-related expenses, non-cash charges, non-budgeted compensation costs, any expense associated with variable accounting for certain equity-based awards, the impact of mergers, dispositions of property (to the extent that such dispositions exceed the midpoint of the range estimated in the Company’s business plan for the applicable year) and similar corporate transactions, the impact of any changes in accounting principles or practices, and the impact of other extraordinary items not contemplated by the Compensation Committee on the grant date, and including revenue that would have been included in earnings but is not recognized due to tenant delays, any lost revenue from restructuring of certain leases, and any unbudgeted earnings (to the extent no otherwise included in earnings) from leases that are entered into but for which the property has not been delivered for occupancy. If the Average Debt to EBITDA Ratio is 6.30x or less, the debt to EBITDA modifier as to 50% of the Banked Shares will be 150% (175% in the case of the award granted to our CEO). If the Average Debt to EBITDA Ratio is 6.80x, the debt to EBITDA modifier as to 50% of the Banked Shares will be 100%. If the Average Debt to EBITDA Ratio is 7.30x or higher, the debt to EBITDA modifier as to 50% of the Banked Shares will be 50% (25% in the case of the award granted to our CEO). For an Average Debt to EBITDA Ratio between these levels, the debt to EBITDA modifier will be determined on a pro-rata basis.

74	PROXY STATEMENT	KILROY REALTY

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END — 2021

The following table sets forth summary information regarding the outstanding equity awards held by each of our NEOs as of December 31, 2021, including the vesting dates for the portions of these awards that had not vested as of that date.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)		(i)	(j)		(k)
John Kilroy	12/27/2018	—	—	—	—	—	237,490	(3)	15,783,608	—		—
	12/27/2018	—	—	—	—	—	—		—	290,268	(4)	19,291,230
	2/1/2019	—	—	—	—	—	7,752	(5)	515,189	—		—
	2/1/2019	—	—	—	—	—	—		—	122,077	(6)	8,113,212
	1/31/2020	—	—	—	—	—	—		—	89,261	(7)	5,956,220
	2/18/2021	—	—	—	—	—	—		—	162,340	(8)	10,789,148
	2/18/2021	—	—	—	—	—	30,922	(9)	2,055,098	—		—
Tyler Rose	12/27/2018	—	—	—	—	—	17,592	(3)	1,169,159	—		—
	12/27/2018	—	—	—	—	—	—		—	17,592	(4)	1,169,159
	2/1/2019	—	—	—	—	—	8,050	(5)	535,011	—		—
	2/1/2019	—	—	—	—	—	—		—	25,580	(6)	1,700,014
	1/31/2020	—	—	—	—	—	—		—	18,245	(7)	1,212,574
	1/31/2020	—	—	—	—	—	4,055	(9)	269,508	—		—
	2/18/2021	—	—	—	—	—	—		—	37,769	(8)	2,510,160
	2/18/2021	—	—	—	—	—	8,393	(9)	557,813	—		—
Michelle Ngo	12/27/2018	—	—	—	—	—	1,099	(3)	73,068	—		—
	12/27/2018	—	—	—	—	—	—		—	1,099	(4)	73,068
	2/1/2019	—	—	—	—	—	1,242	(5)	82,517	—		—
	1/31/2020	—	—	—	—	—	2,476	(9)	164,543	—		—
	1/29/2021	—	—	—	—	—	8,123	(10)	539,879	—		—
Justin Smart	12/27/2018	—	—	—	—	—	13,194	(3)	876,887	—		—
	12/27/2018	—	—	—	—	—	—		—	13,194	(4)	876,887
	2/1/2019	—	—	—	—	—	2,584	(5)	171,730	—		—
	2/1/2019	—	—	—	—	—	—		—	23,254	(6)	1,545,458
	1/31/2020	—	—	—	—	—	—		—	18,245	(7)	1,212,574
	1/31/2020	—	—	—	—	—	5,828	(9)	387,344	—		—
	2/18/2021	—	—	—	—	—	—		—	37,769	(8)	2,510,160
	2/18/2021	—	—	—	—	—	8,393	(9)	557,813	—		—

KILROY REALTY	PROXY STATEMENT	75

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
A. Robert Paratte	12/27/2018	—	—	—	—	—	8,795	(3)	584,543	—		—
	12/27/2018	—	—	—	—	—	—		—	8,797	(4)	584,616
	2/1/2019	—	—	—	—	—	1,722	(5)	114,414	—		—
	2/1/2019	—	—	—	—	—	—		—	15,510	(6)	1,030,809
	1/31/2020	—	—	—	—	—	3,628	(9)	241,124	—		—
	1/31/2020	—	—	—	—	—	—		—	16,324	(7)	1,084,916
	2/18/2021	—	—	—	—	—	—		—	33,794	(8)	2,245,928
	2/18/2021	—	—	—	—	—	7,510	(9)	499,118	—		—

(1)

The number of shares or units shown in columns (h) and (j) includes dividend equivalents credited with respect to the award as of December 31, 2021. Dividend equivalents vest at the same time and subject to the same conditions as the award to which they relate.

(2)

The dollar amounts shown in columns (i) and (k) are determined by multiplying the number of shares or units reported in columns (h) and (j), respectively, by $66.46 (the Company’s closing stock price on December 31, 2021).

(3)	The unvested portion of these awards was scheduled to vest in two equal installments on January 5, 2022 and January 5, 2023.

(4)

These are the unvested portions of the performance-based RSUs granted to our NEOs in December 2018, which are scheduled to vest based on the Company’s Relative TSR for the four-year period 2019-2022. No portion of these awards vested based on performance for the 2019-2021 performance period under the awards. The Compensation Committee will determine the final number of performance-based RSUs that will be eligible to vest based on the Company’s Relative TSR for the four-year period 2019-2022 (with such number, the “Final Number of PRSUs”). The Final Number of PRSUs will range from 0% to 200% of the target number of shares subject to the award based on the Company’s Relative TSR for the four-year period 2019-2022. The Final Number of PRSUs will vest on January 5, 2023. The amounts presented in the chart above reflect the target number of shares subject to the award.

(5)	The unvested portion of these awards was scheduled to vest on January 5, 2022.

(6)

These are the unvested portions of the performance-based RSUs granted to our NEOs in February 2019, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2021 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to our CEO), determined based on the Company’s FFO Per Share for 2019 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 66.6667% and 133.3333% (50% and 150% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2019-2021, and (3) multiplying 50% of the Banked Shares by a percentage between 66.6667% and 133.3333% (50% and 150% in the case of the award granted to our CEO) based on the Company’s Average Debt to EBITDA Ratio for the three-year period 2019-2021. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO Per Share for 2019, representing 150% of the target number of shares subject to the award (and 175% of the target number of shares subject to the award granted to our CEO). For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking and the Average Debt to EBITDA Ratio.

(7)

These are the unvested portions of the performance-based RSUs granted to our NEOs in January 2020, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2022 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to our CEO), determined based on the Company’s FFO Per Share for 2020 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2020-2022, and (3) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to our CEO) based on the Company’s Average Debt to EBITDA Ratio for the three-year period 2020-2022. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO Per Share for 2020, representing 100% of the target number of shares subject to the award. For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking and the Average Debt to EBITDA Ratio.

76	PROXY STATEMENT	KILROY REALTY

(8)

These are the unvested portions of the performance-based RSUs granted to our NEOs in February 2021, which are scheduled to vest on a three-year “cliff” basis on the first date following December 31, 2023 on which the Compensation Committee determines that the performance vesting conditions have been achieved by the Company. The number of performance-based RSUs that vest on that date will be determined by (1) determining the number of “Banked Shares” for the award by multiplying the target number of RSUs subject to the award by a percentage between 0% and 150% (0% and 175% in the case of the award granted to our CEO), determined based on the Company’s FFO Per Share for 2021 against a pre-established target, (2) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to our CEO) based on the Company’s TSR Percentile Ranking for the three-year period 2021-2023, and (3) multiplying 50% of the Banked Shares by a percentage between 50% and 150% (25% and 175% in the case of the award granted to our CEO) based on the Company’s Average Debt to EBITDA Ratio for the three-year period 2021-2023. The amounts presented in the chart above reflect the number of Banked Shares for the award based on our actual FFO Per Share for 2021, representing 100.0% of the target number of shares subject to the award. For purposes of the chart above, no adjustment has been made for the TSR Percentile Ranking and the Average Debt to EBITDA Ratio.

(9)	The unvested portions of these awards were scheduled to vest in two installments on January 5, 2022 and January 5, 2023.

(10)	The unvested portion of this award was scheduled to vest in three equal installments on January 5, 2022, January 5, 2023, and January 5, 2024.

KILROY REALTY	PROXY STATEMENT	77

OPTION EXERCISES AND STOCK VESTED — 2021

The following table summarizes the vesting of stock awards during 2021 that were previously granted to our NEOs. None of our NEOs exercised any Company stock options during 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
(a)	(b	)	(c	)
John Kilroy(2)	192,542		11,050,254
Tyler Rose(3)	41,301		2,353,636
Michelle Ngo(4)	3,842		217,905
Justin Smart(5)	36,230		2,049,880
A. Robert Paratte(6)	24,468		1,381,865

(1)   The dollar amounts shown in column (c) above are determined by multiplying the number of shares or units, as applicable, that vested by the per-share closing price of our common stock on the vesting date.

(2)   Includes (i) 162,794 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2021 with a value of $9,206,967 and (ii) 29,749 RSUs with a value of $1,843,287 that were issued as dividend equivalents during 2021 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 15,786 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2021 table below.

(3)   Includes (i) 36,266 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2021 with a value of $2,047,758 and (ii) 5,035 RSUs with a value of $305,878 that were issued as dividend equivalents during 2021 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 4,834 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2021 table below.

(4)   Includes (i) 3,335 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2021 with a value of $186,126 and (ii) 507 RSUs with a value of $31,779 that were issued as dividend equivalents during 2021 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 309 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2021 table below.

(5)   Includes (i) 33,142 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2021 with a value of $1,871,261 and (ii) 3,088 RSUs with a value of $178,619 that were issued as dividend equivalents during 2021 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 2,354 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2021 table below.

(6)   Includes (i) 22,540 RSUs (including RSUs that were issued as dividend equivalents and were subject to vesting requirements) that vested during 2021 with a value of $1,272,347 and (ii) 1,928 RSUs with a value of $109,518 that were issued as dividend equivalents during 2021 and that (in accordance with the terms of the applicable awards granted in past years) were fully-vested upon issuance. Of these RSUs, 101 were deferred pursuant to our deferred compensation program and are included in the “Registrant Contributions in Last FY” column of the Nonqualified Deferred Compensation — 2021 table below.

78	PROXY STATEMENT	KILROY REALTY

NONQUALIFIED DEFERRED COMPENSATION — 2021

The following table sets forth summary information regarding the contributions to and earnings on our NEOs’ deferred compensation balances during 2021, and the total deferred amounts for the NEOs as of December 31, 2021.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY(1) ($)	Aggregate Earnings in Last FY(2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(3) ($)
(a)	(b)	(c)	(d)	(e)	(f)
John Kilroy	—	1,173,157	4,938,190	—	38,367,819
Tyler Rose	—	364,895	871,089	(82,908)	6,725,393
Michelle Ngo	101,500	60,592	234,706	(31,456)	1,631,042
Justin Smart	192,500	195,156	798,516	(390,540)	5,414,303
A. Robert Paratte	50,000	56,686	264,667	(745,411)	1,984,146

(1)

The amount reported as registrant contributions in 2021 under column (c) includes each NEO’s RSUs that vested in 2021 but had not yet become payable, as described in the footnotes to the Option Exercises and Stock Vested table above for each executive. These RSUs are payable in shares of our common stock but, pursuant to the terms of each NEO’s deferral of the RSUs, payment does not occur until the applicable date as determined under our deferred compensation program. In accordance with applicable rules of the SEC, these RSUs are reflected in this table because, while the RSUs are considered to have been vested at the end of 2021, they had not yet become payable. The amounts reported as registrant contributions in the table above include stock-settled obligations with respect to the vested and deferred RSUs described above of $1,050,657 for Mr. Kilroy, $304,895 for Mr. Rose, $20,592 for Ms. Ngo, $6,686 for Mr. Paratte, and $140,156 for Mr. Smart. The amounts reported as registrant contributions in the table above also include cash-settled obligations of $122,500 for Mr. Kilroy, $60,000 for Mr. Rose, $40,000 for Ms. Ngo, $50,000 for Mr. Paratte, and $55,000 for Mr. Smart and are also included as 2021 compensation for the NEOs in the “All Other Compensation” column of the Summary Compensation Table.

(2)

The amount reported as aggregate earnings in 2021 under column (d) represents the change in value of cash-settled obligations and the change in value of each executive’s vested and deferred RSUs (based on the closing price of our common stock on December 31, 2021). No amounts reported in this column were reported as 2021 compensation for the NEOs in the Summary Compensation Table.

(3)

The balance at the end of 2021 under column (f) reflects amounts that were previously reported as compensation in the appropriate columns of the Summary Compensation Table for years through and including 2021 to the extent the executive was an NEO for the applicable year. These amounts include both cash deferrals and the grant date fair value of deferred RSUs for each NEO. The grant date fair value of the deferred RSUs assume target performance achievement and do not include any performance modification. Amounts reported in column (f) also include earnings credited on deferred amounts. In accordance with applicable SEC rules, these earnings have not been included in the Summary Compensation Table.

Deferrals of cash-settled compensation shown in this table are made under the Deferred Compensation Plan. Participant elections with respect to deferrals of compensation and distributions must generally be made in the year preceding that in which the compensation is earned, except that elections with respect to certain performance-based bonuses may be made as late as six months prior to the end of the applicable performance period (June 30th in the case of calendar-year performance period). In addition, newly eligible participants may be able to make deferral elections up to thirty days after they first become eligible to participate in the Deferred Compensation Plan, if later than the end of the year preceding that in which such deferred amounts will be earned. Participants may only change existing elections with respect to distributions if they satisfy certain requirements set forth in the Deferred Compensation Plan, including that they do so no later than twelve months prior to the first scheduled distribution and that they extend their deferral elections by at least five years.

KILROY REALTY	PROXY STATEMENT	79

Participants are permitted to allocate (and reallocate) their cash-settled deferrals, as well as Company contributions and any notional earnings on either of the foregoing, amongst the investment alternatives made available by the Deferred Compensation Plan administrator for purposes of determining any notional gains or losses on Participant account balances. The charts below show the investment alternatives available under the Deferred Compensation Plan from January 1, 2021 through December 31, 2021, with the performance of each investment alternative for the applicable period of time it was available under the Deferred Compensation Plan.

Investment Alternatives (1/1/2021 — 12/31/2021)	Investment Category	2021 Performance
DFA US Small Cap I	Small Blend	30.61%
DFA US Targeted Value I	Small-Value	38.80%
Fidelity® 500 Index	Market Index	28.69%
Fidelity® Balanced	Balanced	18.28%
Fidelity® Contrafund®	Large Growth	24.36%
Fidelity® Extended Market Index	Small/Mid DJ Index	12.41%
Fidelity® Government Income	Intermediate Govt Bond	-2.10%
Fidelity® International Discovery	International Equity	11.18%
Fidelity Advisor® Investment Gr Bd M	Intermediate-Term Bond	-1.17%
Fidelity® Low-Priced Stock	Mid Value	24.52%
MFS Mid Cap Growth R6	Mid Growth	14.17%
Fidelity® Real Estate Investment Port	Specialty — US REITs	42.35%
Fidelity® Government MMkt	Government Money Market	0.01%
Fidelity® US Bond Index	Intermediate Term Bd Index	-1.79%
MainStay Large Cap Growth R1	Large Growth	24.66%
T. Rowe Price Dividend Growth Advisor	Large Blend	25.68%
Vanguard Equity-Income Adm	Large Value	25.64%
Vanguard Inflation-Protected Secs Adm	Inflation-Linked Bond	5.68%
Vanguard Total Intl Stock Index Admiral	Total International Index	8.62%

These allocations are hypothetical only and do not give participants ownership interests in any actual assets of the Company or any trust funding obligations under the Deferred Compensation Plan; however, the Company may set aside assets to fund its obligations under the Deferred Compensation Plan in a limited (“rabbi”) trust, subject to the claims of the Company’s creditors in the event of the Company’s bankruptcy or insolvency.

Participants may elect to receive distributions of their accounts (other than distributions of Company contributions) (i) while still in the service of the Company, in either a lump sum or in two to five annual installments occurring (or beginning) no earlier than two years after such amounts were earned, (ii) upon retirement from service, in a lump sum or up to fifteen annual installments (in certain cases, beginning no earlier than six months after retirement) or (iii) upon a change in control, in full. Participant elections may also provide for payment upon the earliest to occur of any two or more of the foregoing events (subject to the distribution limitations applicable to Company contributions). If a participant separates from service with the Company and its affiliates for any reason other than due to the participant’s death, disability or retirement, the remaining balance of the participant’s account will generally be distributed in full (in certain cases, six months after the occurrence of such separation from service). In addition, a participant’s account balance will be distributed as soon as possible following the participant’s death or disability. All such separation, death and disability distributions will be made without regard to any participant election(s).

80	PROXY STATEMENT	KILROY REALTY

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section describes the benefits that may become payable to certain NEOs in connection with a termination of their employment with the Company and/or a change in control of the Company as of December 31, 2021.

John Kilroy

Mr. Kilroy’s amended and restated employment agreement effective as of December 27, 2018 provides that, if his employment is terminated by the Company without “cause” or by Mr. Kilroy for “good reason” (as these terms are defined in his employment agreement), he will be entitled to receive the following payments and benefits (the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) a cash payment equal to $36,675,000; (iii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iv) vesting of equity awards as governed by the applicable plans, programs and agreements; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; (vii) continuation of health insurance coverage for Mr. Kilroy, his spouse and his dependents, as applicable, for three years after the date of termination, at our expense; and (viii) payment of an amount equal to $130,768 per year for the three-year period following the termination of his employment to cover premium payments incurred in connection with his life insurance policy. In addition, if Mr. Kilroy is terminated in such circumstances early in a calendar year prior to the granting of his annual long-term incentive award, the Company will grant him a long-term incentive award (or cash equivalent) for that year with all time-based vesting conditions deemed satisfied at grant.

If Mr. Kilroy retires at or after age 70 with at least twelve months advance notice to the Company, he will be entitled to receive the Termination Benefits described above, except that the cash payment described above will be $13,225,000 (or $16,225,000 if such retirement occurs at or after age 73).

If Mr. Kilroy’s employment is terminated due to his death or “disability” (as this term is defined in his employment agreement), he will be entitled to receive the Termination Benefits described above, except that the cash payment described above will be $16,225,000. In addition, if Mr. Kilroy is terminated in such circumstances early in a calendar year prior to the granting of his annual long-term incentive award, the Company will grant him a long-term incentive award (or cash equivalent) for that year with all time-based vesting conditions deemed satisfied at grant.

If any payments under Mr. Kilroy’s employment agreement would otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be reduced as provided in the agreement to a level that does not trigger the excise tax if the reduction results in his retaining a greater amount of the payments on an after-tax basis if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Kilroy in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Kilroy immediately prior to such change in control.

Except in the event of a termination due to Mr. Kilroy’s death, the employment agreement requires Mr. Kilroy to sign a general release of claims in favor of the Company in order to receive the Termination Benefits described above, other than accrued but unpaid compensation through the date of termination.

Mr. Kilroy’s amended and restated employment agreement provides that if his employment is terminated, his stock incentive awards granted by the Company will be governed by the terms and conditions of the applicable award agreements, including vesting of the awards upon his retirement. The retirement age applicable to the Company’s stock incentive awards granted to Mr. Kilroy before 2019 (age 70) was not changed, his retirement age for purposes of any stock incentive awards granted in 2019, 2020 or 2021 was or will be age 73, and his retirement age for purposes of any stock incentive awards granted in 2022 or 2023 will be ages 74 and 75, respectively. The terms of any new equity incentive award granted by the Company to Mr. Kilroy will condition retirement vesting on his providing at least twelve months’ advance written notice to the Company of his retirement and will otherwise include provisions regarding termination of employment that are not less favorable to him than the provisions applicable to his 2018 annual equity incentive award granted by the Company.

KILROY REALTY	PROXY STATEMENT	81

Tyler Rose

Mr. Rose’s employment agreement provides that, if his employment is terminated by the Company without “cause” or by Mr. Rose for “good reason” (as these terms are defined in his employment agreement), he would be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) annual incentive compensation, based on actual performance prior to the date of termination and reasonably anticipated performance through the remainder of the year; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan; (vi) the settlement of any deferral arrangements in accordance with the plans and programs governing the deferral; and (vii) payment of the premiums charged for Mr. Rose, his spouse and his eligible dependents to continue medical coverage under COBRA for two years after the date of termination. In addition, Mr. Rose would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the short-term incentive award and the annual stock award (determined based on the target level of the award) as detailed in Mr. Rose’s employment agreement) during the three preceding full performance years.

If Mr. Rose’s employment is terminated due to retirement, he would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment will be equal to zero and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Rose, his spouse and his dependents, as applicable, will be for one year after the date of termination.

If Mr. Rose’s employment is terminated due to his death, he would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above for a termination of employment without cause or with good reason will be determined using a multiplier of “one” instead of “two,” and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Rose, his spouse and his dependents, as applicable, will be for one year after the date of termination.

In the event that the employment of Mr. Rose is terminated due to his disability, Mr. Rose would be entitled to receive the Termination Benefits described above, except that the payment of the premiums to continue medical coverage under COBRA for Mr. Rose, his spouse and his dependents, as applicable, will be for one year after the date of termination.

If any payments under Mr. Rose’s employment agreement would otherwise trigger the excise tax imposed by Section 4999 of the Internal Revenue Code, the payments will be reduced as provided in the agreement to a level that does not trigger the excise tax if the reduction results in his retaining a greater amount of the payments on an after-tax basis if such reduction is not made. In the event of a “change in control” (as defined in the employment agreement), we will place the amount of the potential cash obligations to Mr. Rose in connection with such a change in control and a termination of his employment in a separate rabbi trust on behalf of Mr. Rose within thirty days after such change in control.

The employment agreement requires Mr. Rose to sign a general release of claims in favor of the Company in order to receive the Termination Benefits (including the Severance Payment) described above, other than accrued but unpaid compensation through the date of termination.

Justin Smart

Mr. Smart’s employment letter agreement provides that, if his employment is terminated by the Company without “cause” or by Mr. Smart for “good reason” (as these terms are defined in his employment letter agreement), he would be entitled to receive the following payments and benefits (together with the Severance Payment (as defined below), the “Termination Benefits”): (i) accrued but unpaid compensation through the date of termination; (ii) in lieu of any annual incentive compensation, a partial year bonus based on actual performance against bonus targets as of the date of termination; (iii) full vesting of time-based equity awards; (iv) vesting of performance-based cash or equity awards (excluding outperformance incentive awards) as governed by the

82	PROXY STATEMENT	KILROY REALTY

applicable plans, programs and agreements, but (unless otherwise provided in an applicable award agreement) with the objectives of such awards deemed to be met at the greater of (a) target on the date of termination or (b) actual performance as of the date of termination and reasonably anticipated performance through the remainder of the year; (v) all payments due under any other compensatory or benefit plan, including any deferrals; and (vi) payment of the premiums charged for Mr. Smart, his spouse and his eligible dependents to continue medical coverage under COBRA for two years after the date of termination. In addition, Mr. Smart would be entitled to receive a cash severance payment (the “Severance Payment”) equal to the sum of (i) two times his annual base salary and (ii) two times the average of his two highest target “annual incentives” (that is, the sum of the short-term incentive award and the annual stock award (determined based on the target level of the award) as detailed in Mr. Smart’s employment letter agreement) during the three preceding full performance years.

If Mr. Smart’s employment is terminated due to his death, he would be entitled to receive the Termination Benefits described above, except that (i) his Severance Payment described above will be determined using a multiplier of “one” instead of “two,” and (ii) the payment of the premiums to continue medical coverage under COBRA for Mr. Smart, his spouse and his dependents, as applicable, will be for one year after the date of termination.

If Mr. Smart’s employment is terminated due to his disability, he would be entitled to receive the Termination Benefits described above, except that the payment of the premiums to continue medical coverage under COBRA for Mr. Smart, his spouse and his dependents, as applicable, will be for one year after the date of termination.

The employment agreement requires Mr. Smart to sign a general release of claims in favor of the Company in order to receive benefits in connection with a termination of employment described above (including the Severance Payment).

Non-Competition, Non-Solicitation and Non-Disclosure Agreements

Each of the NEOs has entered into a Non-Competition, Non-Solicitation and Non-Disclosure Agreement, or a Non-Solicitation and Non-Disclosure Agreement, as the case may be, with the Company. Under their respective agreements, each of them has agreed to (i) restrictions on competitive activities during his or her employment, (ii) restrictions on solicitation during his or her employment and for two years following a termination of his or her employment, (iii) restrictions on disclosure of confidential information, (iv) restrictions on disparaging the Company and its affiliates, and (v) certain cooperation with the Company regarding any litigation to which the Company may be party. If the executive fails to comply with the restrictions on non-competition, non-solicitation and non-disclosure of confidential information under the agreement, he or she may be required to forfeit equity awards granted to him or her by the Company after the date that is three years before the breach of the obligation.

Equity Awards

Under the terms of the 2006 Plan, if there is a change in control of the Company, each NEO’s outstanding awards granted under the plan will not automatically accelerate and become vested under the terms of the 2006 Plan. If, however, the awards will not continue, be substituted for, or assumed after the change in control event (that is, the awards are to be terminated in connection with the change in control event), the awards would generally become fully vested and, in the case of options, exercisable. The Committee also has discretion to establish other change in control provisions with respect to awards granted under the 2006 Plan.

The annual long-term incentive award agreement generally provides that upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death, “disability” or “retirement” (as such terms are defined in the NEO’s employment agreement), subject to the NEO providing a general release of claims in favor of the Company, the time-based RSU award will fully vest and the time-based vesting requirements of performance-based RSU award will be deemed satisfied.

Our outstanding annual performance-based RSU awards granted to the NEOs generally provide that, in the event the NEO is entitled to accelerated vesting of the award in connection with a termination of the NEO’s employment described above or in the event of a change in control of the Company, the performance period will be deemed to end in connection with such event and the number of shares subject to the award in such circumstances will be determined: (1) if the termination or change in control occurs in the first three months in the performance period applicable to the award, the FFO Per Share goal, the Average Debt to EBITDA Ratio goal and, in the case of a qualifying termination of employment, the TSR Percentile Ranking goal shall each be deemed to be satisfied at the applicable “target” levels; (2) if the termination or change in control occurs after the first three

KILROY REALTY	PROXY STATEMENT	83

months but within the first year of the performance period applicable to the award, by measuring the Company’s actual FFO Per Share for the completed quarters that occur prior to the fiscal quarter in which the termination or change in control occurs and adding that to the Company’s target FFO Per Share goals for the remaining fiscal quarters in the performance period, and measuring such performance against the applicable FFO Per Share goals (or in the case of a change in control, the FFO Per Share goal will be deemed to be satisfied at the applicable “target” level if greater); (3) if the termination or change in control occurs during the performance period but after the first year of the performance period, the FFO Per Share performance will be measured based on actual performance for the first year of the performance period; (4) if the termination or change in control occurs during the performance period but after the first three months of the performance period, the Average Debt to EBITDA Ratio performance will be determined by measuring the Company’s actual Average Debt to EBITDA Ratio for any completed fiscal year in the performance period that occur prior to the fiscal year in which the termination or change in control occurs and adding that to the Company’s target Average Debt to EBITDA goals for the remaining fiscal years in the performance period, and measuring such performance against the applicable Average Debt to EBITDA goals (or in the case of a change in control, the Average Debt to EBITDA goal will be deemed to be satisfied at the applicable “target” level if greater); and (5) if the termination occurs after the first three months in the performance period or the change in control occurs at any time in the performance period applicable to the award, by measuring the Company’s TSR Percentile Ranking based on actual stock price performance through the date prior to which the termination or change in control occurs (or if such change in control is due to a board change, the Company’s TSR Percentile Ranking will be deemed to be satisfied at the applicable “target” level). In connection with a change in control, the awards will continue to be subject to the time-based vesting requirements applicable to the awards (subject to accelerated vesting of the awards should the award holder’s employment terminate in the circumstances described above or should the award be terminated and not assumed by a successor in connection with the change in control).

The December 2018 time-based RSU awards granted to our NEOs generally provide that upon a termination of the NEO’s employment by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death, “disability” or, in the case of 80,645 of the Time-Based RSUs granted to Mr. Kilroy, “retirement” (each, a “qualifying termination,” as such terms are defined in NEO’s employment agreement), subject to the NEO providing a general release of claims in favor of the Company, the December 2018 Time-Based RSU award will fully vest.

The December 2018 performance-based RSU awards granted to our NEOs generally provide that, in the event the NEO is entitled to accelerated vesting of the award in connection with a “qualifying termination” of the NEO’s employment (as described in the preceding paragraph, but excluding “retirement”) or in the event of a change in control of the Company, the performance period will be deemed to end in connection with such event and the number of shares subject to the award in such circumstances will be determined based on the Company’s Relative TSR for such shortened performance period. In the event of such a qualifying termination of the NEO’s employment, the number of performance-based RSUs that are eligible to vest shall be deemed to vest on the date of such termination, subject to the NEO providing a general release of claims in favor of the Company.

In the event of a termination of the NEO’s employment by the Company without cause or by the NEO for good reason, the performance period will be deemed to end on the last day of the calendar month immediately prior to the first public announcement of such termination. Additionally, in the event of a change in control of the Company due to a board change that occurred prior to December 31, 2021, the target number of performance-based RSUs would be eligible to vest, or if such change in control occurs after December 31, 2021 and before December 31, 2022, the greater of the target number of performance-based RSUs and the Initial Number of PRSUs will be eligible to vest. In connection with a change in control, the awards will continue to be subject to the time-based vesting requirements applicable to the awards (subject to accelerated vesting of the awards should the award holder’s employment terminate in the circumstances described above or should the award be terminated and not assumed by a successor in connection with the change in control).

84	PROXY STATEMENT	KILROY REALTY

ESTIMATED SEVERANCE AND CHANGE IN CONTROL BENEFITS

The information in this section sets forth the value of benefits and payments to each of the NEOs who was employed by us on December 31, 2021 upon the triggering events indicated and is based upon the terms of the employment agreements and equity award agreements in effect as of December 31, 2021 as described in “— Potential Payments Upon Termination or Change in Control” above. As required by applicable SEC rules, the estimated values in this section assume that the triggering event took place on December 31, 2021. Except as otherwise described below in the context of a change in control of the Company, none of our NEOs is entitled to termination payments or benefits upon a voluntary resignation (without “good reason”) or upon a termination by the Company for cause. As of December 31, 2021, none of our NEOs, other than Mr. Kilroy, was retirement eligible for purposes of any severance benefits under the terms of their employment agreements.

John Kilroy

Potential Payment/ Benefit(1)	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death(2) ($)	Disability ($)	Retirement ($)

Cash Severance	—	36,675,000	16,225,000	16,225,000	13,225,000

Medical Benefits	—	173,474	173,474	173,474	173,474

Accelerated Vesting	—	70,811,429	70,811,429	70,811,429	70,811,429

Other Termination Perks/Benefits	—	392,304	—	392,304	392,304

Total	—	108,052,207	87,209,903	87,602,207	84,602,207

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

(2)   We make payments to Mr. Kilroy to cover premium payments incurred in connection with a supplemental life insurance policy pursuant to the terms of his employment agreement. In addition to the amounts payable by us shown in this column, Mr. Kilroy’s supplemental life insurance policy provides a $10,000,000 death benefit.

The value of the accelerated vesting of equity awards in the table above ($70,811,424) was based on the closing price of our common stock on the last trading day of 2021.

KILROY REALTY	PROXY STATEMENT	85

Tyler Rose

Potential Payment/ Benefit(1)	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	3,875,000	1,937,500	3,875,000

Medical Benefits	—	113,147	56,574	56,574

Accelerated Vesting	—	9,991,303	9,991,303	9,991,303

Other Termination Perks/Benefits	—	—	—	—

Total	—	13,979,450	11,985,377	13,922,877

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

Michelle Ngo

Potential Payment/ Benefit	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	—	—	—

Medical Benefits	—	—	—	—

Accelerated Vesting	—	933,039	933,039	933,039

Other Termination Perks/Benefits	—	—	—	—

Total	—	933,039	933,039	933,039

Justin Smart

Potential Payment/ Benefit(1)	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	3,660,000	1,830,000	3,660,000

Medical Benefits	—	113,147	56,574	56,574

Accelerated Vesting	—	9,209,158	9,209,158	9,209,158

Other Termination Perks/Benefits	—	—	—	—

Total	—	12,982,305	11,095,732	12,925,732

(1)   The payment or provision to the executive by the Company of any remuneration, benefits or other financial obligations pursuant to the executive’s employment agreement including the severance payment and provision of severance benefits would be allocated between the Company and the Operating Partnership by the Compensation Committee based on a reasonable allocation method.

86	PROXY STATEMENT	KILROY REALTY

A. Robert Paratte

Potential Payment/ Benefit	Change in Control (No Termination) ($)	Termination Without Cause or For Good Reason ($)	Death ($)	Disability ($)

Cash Severance	—	—	—	—

Medical Benefits	—	—	—	—

Accelerated Vesting	—	7,389,972	7,389,972	7,389,972

Other Termination Perks/	—	—	—	—

Benefits

Total	—	7,389,972	7,389,972	7,389,972

The preceding estimated severance and change in control benefits tables assume that equity awards outstanding under our 2006 Plan would be substituted for, assumed or otherwise continued following a change in control transaction. If the awards were not substituted for, assumed or otherwise continued following a change in control transaction (that is, the awards were to be terminated in connection with the transaction), they would generally accelerate and become fully vested. In these cases, the value of the accelerated equity award vesting would, for each NEO and assuming that the change in control and termination of the awards occurred on December 31, 2021, be the same as the accelerated vesting value set forth above for the NEO under the “Termination Without Cause or For Good Reason” column.

KILROY REALTY	PROXY STATEMENT	87

CEO PAY-RATIO DISCLOSURE

Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all of our employees (excluding our CEO). Based on SEC rules for this disclosure and applying the methodology described below, we have determined that our CEO’s total compensation for 2021 was $13,186,766, and the median of the total 2021 compensation of all of our employees (excluding our CEO) was $197,820. Accordingly, we estimate the ratio of our CEO’s total compensation for 2021 to the median of the total 2021 compensation of all of our employees (excluding our CEO) to be 67 to 1.

We identified the median employee by taking into account the total cash compensation for 2021 for all individuals, excluding our CEO, who were employed by us or one of our affiliates on December 1, 2021, the first day of the last month of our fiscal year. We included all employees, whether employed on a full-time, part-time or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2021, other than to annualize the base wages for any full-time employee not employed by us for the entire year. We believe total cash compensation for all employees is an appropriate measure because we do not distribute annual equity awards to all employees.

Once the median employee was identified as described above, that employee’s total annual compensation for 2021 was determined using the same rules that apply to reporting the compensation of our NEOs (including our CEO) in the “Total” column of the Summary Compensation Table, except that compensation under non-discriminatory benefit plans was also included in the calculation of the total annual compensation for 2021 for purposes of this pay-ratio disclosure. The 2021 total annual compensation amounts in the first paragraph of this pay-ratio disclosure include $54,629 and $46,070 of compensation for our CEO and the median employee, respectively, under non-discriminatory benefit plans. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology.

88	PROXY STATEMENT	KILROY REALTY

EQUITY COMPENSATION PLAN INFORMATION

The Company currently maintains one equity compensation plan, the 2006 Plan. The plan has been approved by the Company’s stockholders. The following table provides certain information as of December 31, 2021 with respect to shares of our common stock available for issuance under our equity compensation plans.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a))(1)

	(a	)	(b	)	(c	)

Equity compensation plans approved by stockholders	2,979,734	(2)	N/A		1,419,116

Equity compensation plans not approved by stockholders	N/A		N/A		N/A

Total	2,979,734		N/A		1,419,116

(1)   Includes shares available for future grants under the 2006 Plan as of December 31, 2021. The calculation of shares available for grant is presented after taking into account a reserve for a sufficient number of shares to cover the vesting and payment of 2006 Plan awards that were outstanding on that date, including performance-based vesting awards at (i) levels actually achieved for the performance conditions for which the performance period has been completed and (ii) at maximum levels for the other performance conditions for awards still in a performance period. The shares available under the 2006 Plan may, subject to the limits of the 2006 Plan, be used for any type of award authorized under the 2006 Plan including stock options, restricted stock, SARs, performance shares, performance stock units, dividend equivalents, stock payments, deferred stock, RSUs, PSUs, performance bonus awards and performance-based awards.

(2)   Includes 753,073 vested but deferred (not paid) RSUs and 2,226,661 unvested RSUs (including 1,686,932 RSUs subject to performance-based vesting conditions, with such number of shares based on (i) levels actually achieved for the performance conditions for which the performance period has been completed and (ii) at maximum levels for the other performance conditions for awards still in a performance period) granted under the 2006 Plan. Does not include any shares of outstanding but unvested restricted stock. No options were outstanding.

KILROY REALTY	PROXY STATEMENT	89

DIRECTOR COMPENSATION

For their service on the Board, our non-employee directors receive cash compensation and an annual equity award. Our officers who are directors, specifically John Kilroy, are not paid any additional compensation for their service as a director.

Under our non-employee director compensation program in effect for 2021, each non-employee director received annual cash compensation of $70,000. In addition, if a non-employee director served as our Lead Independent Director, the director received additional annual cash compensation of $50,000. Each non-employee director also received annual compensation for each committee of which the director was a member, equal to $15,000 (in the case of the Audit Committee), $10,000 (in the case of the Executive Compensation Committee), $8,000 (in the case of the Nominating/Corporate Governance Committee) or $5,000 (in the case of the Corporate Social Responsibility and Sustainability Committee). The chair of each committee received additional annual cash compensation equal to $20,000 (in the case of the chair of the Audit Committee and the chair of the Executive Compensation Committee) or $10,000 (in the case of the chair of the Nominating/Corporate Governance Committee, the chair of the Succession Planning Committee and the chair of the Corporate Social Responsibility and Sustainability Committee).

Non-employee directors are reimbursed for reasonable expenses incurred to attend director and committee meetings and incident to their service as a director. Our non-employee directors may defer receipt of their cash compensation pursuant to the terms of our Deferred Compensation Plan.

In addition, each non-employee director receives an annual grant authorized under the 2006 Plan of RSUs valued at $135,000 (rounded to the nearest whole share) on the date of grant that vest in full on the date of the annual meeting of stockholders following the grant, subject to continued service. Each non-employee director grant provides that the RSUs subject to the grant will vest in full in the event of a “change in control” of the Company (as defined in the 2006 Plan) or due to the non-employee director’s death or “disability” (as defined for purposes of Section 409A of the Internal Revenue Code). Our non-employee directors may elect a deferred payment date for any RSUs that they may receive. RSUs awarded to non-employee directors include the right to receive dividend equivalents (in the form of additional RSUs) based on the amount of dividends (if any) paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid RSUs then subject to the award. RSUs credited as dividend equivalents have the same vesting and payment terms as the original RSUs to which they relate. The Board also has discretion to determine the terms of any equity award for a newly elected or appointed member of the Board.

Under our minimum stock ownership guidelines for non-employee directors, each non-employee director is to own or to acquire, within five years of first becoming a director, shares of our common stock having a market value at least equal to five times the director’s annual retainer. Ownership that counts for purposes of the non-employee director stock ownership guidelines is generally determined on the same basis as under our executive stock ownership guidelines, as discussed in the CD&A. As of December 31, 2021, all of our non-employee directors met the ownership requirement or were within the five-year period since first becoming a director to acquire the applicable level of ownership.

The Board may change the terms of our director compensation program from time to time.

90	PROXY STATEMENT	KILROY REALTY

DIRECTOR COMPENSATION TABLE — 2021

The following table sets forth summary information regarding our compensation practices for each of our non-employee directors for 2021. The compensation paid to Mr. Kilroy is presented in the executive compensation disclosures above. Mr. Kilroy is not entitled to receive additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(1) ($)		Option Awards ($)		Non-Equity Incentive Plan Compensa- tion ($)		Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)		All Other Compen- sation ($)		Total ($)

(a)	(b	)	(c	)	(d	)	(e	)	(f	)	(g	)	(h	)

Edward F. Brennan, PhD	166,500		135,011		—		—		—		—		301,511

Jolie Hunt	94,000		135,011		—		—		—		—		229,011

Scott S. Ingraham	101,500		135,011		—		—		—		—		236,511

Louisa G. Ritter	75,000		135,011		—		—		—		—		210,011

Gary R. Stevenson	94,000		135,011		—		—		—		—		229,011

Peter B. Stoneberg	99,000		135,011		—		—		—		—		234,011

(1)

The amounts reported in column (c) of the table above reflect the aggregate accounting fair value of stock awards computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. The accounting fair value is based on the quoted closing share price of the Company’s common stock on the NYSE on the grant date.

On May 20, 2021, each of our non-employee directors received an annual award of 1,984 RSUs under the 2006 Plan in connection with the 2021 annual meeting of stockholders. Each of these awards had an accounting fair value at the grant date of $135,011 and will vest on the date of the Annual Meeting.

The aggregate number of unvested stock awards (including the dividend equivalents granted with respect to such awards) and the aggregate number of unexercised option awards outstanding as of December 31, 2021 for our non-employee directors are:

Director	Unvested Stock Awards		Unexercised Option Awards

Edward F. Brennan, PhD	2,013	(1)	—

Jolie Hunt	2,013	(1)	—

Scott S. Ingraham	2,013	(1)	—

Louisa G. Ritter	3,109	(2)	—

Gary R. Stevenson	2,013	(1)	—

Peter B. Stoneberg	2,013	(1)	—
(1) These RSUs vest in full on the date of the Annual Meeting. (2) 2,013 of these RSUs will vest in full on the date of the Annual Meeting. The remaining 1,096 will vest on 10/30/22.

KILROY REALTY	PROXY STATEMENT	91

BENEFICIAL OWNERSHIP OF CERTAIN STOCKHOLDERS

The following table sets forth certain information, as of March 1, 2022, regarding the beneficial ownership of common stock (or common stock issuable, at the Company’s option, upon the redemption of common limited partnership interests (the “Units”) in the Operating Partnership) for (i) each person or entity known by the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock (or common stock issuable, at the Company’s option, upon the redemption of Units); (ii) each director and director nominee and each NEO named in the Summary Compensation Table; and (iii) the current directors and executive officers of the Company as a group. Except as indicated below, all shares of common stock are owned directly, and the indicated person or entity has sole voting and investment power with respect to all of the shares of common stock beneficially owned by such person or entity other than restricted stock, as to which a person has sole voting power but no dispositive power. In preparing this table, the Company has relied upon information supplied by its officers, directors and certain stockholders, in addition to information contained in filings with the SEC.

Name of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Outstanding Shares of Common Stock(2)

More than 5% Stockholders:

The Vanguard Group, Inc. and affiliates(3)	16,068,019		13.77%

BlackRock, Inc.(4)	13,200,352		11.31%

Principal Real Estate Investors, LLC(5)	6,043,779		5.18%

Directors, Director Nominees and NEOs:

John Kilroy	1,815,389	(6)	1.54%

Michelle Ngo	10,483	(7)	*

A. Robert Paratte	12,588	(8)	*

Tyler Rose	164,345	(9)	*

Justin Smart	149,042	(10)	*

Scott S. Ingraham	39,729	(11)	*

Edward F. Brennan, PhD	23,564	(12)	*

Louisa G. Ritter	1,103	(13)	*

Gary R. Stevenson	13,428	(14)	*

Peter B. Stoneberg	12,861	(15)	*

Jolie Hunt	6,243	(16)	*

All Directors and Executive Officers as a Group (13 persons)	2,290,962	(17)	1.95%

*	Represents less than 1% of the outstanding shares of our common stock.

(1)	Unless otherwise indicated, the address for each of the persons listed is c/o Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064.

92	PROXY STATEMENT	KILROY REALTY

(2)

The number of shares of common stock beneficially owned by a stockholder is based on SEC regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person includes any stock options or RSUs of such person that are vested or will vest within 60 days of March 1, 2022. The percentage of outstanding shares of common stock beneficially owned by a person is based on 116,716,080 shares of common stock outstanding as of March 1, 2022. Unless otherwise indicated, the percentage of outstanding shares of common stock beneficially owned by a person also assumes that all Units held by such beneficial owner are, upon redemption, exchanged for shares of common stock, that none of the Units held by other persons are so exchanged, that all options exercisable within 60 days of March 1, 2022 by such beneficial owner are exercised and that no options to acquire shares of common stock held by other persons are exercised, and that all RSUs held by such beneficial owner that vest within 60 days of March 1, 2022 are vested and paid and that no unvested RSUs held by other persons are vested.

(3)

Represents the number of shares of common stock beneficially owned as of December 31, 2021, as reported on Schedule 13G/A filed with the SEC on February 10, 2022, by The Vanguard Group, Inc. (“Vanguard”) either directly or through its affiliates. Such report indicates that Vanguard has shared voting power over 166,894 shares, sole dispositive power over 15,807,112 shares and shared dispositive power over 260,907 shares of common stock. The address for Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(4)

Represents the number of shares of common stock beneficially owned as of December 31, 2021, as reported on Schedule 13G/A filed with the SEC on January 27, 2022, by BlackRock, Inc. (“BlackRock”) either directly or through its affiliates. Such report indicates that BlackRock has sole voting power over 12,095,554 shares and sole dispositive power over 13,200,352 shares of common stock. The address for BlackRock is 55 East 52nd Street, New York, New York 10055.

(5)

Represents the number of shares of common stock beneficially owned as of December 31, 2021, as reported on Schedule 13G filed with the SEC on February 15, 2022, by Principal Real Estate Investors, LLC. Such report indicates that Cohen has shared voting and dispositive power over all 6,043,779 shares, and sole dispositive power over 4,592,289 shares of common stock. The address for Principal Real Estate Investors, LLC is 801 Grand Avenue, Des Moines, Iowa 50392.

(6)

Includes (i) 783,192 shares of common stock issuable, at the Company’s option, upon the redemption of Units (including Units beneficially owned by Kilroy Airport Imperial Co. (“KAICO”) and allocated to Mr. Kilroy); (ii) 497,318 shares of common stock held directly; and (iii) 534,879 RSUs held directly that are vested or will vest within 60 days of March 1, 2022. Of the shares of common stock held directly by Mr. Kilroy, 126,343 shares are held in a brokerage account that is pledged as collateral for a secured credit line account in Mr. Kilroy’s name. This pledge of common stock meets all of the exceptions to the prohibition on pledging Company securities contained in the Company’s anti-pledging policy, as further described on page 65. Excludes 797,707 RSUs that are not vested and will not vest within 60 days of March 1, 2022.

(7)	Includes 10,483 RSUs held directly that are vested or will vest within 60 days of March 1, 2022.

(8)	Includes 12,588 shares of common stock held directly. Excludes 97,621 RSUs that are not vested and will not vest within 60 days of March 1, 2022.

(9)

Includes (i) 62,615 shares of common stock held directly; and (ii) 101,730 RSUs held directly that are vested or will vest within 60 days of March 1, 2022. Excludes 120,836 RSUs that are not vested and will not vest within 60 days of March 1, 2022.

(10)

Includes (i) 131,440 shares of common stock held directly; and (ii) 17,602 RSUs held directly that are vested or will vest within 60 days of March 1, 2022. Excludes 114,190 RSUs that are not vested and will not vest within 60 days of March 1, 2022.

(11)

Includes (i) 4,000 shares of common stock held directly; and (ii) 35,729 RSUs held directly that are vested or will vest within 60 days of March 1, 2022. Excludes 2,028 RSUs that are not vested and will not vest within 60 days of March 1, 2022.

(12)

Includes (i) 6,172 shares of common stock held directly; and (ii) 17,392 RSUs held directly that are vested or will vest within 60 days of March 1, 2022. Excludes 2,028 RSUs that are not vested and will not vest within 60 days of March 1, 2022.

(13)	Includes 1,103 RSUs held directly that are vested or will vest within 60 days of March 1, 2022. Excludes 3,132 RSUs that are not vested and will not vest within 60 days of March 1, 2022.

(14)	Includes 13,428 RSUs held directly that are vested or will vest within 60 days of March 1, 2022. Excludes 2,028 RSUs that are not vested and will not vest within 60 days of March 1, 2022.

(15)

Includes (i) 7,759 shares of common stock held directly; and (ii) 5,102 RSUs held directly that are vested or will vest within 60 days of March 1, 2022. Excludes 2,028 RSUs that are not vested and will not vest within 60 days of March 1, 2022.

(16)	Includes (i) 6,243 shares of common stock held directly. Excludes 2,028 RSUs that are not vested and will not vest within 60 days of March 1, 2022.

(17)

Includes (i) 756,362 shares of common stock held directly; (ii) 757,224 RSUs held directly that are vested or will vest within 60 days of March 1, 2022; and (iii) 783,192 shares of common stock issuable, at the Company’s option, upon the redemption of Units (including Units beneficially owned by KAICO and allocated to Mr. Kilroy). Excludes 1,231,185 RSUs that are not vested and will not vest within 60 days of March 1, 2022.

KILROY REALTY	PROXY STATEMENT	93

OTHER MATTERS

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

Our Board has adopted a written Related Party Transactions Policy that is intended to comply with Item 404 of Regulation S-K and Article III, Section 7 of the Company’s Bylaws. The purpose of the policy is to describe the procedures used to identify, review, approve and disclose, if necessary, any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) the Company (including any of its subsidiaries) was, is or will be a participant; (ii) the amount involved exceeds $120,000 in any calendar year; and (iii) a related party had, has or will have a direct or indirect material interest (a “Related Party Transaction”). For purposes of the policy, a related party is (a) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; (b) any person who is known to be the beneficial owner of more than 5% of any class of the Company’s voting securities; (c) any immediate family member of any of the foregoing persons; or (d) any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position, or in which such person has a 5% or greater beneficial ownership interest (each such person, a “Related Person”). The policy also describes the procedures used to identify, review, approve and disclose, if necessary, any transaction between the Company and any subsidiary of the Company, on the one hand, and John B. Kilroy, Jr. and his respective affiliates (each such person, a “Principal Party”), on the other hand (a “Principal Party Transaction”).

Under the policy, our Governance Committee is responsible for reviewing and approving or ratifying each Related Person Transaction and Principal Party Transaction (individually and collectively, as applicable, an “Interested Transaction”). In determining whether to approve or ratify an Interested Transaction, the Governance Committee is required to consider the relevant facts and circumstances of the Interested Transaction available to the Governance Committee and to take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct. If a Related Party Transaction falls within one of certain specified pre-approved transaction categories set forth in the policy, it shall not require review by the Governance Committee and shall be deemed approved.

No member of the Governance Committee who is a Related Party is permitted to vote on the approval or ratification of an Interested Transaction, but may, if requested by the Chair of the Governance Committee, participate in some or all of the Governance Committee’s discussions of the Interested Transaction.

In the event that an Interested Transaction would constitute a conflict of interest or a corporate opportunity under the Company’s Code of Conduct, the provisions of the Code of Conduct shall also apply to the Interested Transaction. Any such Interested Transaction may not be approved under the policy unless it is also approved in accordance with the provisions of the Code of Conduct and disclosed to the public to the extent required by law or the listing rules of the NYSE.

In addition, the Audit Committee is responsible for discussing with management and the independent auditor any related party transactions brought to the Audit Committee’s attention which could reasonably be expected to have a material impact on the Company’s financial statements.

94	PROXY STATEMENT	KILROY REALTY

Certain Transactions with Related Persons

During 2016, the Company entered into a time-sharing agreement with each of Messrs. Kilroy, Rose and Smart, and during 2020, the Company entered into a time-sharing agreement with Mr. Paratte and Ms. Roth, for the lease from time to time on a time-sharing basis by such executive officers of an aircraft that is owned by the Company. Pursuant to each time-sharing agreement, these executive officers pay the Company for the aggregate incremental cost of their respective personal use of the aircraft. These amounts are calculated based on the variable operating costs of the flight (subject to applicable maximum payment levels established under Federal Aviation Administration rules) and include, among other things, fuel, crew travel expenses, any insurance for the flight, hangar and de-icing costs away from aircraft base location, landing fees and airport taxes, customs and foreign permit fees, in-flight food and beverages and certain other miscellaneous costs. Fixed costs that do not change based on usage are excluded. Each executive officer pays to the Company an upfront deposit of an amount reasonably estimated to cover the anticipated payments for the executive’s personal use of the aircraft based upon the projected number of trips and their duration and profiles. The Company deducts from the deposited amount the actual payments incurred by each executive under the time-sharing agreement. Reimbursements received from each of Messrs. Kilroy, Rose, Smart, Paratte and Ms. Roth for the executive’s use of the aircraft during 2021 did not exceed $120,000.

In July 2021, Kilroy Realty, L.P., an affiliate of the Company, entered into a short-term lease agreement with Mr. Kilroy beginning July 15, 2021 through October 15, 2021 at our One Paseo property. Pursuant to the lease agreement, Mr. Kilroy paid “half-market” rent in the total amount of $11,250, and the Company agreed to pay a portion of Mr. Kilroy’s utilities for the lease period, up to $700 per month for the duration of the lease. The “half-market” rental rate and the payment of utilities are included as perquisites in the “All Other Compensation” column of the Summary Compensation Table in this Proxy Statement. The payments made pursuant to the lease agreement did not exceed $120,000.

PROPOSALS AND NOMINATIONS FOR 2023 ANNUAL MEETING OF STOCKHOLDERS

Stockholder Proposals and Nomination of Director Candidates Not Intended for Inclusion in Proxy Materials. A stockholder seeking to present a proposal or nominate a director for election to our Board at the 2023 annual meeting of stockholders but not intending for such proposal or nomination to be included in the proxy statement for the meeting must comply with the advance notice requirements set forth in our Bylaws. The Company’s Bylaws require a stockholder desiring to present a proposal or nominate a director for the 2023 annual meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 20, 2022, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 19, 2023, 120 days prior to such one-year anniversary, or (ii) if the date of the 2023 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the notice procedures, including the required content of the notice, can be found in Section 2 of Article II (with respect to stockholder proposals) and Section 2 of Article III (with respect to director nominations) of our Bylaws.

Proposals for Inclusion in Proxy Materials. A stockholder seeking to have a proposal included in the Company’s proxy statement for the 2023 annual meeting of stockholders must comply with Rule 14a-8 under the Exchange Act, which sets forth the requirements for including stockholder proposals in Company-sponsored proxy materials. In accordance with Rule 14a-8, any such proposal must be received by the Company’s Secretary at the Company’s principal executive offices by December 9, 2022, which is 120 days prior to the one-year anniversary of the date this Proxy Statement was first mailed or made available to stockholders. However, if the date of the 2023 annual meeting of stockholders changes by more than 30 days from the one-year anniversary of the date of the Annual Meeting, then such proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2023 annual meeting of stockholders.

Director Nominations for Inclusion in Proxy Materials (Proxy Access). Under certain circumstances specified in our Bylaws, a stockholder, or group of up to twenty stockholders, owning at least 3% of the Company’s outstanding common stock continuously for at least the prior three years, may nominate for election to our Board and inclusion in the Company’s proxy statement for its annual meeting of stockholders up to 25% of the number of directors then serving on our Board. The Company’s Bylaws require a stockholder desiring to nominate a director for inclusion in the Company’s proxy materials for the 2023 annual

KILROY REALTY	PROXY STATEMENT	95

meeting of stockholders to provide written notice to the Company’s Secretary at the Company’s principal executive offices (i) not earlier than December 20, 2022, 150 days prior to the one-year anniversary of the Annual Meeting, and not later than January 19, 2023, 120 days prior to such one-year anniversary, or (ii) if the date of the 2023 annual meeting of stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, not later than the 120th day prior to such annual meeting of stockholders or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting of stockholders was first made. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility and procedural requirements, can be found in Section 3 of Article III of our Bylaws.

Stockholder proposals or director nominations submitted to the Company’s Secretary that do not comply with the above requirements may be excluded from the Company’s proxy statement and/or may not be brought before the 2023 annual meeting of stockholders, as applicable. For specific information with respect to the process for recommending a director candidate, see “Corporate Governance — Director Selection, Evaluation and Communications — Stockholder-Recommended Director Candidates” above.

96	PROXY STATEMENT	KILROY REALTY

QUESTIONS AND ANSWERS

ABOUT THE ANNUAL MEETING

AND VOTING PROCEDURES

Why did I receive a notice in the mail regarding Internet availability of the proxy materials instead of a paper copy of the proxy materials?

Pursuant to SEC rules, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers, banks and other nominees who hold shares on behalf of beneficial owners will be sending their own similar Notice to the beneficial owners. All stockholders will have the ability to access the proxy materials, including this Proxy Statement and our 2021 Annual Report, on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to request a printed copy by mail or electronically, including an option to request paper copies on an ongoing basis, may be found in the Notice and on the website referred to in the Notice. If a stockholder properly requests paper copies of this Proxy Statement, we intend to mail the Proxy Statement, together with a proxy card, to such stockholder within three business days of his or her request.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will be asked to consider and vote on the following matters, as well as any other business properly brought before the Annual Meeting:

•	Proposal No. 1: Elect as directors the seven nominees named in this Proxy Statement.

•	Proposal No. 2: Approve, on an advisory basis, the compensation of our NEOs.

•	Proposal No. 3: Ratify the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2022.

What are the Board’s recommendations on each of the proposals?

The Board recommends that stockholders vote:

1.	“FOR” each of the Board’s seven nominees for election to the Board: John Kilroy, Edward F. Brennan, PhD, Jolie Hunt, Scott S. Ingraham, Louisa G. Ritter, Gary R. Stevenson and Peter B. Stoneberg;

2.	“FOR” approval, on an advisory basis, of the compensation of our NEOs;

3.	“FOR” ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2022.

Who is entitled to vote?

Only the holders of record of the shares of our common stock at the close of business on March 7, 2022 (the “Record Date”) are entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter voted upon at the Annual Meeting. As of the Record Date, 116,716,080 shares of common stock were outstanding.

May I attend the Annual Meeting?

You may attend the Annual Meeting if you were a stockholder of record or a beneficial holder of shares of common stock at the close of business on the Record Date, or you hold a valid legal proxy for the Annual Meeting. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your being admitted to the Annual Meeting. You should also be prepared to present a valid government-issued photo identification, such as a driver’s license or passport, before being admitted. If you are not a stockholder of record but you are a beneficial holder of shares of common stock because you hold your shares in “street name,” you should provide proof of beneficial ownership as of the Record Date, such as an account

KILROY REALTY	PROXY STATEMENT	97

statement reflecting your stock ownership as of the Record Date, a copy of the Notice or voting instruction form provided by your broker, bank or other nominee, or other similar evidence of ownership, as well as your photo identification, for admission. We reserve the right to determine the validity of any purported proof of beneficial ownership. If you do not have proof of ownership, you may not be admitted to the Annual Meeting. Cameras, recording devices and other electronic devices will not be permitted, and attendees may be subject to security inspections and other security precautions. For directions to the Annual Meeting, contact the Company in writing at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

How do I vote?

You may vote by submitting a proxy or voting instructions prior to the Annual Meeting or you may vote by attending the Annual Meeting.

Submitting a Proxy for Shares Registered Directly in the Name of the Stockholder. If you hold your shares of common stock as a record holder and you are viewing this Proxy Statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the Notice previously mailed to you. If you hold your shares of common stock as a record holder and you are reviewing a printed copy of this Proxy Statement, you may vote your shares by completing, dating and signing the proxy card that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card. If you vote by Internet or telephone, then you need not return a written proxy card by mail.

Submitting Voting Instructions for Shares Registered in Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive instructions from your broker, bank or other nominee on how to vote your shares. Your broker, bank or other nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, if you received a printed copy of this Proxy Statement, you may submit your voting instructions by completing, dating and signing the voting instruction form that was included with this Proxy Statement and promptly returning it in the preaddressed, postage paid envelope provided to you. If you vote by Internet or telephone, then you need not return a written voting instruction form by mail.

Vote at the Annual Meeting. If you plan to vote at the Annual Meeting, you will be given the opportunity to do so. Please note that if your shares are held of record by a broker, bank or other nominee and you decide to attend and vote at the Annual Meeting, your vote at the Annual Meeting will not be effective unless you present a legal proxy issued in your name from your broker, bank or other nominee.

What is the deadline for voting my shares if I do not attend the Annual Meeting?

If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern time on May 18, 2022 in order for your shares to be voted at the Annual Meeting. If you are a stockholder of record and you received a printed set of proxy materials, you also have the option of completing, signing, dating and returning the proxy card enclosed with the proxy materials before the Annual Meeting in order for your shares to be voted at the meeting. If you are a beneficial owner of shares of our common stock, please comply with the deadlines included in the voting instructions provided by the bank, broker or other nominee that holds your shares.

98	PROXY STATEMENT	KILROY REALTY

Can I revoke or change my vote after I submit my proxy or voting instructions?

A stockholder of record may revoke a previously submitted proxy at any time before it is exercised by (i) delivering a later dated proxy card or by submitting another proxy by telephone or the Internet (your latest telephone or Internet voting instructions will be followed); (ii) delivering to the Secretary of the Company a written notice of revocation prior to the voting of the proxy at the Annual Meeting; or (iii) by voting at the Annual Meeting. Simply attending the Annual Meeting will not revoke your proxy. If your shares are held in “street name,” you must contact your broker, bank or other nominee to find out how to change or revoke your voting instructions. Any change to your proxy that is provided by telephone or the Internet must be submitted by 11:59 p.m. Eastern time on May 18, 2022.

How will my shares be voted on the proposals at the Annual Meeting?

The shares of common stock represented by all properly submitted proxies will be voted at the Annual Meeting as instructed or, if no instruction is given, will be voted “FOR” each of the director nominees named in Proposal No. 1, “FOR” Proposal No. 2, and “FOR” Proposal No. 3.

If you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the street name holder. Proposal No. 3 (the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2022) is considered routine under applicable rules of the NYSE, while each of the other proposals to be submitted for a vote of stockholders at the Annual Meeting is considered non-routine. Accordingly, if you hold your shares of common stock in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote on Proposal No. 3 at the Annual Meeting, but will not be permitted to vote your shares on any of the other proposals at the Annual Meeting. If your broker exercises this discretion, your shares will be counted as present for determining the presence of a quorum at the Annual Meeting and will be voted on Proposal No. 3 in the manner directed by your broker, but your shares will constitute “broker non-votes” on each of the other items at the Annual Meeting.

How will voting on any other business be conducted?

As to any other business that may properly come before the Annual Meeting, all properly submitted proxies will be voted by the proxyholders named in the proxy card, in their discretion. We do not presently know of any other business that may come before the Annual Meeting.

What constitutes a quorum?

A majority of the shares of common stock issued and outstanding on the Record Date must be represented at the Annual Meeting in person or by proxy to constitute a quorum for the transaction of business at the Annual Meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.

What vote is required to approve each proposal?

Proposal No. 1 — Election of Directors. Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast “FOR” the nominee must exceed the number of votes cast “AGAINST” the nominee). This majority voting standard is discussed further under “Proposal 1 — Election of Directors — Vote Required.”

KILROY REALTY	PROXY STATEMENT	99

Proposal No. 2 — Advisory Approval of Compensation of our NEOs. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the Say-on-Pay vote. The Say-on-Pay vote is advisory only, and therefore not binding on the Company, the Compensation Committee or our Board. Although non-binding, our Board values the opinions that our stockholders express with their votes and the votes will provide information to the Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation in the future.

Proposal No. 3 — Ratification of the Appointment of Deloitte as our Independent Auditor. The affirmative vote of a majority of votes cast at the Annual Meeting will be required for the approval of the ratification of the appointment of Deloitte as our independent auditor for the fiscal year ending December 31, 2022.

Note on “Abstentions” and “Broker Non-Votes.” For purposes of determining the number of votes cast, only shares voted “FOR” or “AGAINST” are counted. Abstentions and broker non-votes are not treated as votes cast, although they are counted for purposes of determining whether a quorum is present at the Annual Meeting.

100	PROXY STATEMENT	KILROY REALTY

GENERAL INFORMATION

PROXY SOLICITATION EXPENSES

The cost of soliciting proxies will be borne by the Company. These costs will include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of the Company’s common stock. Proxies may be solicited by directors, officers and employees of the Company in person or by mail, telephone, email or facsimile transmission, but such persons will not be specifically compensated therefor. The Company may use the services of Innisfree M&A Incorporated, a third-party solicitor, to solicit proxies for the Annual Meeting for a fee that we do not expect to exceed $15,000 plus a reasonable amount to cover expenses.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information electronically filed by the Company with the SEC are available without charge on the SEC’s website at http://www.sec.gov. These materials are also available free of charge in the Investors section of the Company’s website at http://www.kilroyrealty.com as soon as reasonably practicable after they are filed or furnished with the SEC.

The Company will provide without charge to each person solicited hereby, upon the written or oral request of any such persons, copies of the Company’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2021, including financial statements and financial statement schedules. Requests for such copies should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

A copy of the Company’s Bylaws referenced in this Proxy Statement may be obtained without charge by request to the Company’s Secretary at the Company’s principal executive offices. Requests should be addressed to: Kilroy Realty Corporation, 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary; telephone (310) 481-8400.

You may also access additional information about the Company at our Internet address, http://www.kilroyrealty.com. References to our website throughout this Proxy Statement are provided for convenience only and the content on our website does not constitute a part of this Proxy Statement.

KILROY REALTY	PROXY STATEMENT	101

OTHER MATTERS

We do not know of any other matter that will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting or any adjournment(s) or postponement(s) thereof, which may properly be acted upon, the proxies solicited hereby will be voted at the discretion of the named proxy holders.

As permitted by the Exchange Act, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064, Attn: Secretary or by telephone at (310) 481-8400.

You may vote on the Internet, or if you are receiving a paper copy of this Proxy Statement, by telephone (if available), or by completing and mailing a proxy card or voting instruction form in the preaddressed, postage paid envelope provided to you. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the meeting.

WE URGE YOU TO SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE WHETHER OR NOT YOU EXPECT TO ATTEND AND VOTE AT THE ANNUAL MEETING. IF YOU ATTEND AND VOTE AT THE ANNUAL MEETING, YOUR PROXY WILL NOT BE USED.

April 8, 2022

By Order of the Board of Directors,

Tyler Rose

President and Secretary

102	PROXY STATEMENT	KILROY REALTY

APPENDIX A – DEFINITIONS AND RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES

FUNDS FROM OPERATIONS (“FFO”), FFO PER SHARE, ADJUSTED FFO AND ADJUSTED FFO PER SHARE

FFO:

We calculate funds from operations available to common stockholders and common unitholders, or “FFO,” in accordance with the 2018 Restated White Paper on FFO approved by the Board of Governors of NAREIT. The White Paper defines FFO as net income or loss calculated in accordance with GAAP, excluding extraordinary items, as defined by GAAP, gains and losses from sales of depreciable real estate and impairment write-downs associated with depreciable real estate, plus real estate-related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships and joint ventures. Our calculation of FFO includes the amortization of deferred revenue related to tenant-funded tenant improvements and excludes the depreciation of the related tenant improvement assets. We also add back net income attributable to noncontrolling common units of the Operating Partnership because we report FFO attributable to common stockholders and common unitholders.

We believe that FFO is a useful supplemental measure of our operating performance. The exclusion from FFO of gains and losses from the sale of operating real estate assets allows investors and analysts to readily identify the operating results of the assets that form the core of our activity and assists in comparing those operating results between periods. Also, because FFO is generally recognized as the industry standard for reporting the operations of REITs, it facilitates comparisons of operating performance to other REITs. However, other REITs may use different methodologies to calculate FFO, and accordingly, our FFO may not be comparable to all other REITs.

Implicit in historical cost accounting for real estate assets in accordance with GAAP is the assumption that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies using historical cost accounting alone to be insufficient. Because FFO excludes depreciation and amortization of real estate assets, we believe that FFO along with the required GAAP presentations provides a more complete measurement of our performance relative to our competitors and a more appropriate basis on which to make decisions involving operating, financing and investing activities than the required GAAP presentations alone would provide.

However, FFO should not be viewed as an alternative measure of our operating performance because it does not reflect either depreciation and amortization costs or the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, which are significant economic costs and could materially impact our results from operations.

Adjusted FFO:

Adjusted FFO for 2021 was calculated as FFO, adjusted for severance costs, acquisition-related expenses, accelerated financing costs, political contributions and revenue not recognized due to tenant delays.

FFO Per Share:

FFO Per Share is calculated as FFO divided by the weighted average common shares/units and restricted stock units (“RSUs”) outstanding. FFO Per Share is used in this Proxy Statement as defined in this Appendix A, except when such term is capitalized (i.e., “FFO Per Share”) and used in the context of the performance-based RSUs (where the defined term on page 74 will apply).

Adjusted FFO Per Share:

Adjusted FFO Per Share is calculated as Adjusted FFO divided by the weighted average common shares/units and RSUs outstanding.

KILROY REALTY	PROXY STATEMENT	A-1

The following table presents our FFO, FFO Per Share, Adjusted FFO and Adjusted FFO Per Share for the years ended December 31, 2021 and 2020:

(unaudited, $ and shares in thousands, except per share amounts)
	Year Ended December 31,
	2021	2020
FUNDS FROM OPERATIONS:
Net Income Available to Common Stockholders	$628,144	$187,105
Adjustments:
Net income attributable to noncontrolling common units of	6,163	2,869
the Operating Partnership
Net income attributable to noncontrolling interests in	24,603	17,319
consolidated property partnerships
Depreciation and amortization of real estate assets	303,799	290,353
Gains on sales of depreciable real estate	(463,128)	(35,536)
Funds from Operations attributable to noncontrolling	(37,267)	(28,754)
interests in consolidated property partnerships
Funds From Operations(1)(2)	$462,314	$433,356
Weighted average common shares/units outstanding — diluted(4)	118,868	116,711
FFO per common share/unit — diluted(2)	$3.89	$3.71
Funds From Operations(1)(2)	462,314	433,356
Adjustments:
Severance costs(3)	702	20,525
Acquisition-related expenses	112	734
Sale of The Exchange on 16th	46,729	—
2021 Acquisitions	(20,679)	—
Accelerated financing and political contributions	13,230	29,175
Revenue not recognized due to tenant delays	865	836
Adjusted Funds From Operations(1)(2)	$503,273	$484,626
Weighted average common shares/units outstanding — diluted(4)	118,868	116,711
Adjusted FFO per common share/unit — diluted(2)	$4.23	$4.15

(1)   Reported amounts are attributable to common stockholders, common unit holders and restricted stock unitholders.

(2)   FFO includes amortization of deferred revenue related to tenant-funded tenant improvements of $16.5 million and $22.5 million for the year ended December 31, 2021 and 2020, respectively.

(3)   Unbudgeted compensation related to CBRE outsourcing fees and severance costs for the year ended December 31, 2021 and 2020, respectively.

(4)   Calculated based on weighted average shares outstanding including participating and non-participating share-based awards (i.e. non-vested stock and certain time-based RSUs), dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

A-2	PROXY STATEMENT	KILROY REALTY

NET OPERATING INCOME AND SAME STORE NET OPERATING INCOME (ON A GAAP AND CASH BASIS)

Net Operating Income:

We believe that Net Operating Income (“NOI”) is a useful supplemental measure of our operating performance. We define NOI after the adoption of the new lease accounting standard ASC 842 as follows: consolidated operating revenues (rental income and other property income) less consolidated property and related expenses (property expenses, real estate taxes, provision for bad debts and ground leases). We define NOI prior to the adoption of the new lease accounting standard ASC 842 as consolidated operating revenues (rental income, tenant reimbursements and other property income) less consolidated property and related expenses (property expenses, real estate taxes, provision for bad debts and ground leases). Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs.

Because NOI excludes general and administrative expenses, interest expense, depreciation and amortization, acquisition-related expenses, other non-property income and losses, and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, reflects the consolidated revenues and expenses directly associated with owning and operating commercial real estate and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective on operations not immediately apparent from net income. We use NOI to evaluate our operating performance on a portfolio basis since NOI allows us to evaluate the impact that factors such as occupancy levels, lease structure, rental rates and tenant base have on our results, margins and returns. In addition, we believe that NOI provides useful information to the investment community about our financial and operating performance when compared to other REITs since NOI is generally recognized as a standard measure of performance in the real estate industry.

However, NOI should not be viewed as an alternative measure of our financial performance since it does not reflect general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations.

Same Store NOI (on a GAAP and Cash Basis):

We believe that Same Store NOI is a useful supplemental measure of our operating performance. Same Store NOI represents the consolidated NOI for all of the properties that were owned and included in our stabilized portfolio for two comparable reporting periods. Because Same Store NOI excludes the change in NOI from developed, redeveloped, acquired and disposed of and held for sale properties, it highlights operating trends such as occupancy levels, rental rates and operating costs on properties. Same Store Cash NOI represents the consolidated GAAP NOI for all of the properties that were owned and included in our stabilized portfolio for two comparable reporting periods, adjusted for non-cash revenue and non-cash expenses in both periods. Other REITs may use different methodologies for calculating Same Store GAAP and Cash NOI, and accordingly, our Same Store GAAP and Cash NOI may not be comparable to other REITs.

However, Same Store NOI should not be viewed as an alternative measure of our financial performance since it does not reflect the operations of our entire portfolio, nor does it reflect the impact of general and administrative expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations.

KILROY REALTY	PROXY STATEMENT	A-3

The following table reconciles our net income available to common stockholders to NOI and Same Store NOI for the years ended December 31, 2021 and 2020:

(unaudited, $ in thousands)
	Year Ended December 31,
	2021	2020
Net Income Available to Common Stockholders	$628,144	$187,105
Net income attributable to noncontrolling common units of the Operating Partnership	6,163	2,869
Net income attributable to noncontrolling interests in consolidated property partnerships	24,603	17,319
Net Income	$658,910	$207,293
Adjustments:
General and administrative expenses	92,749	99,264
Leasing Costs	3,249	4,493
Depreciation and amortization	310,043	299,308
Interest income and other net investment gain	(3,916)	(3,424)
Interest expense	78,555	70,772
Loss on early extinguishment of debt	12,246	—
Gains on sales of depreciable operating properties	(463,128)	(35,536)
Net Operating Income, as defined	$688,708	$642,170
Non-Same Store GAAP Net Operating Income	(109,405)	(87,523)
Same Store GAAP Net Operating Income	$579,303	$554,647
GAAP to Cash Adjustments:
GAAP Operating Revenues Adjustment, net	(18,143)	(32,303)
GAAP Operating Expenses Adjustments, net	234	203
Same Store Cash Net Operating Income	$561,394	$522,547

A-4	PROXY STATEMENT	KILROY REALTY

FUNDS AVAILABLE FOR DISTRIBUTION (“FAD”) AND FAD PER SHARE

Funds Available for Distribution:

We believe that FAD is a useful supplemental measure of the Company’s liquidity. We compute FAD by adding to FFO the non-cash amortization of deferred financing costs, debt discounts and premiums and share-based compensation awards and amortization of above (below) market rents for acquisition properties and non-cash executive compensation expense, then subtracting recurring tenant improvements, leasing commissions and capital expenditures and eliminating the net effect of straight-line rents, amortization of deferred revenue related to tenant improvements, adjusting for other lease related adjustments, leasing costs and other items and after adjustment for amounts attributable to noncontrolling interests in consolidated property partnerships. FAD provides an additional perspective on our ability to fund cash needs and make distributions to stockholders by adjusting FFO for the impact of certain cash and non-cash items, as well as adjusting FFO for recurring capital expenditures and leasing costs. We also believe that FAD provides useful information to the investment community about our financial position as compared to other REITs since FAD is a liquidity measure used by other REITs. However, other REITs may use different methodologies for calculating FAD and, accordingly, the Company’s FAD may not be comparable to other REITs.

FAD Per Share:

FAD Per Share is calculated as FAD divided by the weighted average common shares/units outstanding. FAD Per Share is used in this Proxy Statement as defined in this Appendix A.

KILROY REALTY	PROXY STATEMENT	A-5

The following table presents our FAD and FAD Per Share for the years ended December 31, 2021 and 2020:

(unaudited, $ in thousands, except per share amounts)
	Year Ended December 31,
	2021	2020
Net Income Available to Common Stockholders	$628,144	$187,105
Adjustments
Net income attributable to noncontrolling common units of the Operating Partnership	6,163	2,869
Net income attributable to noncontrolling interests in consolidated property partnerships	24,603	17,319
Depreciation and amortization of real estate assets	303,799	290,353
Gains on sales of depreciable real estate	(463,128)	(35,536)
Funds from Operations attributable to noncontrolling interests in consolidated property	(37,267)	(28,754)
partnerships
Funds From Operations	$462,314	$433,356
Adjustments
Recurring tenant improvements, leasing commissions and capital expenditures	(89,987)	(90,440)
Amortization of deferred revenue related to tenant-funded tenant improvements(1)	(16,539)	(22,500)
Net effect of straight-line rents	(55,820)	(50,487)
Amortization of net below market rents(2)	(6,904)	(10,253)
Amortization of deferred financing costs and net debt discount/premium	3,162	2,958
Non-cash executive compensation expense(3)	35,315	31,749
Lease related adjustments, leasing costs and other(4)	20,228	15,241
Adjustments attributable to non-controlling interests in consolidated property	5,440	6,083
partnerships
Funds Available for Distribution	$357,209	$315,707
Weighted average common shares/units outstanding — diluted(5)	118,868	116,711
FAD per common share/unit — diluted(6)	$3.01	$2.71
Funds Available for Distribution	357,209	315,707
Adjustments:
Sale of The Exchange on 16th	40,763	—
Loss on Early Extinguishment of Debt	13,230	—
2021 Acquisitions	(19,716)	—
Adjusted Funds Available for Distribution	$391,486	$315,707
Weighted average common shares/units outstanding — diluted(5)	118,868	116,711
Adjusted FAD per common share/unit — diluted(6)	$3.29	$2.71

(1)	Represents revenue recognized during the period as a result of the amortization of deferred revenue recorded for tenant-funded tenant improvements.

(2)	Represents the non-cash adjustment related to the acquisition of buildings with above and/or below market rents.

(3)	Includes non-cash amortization of share-based compensation and accrued future executive retirement benefits.

A-6	PROXY STATEMENT	KILROY REALTY

(4)	Includes other cash and non-cash adjustments attributable to lease-related GAAP revenue recognition timing differences, leasing costs and other.

(5)

Calculated based on weighted average shares outstanding including participating and non-participating share-based awards (i.e. unvested stock and certain time-based RSUs), dilutive impact of stock options and contingently issuable shares and assuming the exchange of all common limited partnership units outstanding.

(6)	Reported amounts are attributable to common stockholders, common unitholders and restricted stock unitholders.

The following table presents a reconciliation of GAAP net cash provided by operating activities to FAD for the years ended December 31, 2021 and 2020:

(unaudited, $ in thousands)
	Year Ended December 31,
	2021	2020
GAAP Net Cash Provided by Operating Activities	$516,403	$455,590
Adjustments:
Recurring tenant improvements, leasing commissions and capital expenditures	(89,987)	(90,440)
Loss on early extinguishment of debt	(11,915)	—
Depreciation of non-real estate furniture, fixtures and equipment	(6,244)	(8,955)
Net changes in operating assets and liabilities(1)	(1,975)	(13,863)
Noncontrolling interests in consolidated property partnerships’ share of FFO and FAD	(31,827)	(22,671)
Cash adjustments related to investing and financing activities	(17,246)	(3,954)
Funds Available for Distribution	$357,209	$315,707

(1)

Primarily includes changes in the following assets and liabilities: marketable securities; current receivables; prepaid expenses and other assets; accounts payable, accrued expenses and other liabilities; and rents received in advance and tenant security deposits.

ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS

AND EBITDA, AS ADJUSTED

Adjusted Net Income Available to Common Stockholders:

Adjusted net income available to common stockholders is calculated by adjusting net income available to common stockholders to exclude gains on sales of depreciable operating properties, loss and additional interest on early extinguishment of debt, original issuance costs of redeemed preferred stock and accrued future executive retirement benefits.

EBITDA, as Adjusted:

We believe that consolidated earnings before interest expense, depreciation and amortization, gain/loss on early extinguishment of debt, gains and losses on depreciable real estate, net income attributable to noncontrolling interests, preferred dividends and distributions, original issuance costs of redeemed preferred stock and preferred units, severance costs, and impairment losses (“EBITDA, as adjusted”) is a useful supplemental measure of our operating performance. When considered with other GAAP measures and FFO, we believe EBITDA, as adjusted, gives the investment community a more complete understanding of our consolidated operating results, including the impact of general and administrative expenses and acquisition-related expenses, before the impact of investing and financing transactions and facilitates comparisons with competitors. We also believe it is appropriate to present EBITDA, as adjusted, as it is used in several of our financial covenants for both our secured and unsecured debt. However, EBITDA, as adjusted, should not be viewed as an alternative measure of our operating performance since it excludes financing costs as well as depreciation and amortization costs which are significant economic costs that could materially impact our results of operations and liquidity. Other REITs may use different methodologies for calculating EBITDA, as adjusted, and, accordingly, our EBITDA, as adjusted, may not be comparable to other REITs.

KILROY REALTY	PROXY STATEMENT	A-7

The following table presents a reconciliation of net income available to common stockholders to adjusted net income available to common stockholders to EBITDA, as adjusted, for the year ended December 31, 2021:

(unaudited, $ in thousands)
Year Ended December 31,
2021
Net Income Available to Common Stockholders	$628,144
Adjustments
Gains on sales of depreciable real estate	(463,128)
Adjusted Net Income Available to Common Stockholders	$165,016
Adjustments
Interest expense	78,555
Depreciation and amortization	310,043
Net income attributable to noncontrolling common units of the Operating Partnership	6,163
Net income attributable to noncontrolling interests in consolidated property partnerships	24,603
EBITDA, as Adjusted	$584,380
EBITDA, as Adjusted, attributable to noncontrolling interest in consolidated property partnerships	(35,836)
Company’s share of EBITDA, as Adjusted	$548,544

The following table presents a reconciliation of net income available to common stockholders to adjusted net income available to common stockholders to EBITDA, as adjusted, for the quarters ended December 31, 2021 and 2020 on an annualized basis:

(unaudited, $ in thousands)
	Annualized Quarter Ended December 31,
	2021	2020
Net Income Available to Common Stockholders	$190,584	$314,568
Adjustments
Gains on sales of depreciable real estate	(21,188)	(142,144)
Adjusted Net Income Available to Common Stockholders	$169,396	$172,424
Adjustments
Interest expense	74,904	83,904
Depreciation and amortization	349,236	291,960
Net income attributable to noncontrolling common units of the Operating Partnership	1,852	4,048
Net income attributable to noncontrolling interests in consolidated property partnerships	28,068	15,192
Loss on early extinguishment of debt	12,246	—
EBITDA, as Adjusted	$635,702	$567,528
EBITDA, as Adjusted, attributable to noncontrolling interest in consolidated property partnerships	(38,127)	(25,427)
Company’s share of EBITDA, as Adjusted	$597,575	$542,101

A-8	PROXY STATEMENT	KILROY REALTY

WHERE INNOVATION WORKS

KILROY REALTY CORPORATION 12200 WEST OLYMPIC BOULEVARD SUITE 200 LOS ANGELES, CA 90064 ATTN: LAUREN STADLER
VOTE BY INTERNET - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the Annual Meeting for shares held directly. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the Annual Meeting for shares held directly. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D69011-P67783	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KILROY REALTY CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	Election of Director Nominees	For	Against	Abstain

	1a. John Kilroy	☐	☐	☐

	1b. Edward F. Brennan, PhD	☐	☐	☐

	1c. Jolie Hunt	☐	☐	☐

	1d. Scott S. Ingraham	☐	☐	☐

	1e. Louisa G. Ritter	☐	☐	☐

	1f. Gary R. Stevenson	☐	☐	☐

	1g. Peter B. Stoneberg	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3.		For	Against	Abstain

2.	Approval, on an advisory basis, of the compensation of the Company’s named executive officers.	☐	☐	☐

3.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditor for the fiscal year ending December 31, 2022.	☐	☐	☐

NOTE: At their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,

administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting:

The Notice of Annual Meeting, Proxy Statement and 2021 Annual Report on Form 10-K are available at

www.proxyvote.com.

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D69012-P67783

KILROY REALTY CORPORATION

Annual Meeting of Stockholders

May 19, 2022, 8:30 AM CDT

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) of Kilroy Realty Corporation (the “Company”) acknowledges receipt of a copy of the proxy statement for the Company’s 2022 Annual Meeting of Stockholders and, revoking any proxy heretofore given, hereby appoint(s) John Kilroy and Tyler Rose, and each of them, with full power of substitution, as proxies for the undersigned and to vote all the shares of common stock of the Company held of record by the undersigned at the close of business on March 7, 2022, at the Annual Meeting of Stockholders to be held on May 19, 2022, 8:30 AM CDT, or any adjournments or postponements thereof, and otherwise to represent the undersigned at the meeting with discretionary authority as to any and all other business that may properly come before the meeting and with all powers possessed by the undersigned as if personally present at the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXCERCISE. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED “FOR” EACH OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

Continued and to be signed on reverse side